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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-158778

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2011

PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated June 24, 2009)

$300,000,000

      % Senior Notes due 2019

              The notes will bear interest at the rate of        % per year. The notes will mature on            , 2019. Interest on the notes is payable on                        and                         of each year, beginning on            , 2012.

              We may redeem some or all of the notes at any time on or after            , 2015 at the redemption prices set forth herein and prior to such date at a "make-whole" redemption price. We may also redeem up to 35% of the notes on or prior to            , 2014 with cash proceeds we receive from certain equity offerings. If we sell certain assets and do not reinvest the proceeds or repay senior indebtedness or if we experience specific kinds of changes of control, we must offer to repurchase the notes.

              The notes will be our senior unsecured obligations and will rank equal in right of payment with all of our other existing and future senior unsecured indebtedness that is not by its terms subordinated to the notes, including our 5.0% Convertible Senior Notes due 2028 issued for an aggregate principal amount of $172,500,000 and our 9 7/8% Senior Notes due 2016 issued for an aggregate principal amount of $250,000,000. The notes will be effectively subordinated to all our existing and future secured indebtedness, including debt incurred under our revolving credit facility, to the extent of the value of the assets securing that indebtedness. In addition, the notes will be structurally subordinated to all of the liabilities of any of our future subsidiaries that do not guarantee the notes.

              The obligations under the notes will be fully and unconditionally guaranteed by our subsidiaries that guarantee our indebtedness under our revolving credit facility. The guarantees will rank equal in right of payment with the existing and future senior unsecured indebtedness of the guarantors, including the guarantees of our 5.0% Convertible Senior Notes due 2028 and our 9 7/8% Senior Notes due 2016.

              The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

              Investing in the notes involves risks. See "Risk Factors" beginning on page S-10 of this prospectus supplement and page 3 of the accompanying prospectus.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds, Before Expenses, to Bill Barrett Corporation(1)
Per Note	%	%	%
Total	$	$	$

(1)
Plus accrued interest, if any, from                        , 2011.

              Delivery of the notes, in book-entry form, will be made on or about                        , 2011.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Deutsche Bank Securities	Wells Fargo Securities

Co-Managers

BMO Capital Markets	BNP PARIBAS	BBVA	Credit Suisse
Lloyds Securities	Mitsubishi UFJ Securities	US Bancorp	Comerica Securities
Scotia Capital	SunTrust Robinson Humphrey	Barclays Capital	BOSC, Inc.
	Goldman, Sachs & Co.	Howard Weil Incorporated

                        , 2011

              You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

              We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

              You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front of those documents or earlier dates specified herein or therein. Our business, financial condition, results of operations, and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

              This prospectus supplement and the accompanying prospectus are part of a universal shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the Commission or the SEC. Under the shelf registration process, we may sell any combination of common stock, debt securities or other securities described therein, in one or more offerings from time to time. In the accompanying prospectus, we provide you a general description of the securities we may offer from time to time under our shelf registration statement. This prospectus supplement describes the specific details regarding this offering, including the price, the aggregate principal amount of debt being offered and the risks of investing in our debt securities. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, the notes being offered and other information you should know before investing. The statements in this prospectus supplement and the accompanying prospectus pertaining to the content of any contract, agreement or other document that is an exhibit to the shelf registration statement necessarily are summaries of the material provisions of those exhibits, and we qualify those statements in their entirety by reference to those exhibits. The shelf registration statement, exhibits and schedules are available at the SEC's public reference room and at www.sec.gov.

              Unless otherwise indicated or the context otherwise requires, in this prospectus supplement, all references to "Company," "we," "us" or "our" refer to Bill Barrett Corporation and its subsidiaries.

INCORPORATION BY REFERENCE

              We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 11 Wall Street, 5th Floor, New York, New York 10005.

              The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information furnished rather than filed):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2010;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011; and

  •
  our Current Reports on Form 8-K dated May 16, 2011 (as amended on September 19, 2011) and August 29, 2011.

              You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Bill Barrett Corporation
Attention: Corporate Secretary
1099 18th Street, Suite 2300
Denver, Colorado 80202
(303) 293-9100

S-ii

 FORWARD-LOOKING STATEMENTS

              This prospectus supplement includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and the Private Securities Litigation Reform Act of 1995 about us that are subject to risks and uncertainties. All statements other than statements of historical fact included in this document are forward-looking statements. Forward-looking statements may be found under "Summary," "Summary—Summary Selected Consolidated Historical Financial Information," "Summary—Summary Operating and Reserve Information," "Risk Factors," and elsewhere in this document as well as in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 and in other documents incorporated by reference in this prospectus supplement.

              These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

  •
  business and financial strategy;

  •
  natural gas and oil reserves;

  •
  realized natural gas and oil prices;

  •
  production;

  •
  ability to obtain and the cost of financing;

  •
  ability to receive drilling and other permits and governmental approvals;

  •
  changing regulatory environment, including initiatives related to hydraulic fracturing;

  •
  economic and competitive conditions;

  •
  exploration and development drilling prospects, inventories, projects and programs;

  •
  identified drilling locations;

  •
  derivative and hedging activities;

  •
  hedge counterparties' ability to fulfill their obligations;

  •
  lease operating expenses and costs related to the acquisition and development of oil and gas properties;

  •
  availability and costs of drilling rigs and field services;

  •
  cost and availability of third party facilities for gathering, processing, refining and transportation;

  •
  general and administrative costs, oilfield services costs and other expenses related to our business;

  •
  liabilities resulting from litigation concerning alleged damages related to environmental issues, pollution, contamination, personal injury, royalties, marketing, title to properties, validity of leases, or other matters that may not be covered by an effective indemnity or insurance;

  •
  ability to obtain industry partners for our prospects on favorable terms to reduce our capital risks and accelerate our exploration activities;

  •
  compliance with environmental regulations;

S-iii

  •
  technology;

  •
  future operating results; and

  •
  plans, objectives, expectations and intentions.

              All of these types of statements, other than statements of historical fact included in or incorporated into this prospectus, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "could," "should," "expect," "plan," "project," "intend," "anticipate," "believe," "estimate," "predict," "potential," "pursue," "target," "seek," "objective," or "continue," the negative of such terms or other comparable terminology.

              The forward-looking statements contained in this prospectus supplement are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this prospectus supplement are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the many factors including those listed in the "Risk Factors" section and elsewhere in this prospectus supplement as well as in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 and in other documents incorporated by reference in this prospectus supplement. All forward-looking statements speak only as of the date of this prospectus supplement. We do not intend to, and do not undertake any obligation to, publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

S-iv

SUMMARY

              This summary highlights information appearing in other sections of this prospectus supplement. It is not complete and may not contain all of the information you should consider before investing in the notes. You should read this entire prospectus supplement, the materials incorporated by reference into this prospectus supplement, and the base prospectus to understand fully the terms of the notes and other considerations that may be important to you in making your investment decision, including the information under the heading "Risk Factors."

Our Company

              Bill Barrett Corporation explores for and develops oil and natural gas in the Rocky Mountain region of the United States. We seek to build stockholder value through profitable growth in reserves and production, which will include investing in and developing key existing development programs. Through exploration and acquisition, we seek high quality growth prospects with potential for providing long-term drilling inventories that generate high returns. Substantially all of our revenues are generated through the sale of natural gas and oil production at market prices, revenues related to the sale of natural gas liquids, or NGLs, resulting from the processing of our natural gas by third parties, and the settlement of commodity hedges. As of December 31, 2010, our proved reserves were 1,118 Bcfe.

              We were formed in January 2002. Since inception, we substantially increased our activity level and the number of properties that we operate and our operating results reflect this growth. We began operations in March 2002 with the acquisition of properties in the Wind River Basin. From 2002 through 2009, we completed several acquisitions of properties in the Uinta, Piceance and Powder River Basins. On December 15, 2004, we completed our initial public offering in which we received net proceeds of $347.3 million after deducting underwriting fees and other offering costs. Consistent with our strategy of pursuing strategic and complementary acquisitions of developed and undeveloped properties in the Rocky Mountain region, we are continuously evaluating acquisition opportunities. On June 8, 2011, we acquired entities and oil properties in the Uinta Basin with a purchase price of approximately $119 million. On August 16, 2011, we acquired oil properties in the Denver-Julesburg Basin with a purchase price of approximately $150 million. Both acquisitions were financed through borrowings under our revolving credit facility, a portion of which we intend to repay with the proceeds of this offering.

              While there are currently no unannounced agreements for the acquisition of any material businesses or assets, future acquisitions could have a material impact on our financial condition and results of operations by increasing our proved reserves, production, and revenues as well as expenses and future capital expenditures. We are currently in negotiations to acquire additional interests and acreage in areas that complement our existing operations. Through these and other potential future acquisitions, we anticipate the total additional expenditures could be in the range of $75 million to $125 million in 2011 above our current base capital budget for 2011 of $685 million to $705 million. Our base capital budget excludes the acquisition costs for our previously completed acquisitions in the Uinta Basin and Denver-Julesburg Basin. There can be no assurance that we will be successful in completing these or any future acquisitions. We currently anticipate that we would finance future acquisitions, if any, with borrowings under our revolving credit facility and/or debt, equity or equity-linked securities.

Business Strategy

              Our strategy is to profitably grow our reserves and production through repeatable development drilling in low-risk resource plays with large drilling inventories as well as exploring for natural gas and oil, primarily in the Rocky Mountain region. The following are key components of that strategy:

  •
  Drive profitable reserve and production growth through development drilling.

  •
  Maintain high working interest and be a cost efficient producer.

  •
  Maintain financial flexibility and a conservative financial position.

  •
  Pursue high potential resource plays through exploration and disciplined acquisitions.

  •
  Focus our efforts on the significant Rocky Mountain oil and natural gas resource potential, where the Company believes it has a competitive advantage.

  •
  Operate with an emphasis on safety and environmental stewardship.

  •
  Maintain a workforce that is committed to pursuing our strategy with integrity.

Recent Developments

Purchase of Denver-Julesburg Basin Properties

              On July 8, 2011, we entered into a purchase and sale agreement to purchase oil properties in the Denver-Julesburg Basin with a purchase price of approximately $150 million and closed the acquisition on August 16, 2011. The acquisition was financed with borrowings under our revolving credit facility.

 THE OFFERING

              The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	Bill Barrett Corporation
Notes Offered	$300 million aggregate principal amount of % senior notes due 2019.
Issue Price	%
Maturity Date	, 2019.
Interest	Interest on the notes will accrue at a rate of % per annum, payable semi-annually in arrears on and of each year, commencing , 2012.
Guarantees

Initially all of our subsidiaries will be guarantors of the notes. The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior basis by each existing subsidiary and, subject to certain exceptions, by each future subsidiary that incurs or guarantees any indebtedness of at least $10 million in the aggregate.

Ranking	The notes and guarantees will constitute senior unsecured obligations. They will rank:
• equal in right of payment with all of our and our guarantors' existing and future senior unsecured indebtedness, including our existing senior notes and our existing convertible notes;
• senior in right of payment to all of our and our guarantors' future subordinated indebtedness;

•       effectively subordinated to our and the guarantors' existing and future secured indebtedness, including indebtedness under our existing revolving credit facility, to the extent of the value of the assets securing such indebtedness; and

• effectively junior to all of the indebtedness and other liabilities, including trade payables, of any future subsidiaries that do not guarantee the notes.

Assuming we had completed this offering and applied the net proceeds as described in this prospectus supplement, as of September 20, 2011, we would have had $722.5 million in principal amount of senior indebtedness outstanding (including the notes offered hereby and excluding a $26 million letter of credit), and we would have had approximately $638 million in additional borrowing capacity under our revolving credit facility, which, if borrowed, would be secured debt effectively senior to the notes to the extent of the value of the assets securing that indebtedness. With our oil and gas reserve growth, following the notes offering we intend to seek to increase commitments under our revolving credit facility and the borrowing base, and may seek to amend our revolving credit facility to increase the commitments above the current $1 billion face amount and to increase the term of the facility. Any increase in borrowings under our revolving credit facility would increase our secured indebtedness that would be senior to the notes offered hereby.

Optional Redemption

We may redeem the notes, in whole or in part, at any time on or after            , 2015 at the redemption prices described in the section "Description of the Notes—Optional Redemption," plus accrued and unpaid interest, if any.

We may also redeem the notes, in whole or in part, at a price equal to 100% of their principal amount plus the make-whole premium described in the section "Description of the Notes—Optional Redemption" plus accrued and unpaid interest, if any.

In addition, we may redeem up to 35% of the aggregate principal amount of the notes on or before            , 2014, with the net proceeds of certain equity offerings by us at a price equal to        % of their principal amount plus accrued and unpaid interest, if any; provided that (i) after giving effect to any such redemption, at least 65% of the notes would remain outstanding immediately after such redemption and (ii) we make such redemption not more than 180 days after the consummation of any such equity offering.

Mandatory Offers to Repurchase

If a specified change of control occurs, subject to certain conditions, we must make an offer to purchase the notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase. See "Description of the Notes—Change of Control."

Certain asset dispositions will be triggering events that may require us to use the net proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if those proceeds are not otherwise used within 360 days to repay indebtedness or to invest in replacement assets or assets related to our business, capital stock of a restricted subsidiary or other specified investments. Notes will be repurchased pro rata if the net proceeds from those asset dispositions are not sufficient to purchase all the notes. See "Description of the Notes—Certain Covenants—Limitation on Asset Sales."

Certain Covenants	The indenture governing the notes, among other things, limits the ability of us and our restricted subsidiaries to:
• incur additional indebtedness and issue preferred stock;
• pay dividends or make other distributions;
• make other restricted payments and investments;
• create liens;
• incur restrictions on the ability of restricted subsidiaries to pay dividends or make other payments;
• sell assets, including capital stock of restricted subsidiaries;
• merge or consolidate with other entities; and
• enter into transactions with affiliates.

These covenants are subject to a number of important qualifications and limitations. See "Description of the Notes—Certain Covenants." In addition, if and for as long as the notes have an investment grade rating from Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc., we will not be subject to certain of the covenants listed above. See "Description of the Notes—Certain Covenants—Covenant Suspension."

Use of Proceeds

We will use the proceeds of this offering to repay borrowings under our revolving credit facility. Affiliates of certain of the underwriters are lenders and agents under our existing revolving credit facility and as such are entitled to be repaid with the proceeds used to repay such credit facility.

Conflicts of Interest

We intend to use at least 5% of the net proceeds of this offering to repay indebtedness owed by us to certain affiliates of the underwriters who are lenders under our revolving credit facility. See "Use of Proceeds." Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority. This rule provides that if at least 5% of the net proceeds from the sale of debt securities, not including underwriting compensation, are used to reduce or retire the balance of a loan or credit facility extended by the underwriters or their affiliates, a "qualified independent underwriter" meeting certain standards must participate in the preparation of this prospectus supplement and exercise the usual standards of due diligence with respect thereto. Howard Weil Incorporated is assuming the responsibilities of acting as the qualified independent underwriter in connection with this offering.

Settlement

We expect that delivery of the notes will be made against payment therefor on or about            , 2011, which will be the fifth business day following the date of pricing of the notes (this settlement cycle being referred to as "T+5"). Under Rule 15c6-1 under the Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Risk Factors	You should carefully consider the information set forth under "Risk Factors" before deciding to invest in the notes.

S-6

SUMMARY SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

              The following table presents a summary of our selected consolidated historical financial information at the dates and for the periods indicated. Future results may differ substantially from historical results because of changes in oil and gas prices, production increases or declines and other factors. The financial information for each of the three years ended December 31, 2008, 2009 and 2010 was derived from our audited financial statements.

              The consolidated income statement information for the six months ended June 30, 2010 and 2011 and the balance sheet information as of June 30, 2011 and 2010 are unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results for such periods. The results of operations for interim periods are not necessarily indicative of the results of operations for the full fiscal year. You should review the following information together with our historical financial statements and accompanying notes included in our Form 10-K for the year ended December 31, 2010, as well as our Form 10-Q for the quarter ended June 30, 2011, each of which is incorporated by reference into this prospectus supplement.

	Year Ended December 31,			Six Months Ended June 30,
	2008	2009	2010	2010	2011
	(in thousands, except per share data)
Statement of Operations
Operating and Other Revenues Data:
Oil and gas production revenues(1)	$605,881	$647,839	$708,452	$349,949	$366,525
Commodity derivative gain (loss)	7,920	(54,567)	(10,579)	2,012	(14,019)
Other revenues	4,110	4,891	591	2,474	3,259

Total operating and other revenues	617,911	598,163	698,464	354,435	355,765
Operating expenses:
Lease operating expense	44,318	46,492	52,040	26,022	27,374
Gathering, transportation and processing expense	39,342	56,608	69,089	34,457	40,674
Production tax expense	44,410	13,197	32,738	17,331	18,347
Exploration expense	8,139	3,227	9,121	955	2,048
Impairment, dry hole costs and abandonment expense	32,065	52,285	44,664	3,867	1,376
Depreciation, depletion and amortization	206,316	253,573	260,665	122,434	134,241
General and administrative expense(2)	40,454	37,940	40,884	20,003	23,806
Non-cash stock-based compensation expense(2)	16,752	16,458	16,908	7,741	8,647

Total operating expenses	431,796	479,780	526,109	232,810	256,513

Operating income	186,115	118,383	172,355	121,625	99,252
Other income and expense:
Interest and other income	2,036	438	402	125	165
Interest expense	(19,717)	(30,647)	(44,302)	(21,322)	(24,363)

Total other income and expense	(17,681)	(30,209)	(43,900)	(21,197)	(24,198)

Income before income taxes	168,434	88,174	128,455	100,428	75,054
Provision for income taxes	63,175	37,956	47,953	37,253	27,203

Net income	$105,259	$50,218	$80,502	$63,175	$47,851

Income per common share:
Basic	$2.37	$1.12	$1.78	$1.40	$1.03
Diluted	$2.34	$1.12	$1.75	$1.39	$1.02
Weighted average number of common shares outstanding, basic	44,432.4	44,723.1	45,217.6	44,995.5	46,255.1
Weighted average number of common shares outstanding, diluted	45,036.5	45,036.0	45,877.4	45,456.4	46,929.0

	Year Ended December 31,			Six Months Ended June 30,
	2008	2009	2010	2010	2011
	(in thousands, except per share data)
Balance Sheet Data: (end of period)
Cash and cash equivalents	$43,063	$54,405	$58,960	$50,241	$39,856
Total property and equipment, net	1,561,819	1,659,260	1,811,819	1,753,110	2,087,601
Total assets	1,994,493	1,866,123	2,038,500	2,001,469	2,283,456
Long-term debt	407,411	402,250	404,399	400,682	553,167
Stockholders' equity	1,099,233	1,028,555	1,140,962	1,120,607	1,190,311
Cash Flow Data:
Cash provided by (used in):
Operating activities	$402,947	$480,744	$447,188	$211,967	$211,239
Investing activities	(570,792)	(450,634)	(446,317)	(198,552)	(384,714)
Financing activities	150,623	(18,768)	3,414	(17,579)	154,641
Other Financial Data:
EBITDAX(3)	$441,762	$487,497	$489,392	$241,161	$245,278
Ratio of long-term debt to EBITDAX(3)	0.9X	0.8X	0.8X	0.8X	1.1X
Ratio of EBITDAX(3) to interest expense	22.4X	15.9X	11.0X	11.3X	10.1X
Capital expenditures(4)	601,115	406,420	473,268	225,551	408,009
Ratio of earnings to fixed charges	8.6x	3.4x	3.5x	5.1x	3.9x

(1)
Oil and gas production revenues include the effects of realized cash flow hedging transactions.

(2)
Non-cash stock-based compensation expense is presented herein as a separate line item but is combined with general and administrative expense for a total of $57.2 million, $54.4 million and $57.8 million in 2008, 2009 and 2010, respectively, and $27.7 million and $32.5 million for the six months ended June 30, 2010 and 2011, respectively. This separate presentation is a non-GAAP measure. Management believes the separate presentation of the non-cash component of general administrative expense is useful because the cash portion provides a better understanding of our required cash for general and administrative expenses. We also believe that this disclosure allows for a more accurate comparison to our peers, who may have higher or lower costs associated with equity grants.

(3)
"EBITDAX" is a non-GAAP financial measure that we define as net income before interest, taxes, impairments, depletion, depreciation, amortization, exploration expense, dry hole costs, abandonment expenses, gains or losses on sales of properties, unrealized derivative gains or losses, and non-cash stock based compensation and other similar non-cash charges. "EBITDAX," as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDAX should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, or other income or cash flow statement data prepared in accordance with GAAP. However, our management believes EBITDAX is useful to an investor in evaluating our operating performance because this measure:

•
is widely used by investors in the oil and gas industry to measure a company's operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•
helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and

•
is used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting and, with certain adjustments, by our lenders pursuant to a covenant under our senior secured revolving credit facility.

There are significant limitations to using EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies and the different methods of calculating EBITDAX reported by different companies. The following table reconciles our net income, the most directly comparable GAAP financial measure, to EBITDAX:

	Year Ended December 31,			Six Months Ended June 30,
	2008	2009	2010	2010	2011
Net Income	$105,259	$50,218	$80,502	$63,175	$47,851
Interest expense	19,717	30,647	44,302	21,322	24,363
Interest and other income	(2,036)	(438)	(402)	(125)	(165)
Provision for income taxes	63,175	37,956	47,953	37,253	27,203
Depletion, depreciation and amortization	206,316	253,573	260,665	122,434	134,241
Exploration expense	8,139	3,227	9,121	955	2,048
Impairment, dry hole costs and abandonment expense	32,065	52,285	44,664	3,867	1,376
Unrealized derivative loss (gain)	(7,858)	43,665	(15,587)	(14,998)	25
Stock based compensation and other non-cash items	16,985	16,364	18,174	7,278	8,336

EBITDAX	$441,762	$487,497	$489,392	$241,161	$245,278

(4)
Excludes future reclamation liability accruals of $8.2 million, negative $1.2 million and $1.3 million in 2008, 2009 and 2010, respectively, and negative $0.3 million and $3.2 million for six months ended June 30, 2010 and 2011, respectively, and includes exploration, dry hole and abandonment costs, which are expensed under successful efforts accounting, of $14.9 million, $35.9 million and $38.2 million in 2008, 2009 and 2010, respectively, and $4.8 million and $3.4 million for the six months ended June 30, 2010 and 2011, respectively. Also includes furniture, fixtures and equipment costs of $4.9 million in 2008, $2.1 million in 2009 and $2.1 million in 2010 and $1.3 million and $2.9 million for the six months ended June 30, 2010 and 2011, respectively.

 SUMMARY OPERATING AND RESERVE INFORMATION

              The following table sets forth information regarding net production of oil, natural gas and natural gas liquids and certain price and cost information for each of the periods indicated:

	Year Ended December 31,			Six Months Ended June 30,
	2008	2009	2010	2010	2011
Production Data:
Natural gas (MMcf)(1)	73,623	85,485	89,964	43,965	45,941
Oil (MBbls)	661	710	1,089	473	628
Combined volumes (MMcfe)	77,589	89,745	96,498	46,803	49,709
Daily combined volumes (MMcfe/d)	212	246	264	259	275
Average Prices (excluding hedge effects):
Natural gas (per Mcf)	$7.05	$3.86	$5.26	$5.62	$5.77
Oil (per Bbl)	83.27	49.56	67.93	67.65	85.52
Combined (per Mcfe)	7.40	4.07	5.67	5.96	6.41
Average Prices (including realized hedge effects):
Natural gas (per Mcf)	$7.61	$6.96	$6.74	$6.91	$6.57
Oil (per Bbl)	69.55	59.03	69.91	70.12	80.53
Combined (per Mcfe)	7.81	7.10	7.07	7.20	7.09
Average Costs (per Mcfe):
Lease operating expense	$0.57	$0.52	$0.54	$0.56	$0.55
Gathering and transportation expense	0.51	0.63	0.72	0.74	0.82
Production tax expense	0.57	0.15	0.34	0.37	0.37
Depreciation, depletion and amortization	2.66	2.83	2.70	2.62	2.70
General and administrative(2)	0.52	0.42	0.42	0.43	0.48

(1)
Amounts related to production of natural gas liquids is included in natural gas revenues and production.

(2)
Excludes non-cash stock-based compensation expense. This presentation is a non-GAAP measure. Average costs per Mcfe for general and administrative expense, including non-cash stock-based compensation expense were $0.74, $0.61 and $0.60 in 2008, 2009 and 2010, respectively, and $0.59 and $0.65 for the six months ended June 30, 2010 and 2011, respectively.

RISK FACTORS

              An investment in the notes involves risks. You should consider carefully the risk factors included below as well as risk factors with respect to the oil and natural gas industry and our business discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, when evaluating an investment in the notes.

Risks Relating to the Notes

               We may not be able to generate enough cash flow to meet our debt obligations, including our obligations and commitments under the notes, our existing senior notes, our existing convertible senior notes and our revolving credit facility.

              We expect our earnings and cash flow to vary significantly from year to year due to the cyclical nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. In addition, our future cash flow may be insufficient to meet our debt obligations and commitments, including the notes, our existing senior notes, our existing senior convertible notes and our revolving credit facility. Any insufficiency could negatively impact our business. A range of economic, competitive, business, and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to repay our debt, including the notes. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy or competitive initiatives of our competitors, are beyond our control.

              As of September 20, 2011 on a pro forma basis after giving effect to the application of the net proceeds from the sale of the notes as set forth under "Use of Proceeds," the total outstanding principal amount of senior indebtedness would have been $722.5 million (including the notes offered hereby and excluding a $26 million letter of credit), and we would have had approximately $638 million in additional borrowing capacity under our revolving credit facility, which, if borrowed, would be secured debt effectively senior to the notes to the extent of the value of the collateral securing that indebtedness. The revolving credit facility has $700 million in commitments. The borrowing base is dependent on our proved reserves and was, as of September 20, 2011, $800 million based on our December 31, 2010 proved reserves and hedge position. Upon completion of this offering, the borrowing base (but not our borrowing capacity) will be reduced by $75 million, which is equal to 25% of the principal amount of the notes. Our borrowing capacity is reduced by a $26 million letter of credit. As of September 20, 2011, the outstanding principal balance under our revolving credit facility was $330 million.

              If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

  •
  refinancing or restructuring our debt;

  •
  selling assets;

  •
  reducing or delaying capital investments; or

  •
  seeking to raise additional capital.

              However, any alternative financing plans that we undertake, if necessary, may not allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

              Our debt could have important consequences to you. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our ability to fund future capital expenditures and working capital, to engage in future acquisitions or development activities, or to otherwise realize the value of our assets and opportunities fully because of the need to dedicate a substantial portion of our cash flow from operations to payments of interest and principal on our debt or to comply with any restrictive terms of our debt;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  impair our ability to obtain additional financing in the future; and

  •
  place us at a competitive disadvantage compared to our competitors that have less debt.

              In addition, if we fail to comply with the covenants or other terms of any agreements governing our debt, our lenders and holders of our existing convertible notes and our existing senior notes may have the right to accelerate the maturity of that debt and foreclose upon the collateral, if any, securing that debt. Realization of any of these factors could adversely affect our financial condition.

               In the event of a default, we may have insufficient funds to make any payments due on the notes.

              A default under the indenture pursuant to which the notes are issued could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness.

               The notes and the guarantees will be unsecured and effectively subordinated to the rights of our secured indebtedness.

              The notes and the guarantees will be general unsecured senior obligations ranking effectively junior to all our existing and future secured debt and that of any subsidiary guarantor, including obligations under our revolving credit facility, to the extent of the value of the assets securing the debt. The notes will be effectively subordinate to any indebtedness and other liabilities of any future non-guarantor subsidiaries.

              If we are declared bankrupt, become insolvent or are liquidated or reorganized, any secured debt of ours will be entitled to be paid in full from our assets or the assets of the guarantor, if any, securing that debt before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably in our remaining assets with all holders of our unsecured indebtedness that does not rank junior to the notes, including all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

              As of June 30, 2011, we had $145 million in secured debt under our revolving credit facility. As of June 30, 2011, after giving pro forma effect to the application of the net proceeds from this offering, we would have had no secured debt (other than a $26 million letter of credit) and $674 million of availability under our revolving credit facility. We are permitted, subject to certain limitations, to incur additional indebtedness under the indenture relating to the notes, which may be secured. As of September 20, 2011, the outstanding principal balance under our revolving credit facility was $330 million. As of September 20, 2011, after giving pro forma effect to the application of the net proceeds from this offering, we would have had $36 million of secured debt outstanding under our revolving credit facility (excluding a $26 million letter of credit), and $638 million of availability under our revolving credit facility.

               We may be able to incur substantially more debt. This could increase the risks associated with the notes.

              We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes, subject to certain limitations, do not prohibit us or our subsidiaries from doing so. If new debt is added to our current debt levels, the related risks that we and our subsidiaries face could intensify. As of September 20, 2011, on a pro forma basis after giving effect to this offering and the application of the net proceeds from the sale of the notes as set forth under "Use of Proceeds," we would have had total senior debt of $722.5 million (excluding a $26 million letter of credit). Our level of indebtedness may prevent us from engaging in certain transactions that might otherwise be beneficial to us by limiting our ability to obtain additional financing, limiting our flexibility in operating our business or otherwise. In addition, we could be at a competitive disadvantage against other less leveraged competitors that have more cash flow to devote to their business. Any of these factors could result in a material adverse effect on our business, financial condition, results of operations, business prospects and ability to satisfy our obligations under the notes.

               We may not be able to repurchase the notes upon a change of control.

              Upon the occurrence of certain change of control events, we are required to offer to repurchase all or any part of the notes then outstanding for cash at 101% of the principal amount. Such a change of control event may also constitute a default under our revolving credit facility or require us to repurchase all or a portion of our existing convertible notes or our existing senior notes. A default, if not waived, could result in acceleration of the debt outstanding under the credit facility and in a default with respect to, and acceleration of, the debt outstanding under other debt agreements. The source of funds for any repurchase or repayment of your notes or other debt required as a result of any change of control will be our available cash or cash generated from our operations or other sources, including:

  •
  borrowing under our revolving credit facility or other sources;

  •
  sales of assets; or

  •
  sales of equity.

              We cannot assure you that sufficient funds would be available at the time of any change of control to repurchase your notes, in addition to payment or repurchase of any other indebtedness then due and payable. Moreover, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future, which could negatively impact our ability to conduct our business operations.

               Restrictions in our existing and future debt agreements could limit our growth and our ability to respond to changing conditions.

              Our revolving credit facility contains a number of significant covenants in addition to covenants restricting the incurrence of additional debt. Our revolving credit facility requires us, among other things, to maintain certain financial ratios or reduce our debt. These restrictions also limit our ability to obtain future financings to withstand a future downturn in our business or the economy in general, or to otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under the indenture governing the notes and our revolving credit facility impose on us.

              Our revolving credit facility limits the amounts we can borrow up to a borrowing base amount, which the lenders, in their sole discretion, determine based upon projected revenues from the oil and natural gas properties securing our loan. The lenders can unilaterally adjust the borrowing base and the borrowings permitted to be outstanding under the revolving credit facility. Any increase in the borrowing base requires the consent of the lenders holding 98% of the commitments. If the required lenders do not agree on an increase, then the borrowing base will be the lowest borrowing base acceptable to the required number of lenders. Outstanding borrowings in excess of the borrowing base must be repaid immediately, or we must pledge other oil and natural gas properties as additional collateral. We do not currently have any substantial unpledged properties, and we may not have the financial resources in the future to make mandatory principal prepayments required under the credit facility.

              A breach of any covenant in our revolving credit facility or the agreements and indentures governing our other indebtedness would result in a default under that agreement or indenture after any applicable grace periods. A default, if not waived, could result in acceleration of the debt outstanding under the agreement and in a default with respect to, and an acceleration of, the debt outstanding under other debt agreements. The accelerated debt would become immediately due and payable. If that occurs, we may not be able to make all of the required payments or borrow sufficient funds to refinance such debt. Even if new financing were available at that time, it may not be on terms that are acceptable to us. See "Description of Other Indebtedness" and "Description of the Notes—Events of Default."

               A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

              Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, our subsidiary guarantees can be voided, or claims under the subsidiary guarantees may be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

              Our subsidiary guarantees may also be voided, without regard to the above factors, if a court found that the subsidiary guarantor entered into the guarantee with the intent to hinder, delay or defraud its creditors.

              A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a subsidiary guarantee, you would no longer have a claim against the subsidiary guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining subsidiary guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

              The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

  •
  the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

              The indenture contains a provision intended to limit each subsidiary guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. Such provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

               We face risks related to rating agency downgrades.

              If one or more rating agencies rate the notes and such ratings agency either assigns the notes a rating lower than the rating expected by the investors, or reduces its rating in the future, the market price of the notes would be adversely affected. In addition, if any of our other outstanding debt is rated and subsequently downgraded, raising capital will become more difficult, borrowing costs under our credit facilities and other future borrowings may increase and the market price of the notes may decrease.

               The notes currently have no established trading or other public market.

              The notes are a new issue of securities for which there is no established trading market. We cannot assure you that an active trading market will develop for the notes. Historically, the market for senior notes has been subject to disruptions that cause substantial volatility in the prices of securities that are similar to the notes. The market, if any, for the notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our operating performance and financial condition, as well as other factors.

Risks Relating to Tax

               We may incur more taxes and certain of our projects may become uneconomic if certain federal income tax deductions currently available with respect to natural gas and oil exploration and development are eliminated as a result of future legislation.

              President Obama has proposed eliminating certain key U.S. federal income tax deductions and credits currently available to natural gas and oil exploration and production companies. These changes included, but were not limited to (i) the repeal of the percentage depletion allowance for natural gas and oil properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain U.S. production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether any of the foregoing changes will actually be enacted or how soon any such changes could become effective. The passage of any legislation changing U.S. federal income tax law could eliminate certain tax deductions that are currently available with respect to natural gas and oil exploration and development. Any such change could negatively impact our financial condition and results of operations by increasing the costs we incur which would in turn make it uneconomic to drill some prospects if commodity prices are not sufficiently high, resulting in lower revenues and decreases in production and reserves.

USE OF PROCEEDS

              We estimate that the net proceeds we will receive from this offering will be approximately $294 million, after deducting the underwriting discount and estimated offering expenses. We intend to use the net proceeds from this offering to repay borrowings under our revolving credit facility. Certain of the underwriters and their affiliates are lenders to us under our credit facility and as such are entitled to be repaid with the proceeds used to repay our revolving credit facility. See "Underwriting (Conflicts of Interest)."

              As of September 20, 2011, the outstanding balance under our revolving credit facility was $330 million, which included borrowings for general corporate purposes, including acquisitions. Our borrowings under our revolving credit facility bear interest at floating rates and the average annual interest rate for the twelve months ended June 30, 2011 was 2.2%. Our revolving credit facility matures April 1, 2014.

 CAPITALIZATION

              The following unaudited table sets forth our capitalization as of June 30, 2011:

  •
  on a consolidated historical basis; and

  •
  on a pro forma basis to reflect (i) the completion of this offering and (ii) the application of the net proceeds from this offering as described under the heading "Use of Proceeds" in this prospectus supplement.

              You should read our historical financial statements and notes that are incorporated by reference into this prospectus supplement.

	June 30, 2011
	Historical	Pro Forma
	(in thousands)
Cash and cash equivalents	$39,856	$188,754

Long-term debt
Senior secured revolving credit facility(1)	$145,000	$0
New senior notes offered hereby(2)	—	300,000
9 7/8% senior notes due 2016(3)	240,463	240,463
5.0% convertible senior notes due 2028(4)	167,704	167,704

Total long-term debt	553,167	708,167
Stockholders' equity	1,190,311	1,190,311

Total capitalization	$1,743,478	$1,898,478

(1)
As of September 20, 2011, the balance on our senior secured revolving credit facility was $330 million. We intend to use the proceeds of the notes offered hereby to repay borrowings under our revolving credit facility.

(2)
Assumes the notes offered hereby are issued at par.

(3)
The aggregate principal amount is $250 million.

(4)
The aggregate principal amount is $172.5 million.

 RATIO OF EARNINGS TO FIXED CHARGES

              The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Years Ended December 31,					Six Months ended June 30, 2011
	2006	2007	2008	2009	2010
	(in thousands)
Pre-tax income from continuing operations	$101,136	$43,998	$168,434	$88,174	$128,455	$75,054
Fixed charges	11,761	14,677	21,853	35,696	49,051	25,604
Amortization of capitalized interest	7	87	149	404	713	457
Interest capitalized	(968)	(1,622)	(1,666)	(4,576)	(4,247)	(985)

Total adjusted earnings available for payment of fixed charges	$111,936	$57,140	$188,770	$119,698	$173,972	$100,130

Fixed Charges
Interest expense	$9,783	$12,119	$18,128	$28,143	$39,420	$21,713
Interest capitalized	968	1,622	1,666	4,576	4,247	985
Amortization of debt-related expenses	556	482	1,590	2,504	4,882	2,651
Rental expense representative of interest factor	454	454	469	473	502	255

Total fixed charges	$11,761	$14,677	$21,853	$35,696	$49,051	$25,604

Ratio of earnings to fixed charges	9.5x	3.9x	8.6x	3.4x	3.5x	3.9x

 DESCRIPTION OF OTHER INDEBTEDNESS

              Our outstanding debt is summarized below (in thousands):

	June 30, 2011
	Maturity Date	Principal	Unamortized Discount	Carrying Amount
Senior secured revolving credit facility(1)	April 1, 2014	$145,000	$0	$145,000
9 7/8% senior notes due 2016(2)	July 15, 2016	250,000	(9,537)	240,463
5.0% convertible senior notes due 2028(3)	March 15, 2028(4)	172,500	(4,796)	167,704

(1)
As of September 20, 2011, we had $330 million outstanding under our revolving credit facility.

(2)
The aggregate estimated fair value of our 9 7/8% senior notes due 2016 was approximately $284.5 million as of June 30, 2011 based on reported market trades of these instruments.

(3)
The aggregate fair value of our 5.0% convertible senior notes due 2028 was approximately $177.9 million as of June 30, 2011. Because there is no active, public market for the convertible notes, the fair value was based on market-based parameters of the various components of the convertible notes and over-the-counter trades.

(4)
We currently expect that the holders will put the convertible notes to us in March 2012. We also have the option to call the convertible notes any time thereafter.

Senior Revolving Credit Facility

              On March 16, 2010, we amended our revolving credit facility and extended the maturity date to April 1, 2014. Our revolving credit facility bears interest, based on the borrowing base usage, at the applicable London Interbank Offered Rate, or LIBOR, plus applicable margins ranging from 2.0% to 3.0% or an alternate base rate based upon the greater of the prime rate, the federal funds effective rate plus 0.5% or the adjusted one month LIBOR plus 1.0%, plus applicable margins ranging from 1.0% to 2.0%. The revolving credit facility has a face amount of $1 billion with a borrowing base that is required to be redetermined twice per year. On March 25, 2011, the borrowing base was reaffirmed at $800 million with commitments from 19 lenders of $700 million, based on December 31, 2010 reserves and hedge position. The borrowing base will be reduced by $75 million upon completion of the offering of the notes. We pay annual commitment fees of 0.5% of the unused amount of the commitments. Our revolving credit facility is secured by natural gas and oil properties representing at least 80% of the value of our proved reserves and the pledge of all of the stock of our subsidiaries. Our revolving credit facility also contains certain financial covenants. We currently are in compliance with all financial covenants and have complied with all financial covenants for all prior periods.

              With our oil and gas reserve growth, following this notes offering we intend to seek to increase commitments under our revolving credit facility and the borrowing base, and may seek to amend our revolving credit facility to increase the commitments above the current $1 billion face amount and to increase the term of the facility. Any increase in borrowings under our revolving credit facility would increase our secured indebtedness that would be senior to the notes offered hereby.

              As of June 30, 2011, we had $145 million outstanding under our revolving credit facility. As credit support for future payment under a contractual obligation, a $26 million letter of credit was issued under our revolving credit facility effective May 4, 2010, which reduced the borrowing capacity of our revolving credit facility by $26 million.

              As of September 20, 2011, the outstanding balance under our revolving credit facility was $330 million.

9 7/8% Senior Notes Due 2016

              Our 9 7/8% senior notes due 2016, which were issued for an aggregate principal amount of $250 million on July 8, 2009, are our senior unsecured obligations and rank equal in right of payment with all of our other existing and future senior unsecured indebtedness, including our convertible notes. Interest is payable in arrears semi-annually on January 15 and July 15 each year. Our 9 7/8% senior notes are fully and unconditionally guaranteed by the subsidiaries that guarantee our indebtedness under our revolving credit facility and the convertible notes. The indenture governing our 9 7/8% senior notes includes certain covenants that limit our ability to incur additional indebtedness, pay dividends, make restricted payments, create liens and sell assets. We are currently in compliance with all financial covenants and have complied with all financial covenants for all prior periods.

5.0% Convertible Senior Notes due 2028

              On March 12, 2008, we issued $172.5 million aggregate principal amount of senior convertible notes due 2028. The entire $172.5 million principal amount of the convertible notes is currently outstanding. The convertible notes mature on March 15, 2028, unless earlier converted, redeemed or purchased by us. The conversion price is approximately $66.33 per share of our common stock, equal to the applicable conversion rate of 15.0761 shares of our common stock per $1,000 principal amount of convertible notes, subject to adjustment upon certain events. Upon conversion of the convertible notes, holders will receive, at our election, cash, shares of common stock or a combination of cash and shares of common stock. The convertible notes bear interest at a rate of 5% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2008. Our convertible notes are fully and unconditionally guaranteed by the subsidiaries that guarantee our indebtedness under our revolving credit facility and our existing senior notes.

              On or after March 26, 2012, at our option, we may redeem for cash all or a portion of the convertible notes at a redemption price equal to 100% of the principal amount of the convertible notes to be redeemed plus accrued and unpaid interest, if any, up to, but excluding, the applicable redemption date. In satisfaction of our obligation upon conversion of the convertible notes, we may elect to deliver, at our option, cash, shares of our common stock or a combination of cash and shares of our common stock. We currently intend to net cash settle the convertible notes. However, we have not made a formal legal irrevocable election to net cash settle and reserve the right to settle the convertible notes in any manner allowed under the indenture for the convertible notes as business conditions warrant.

              Holders of the convertible notes may require us to purchase all or a portion of their convertible notes for cash on each of March 20, 2012, March 20, 2015, March 20, 2018 and March 20, 2023 at a purchase price equal to 100% of the principal amount of the convertible notes to be repurchased plus accrued and unpaid interest, if any, up to but excluding the applicable purchase date.

              Holders may convert their convertible notes into cash, shares of our common stock or a combination of cash and shares of our common stock, as elected by us, at any time prior to the close of business on September 20, 2027 if any of the following conditions are satisfied: (1) if the closing price of our common stock reaches specified thresholds or the trading price of the convertible notes falls below specified thresholds; (2) if the convertible notes have been called for redemption; (3) if we make certain significant distributions to holders of our common stock, or (4) if we enter into specified corporate transactions. After September 20, 2027, holders may surrender their convertible notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date regardless of whether any of the foregoing conditions have been satisfied.

              In addition, following certain corporate transactions that constitute a qualifying fundamental change, we are required to increase the applicable conversion rate for a holder who elects to convert its convertible notes in connection with such corporate transactions in certain circumstances.

DESCRIPTION OF THE NOTES

              The following description of the particular terms of the notes (the "Notes") supplements the general description of the debt securities included in the accompanying prospectus. You should review this description together with the description of the debt securities included in the accompanying prospectus. To the extent this description is inconsistent with the description in the accompanying prospectus, this description will control and replace the inconsistent description in the accompanying prospectus.

              Bill Barrett Corporation (the "Issuer") has entered into an indenture (the "Base Indenture") dated as of July 8, 2009 by and among the Issuer, the Subsidiary Guarantors (as defined below) and Deutsche Bank Trust Company Americas, as trustee (the "Trustee") pursuant to which the Issuer may issue multiple series of debt securities from time to time. The Issuer previously issued its 9 7/8% senior notes due 2016 (the "Existing Notes") pursuant to the first supplemental indenture to the Base Indenture. The Issuer will issue the Notes under the Base Indenture, as amended and supplemented by a third supplemental indenture thereto to be dated the Issue Date (the "Third Supplemental Indenture"), among the Issuer, the Subsidiary Guarantors and the Trustee, setting forth the specific terms of the Notes. In this description, references to the "Indenture" means the Base Indenture as so amended and supplemented by the Third Supplemental Indenture.

              The following summary of certain provisions of the Indenture does not purport to be complete and (except to the extent inconsistent with the following summary) is supplemented by the description of debt securities contained in the accompanying prospectus and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the form of Indenture may be obtained from the Issuer. The definitions of certain capitalized terms used in the following summary are set forth below under "—Definitions." For purposes of this "Description of the Notes" section, references to the "Issuer" do not include its subsidiaries.

Brief Description of the Notes

              The Notes will be senior unsecured obligations of the Issuer ranking pari passu in right of payment to all existing and future unsubordinated indebtedness of the Issuer and will rank senior in right of payment to all existing and future subordinated indebtedness of the Issuer. The Subsidiary Guarantees (as defined below) will be senior unsecured obligations of the Subsidiary Guarantors and will rank pari passu in right of payment to all existing and future unsubordinated indebtedness of the Subsidiary Guarantors, and will rank senior in right of payment to all existing and future subordinated indebtedness of the Subsidiary Guarantors. However, the Notes will be effectively subordinated to secured indebtedness of the Issuer and the Subsidiary Guarantors, including indebtedness under the Issuer's Senior Credit Facility to the extent of the value of the assets securing such indebtedness. The Issuer's Senior Credit Facility is secured by its oil and natural gas properties, the equity in each of its existing Subsidiaries and certain other assets. For a further description of the Senior Credit Facility and the properties securing the Issuer's obligations thereunder, see "Description of Other Indebtedness—Senior Revolving Credit Facility." As of September 20, 2011, after giving pro forma effect to the transactions contemplated in this prospectus supplement, and the application of net proceeds from this offering as described in "Use of Proceeds," as if each had occurred on that date, the Issuer would have had $36 million of secured indebtedness outstanding under the Senior Credit Facility (excluding a $26 million letter of credit), and would have an additional $638 million available for borrowing under the Senior Credit Facility, with $422.5 million in aggregate principal amount of other indebtedness (other than the Notes) outstanding on such date.

              The Notes will be issued in fully registered form only, without coupons, in denominations of at least $2,000 and integral multiples of $1,000 thereafter. Initially, the Trustee will act as paying agent and registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Issuer may change any paying agent and registrar without notice to holders of the Notes (the "Holders"). The registered Holder of any note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture. The Issuer will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Issuer's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered addresses of the Holders.

Subsidiary Guarantees

              The Issuer's obligations under the Notes and the Indenture will be jointly and severally guaranteed (the "Subsidiary Guarantees") by each Restricted Subsidiary (other than any Foreign Subsidiary) that incurs or guarantees any Indebtedness, which when combined with any other Indebtedness for which such Restricted Subsidiary is an obligor or guarantor, is at least $10.0 million in aggregate principal amount.

              Initially, all of the Subsidiaries of the Issuer will be Subsidiary Guarantors, but in the future the Indenture will not require all of our Subsidiaries to guarantee the Notes. Unrestricted Subsidiaries and Foreign Subsidiaries and Subsidiaries not obligated on Indebtedness aggregating in excess of $10.0 million in aggregate principal amount will not be required to be Subsidiary Guarantors. In addition, Non-Guarantor Restricted Subsidiaries will not be required to guarantee the Notes under certain circumstances as described under "—Certain Covenants—Subsidiary Guarantors." As of the date of this prospectus supplement, the Issuer has no Non-Guarantor Restricted Subsidiaries, no Unrestricted Subsidiaries and no Foreign Subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.

              As of the date of the Indenture, all of our Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "—Certain Covenants—Limitation on Restricted and Unrestricted Subsidiaries," the Issuer will be permitted to designate any of its Subsidiaries as "Unrestricted Subsidiaries." The effect of designating a Subsidiary as an "Unrestricted Subsidiary" will be that:

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  an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

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  a Subsidiary that has previously been a Subsidiary Guarantor and that is designated an Unrestricted Subsidiary will be released from its Subsidiary Guarantee and its obligations under the Indenture; and

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  the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

              The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any borrowings or guarantees under any Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment for distribution under its Subsidiary Guarantee is entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on adjusted net assets of each Subsidiary Guarantor.

              Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Issuer or another Restricted Subsidiary that is a Subsidiary Guarantor without limitation, or with or to other Persons upon the terms and conditions set forth in the Indenture. See "—Certain Covenants—Merger, Consolidation and Sale of Assets."

              A Subsidiary Guarantor shall be released from its obligations under its Subsidiary Guarantee and its obligations under the Indenture:

                  (1)   in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of such Subsidiary Guarantor then held by the Issuer and the Restricted Subsidiaries;

                  (2)   if such Subsidiary Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively;

                  (3)   if such Subsidiary Guarantor shall not incur or guarantee or otherwise be obligated under Indebtedness aggregating in excess of $10.0 million in aggregate principal amount (other than if such Subsidiary Guarantor no longer guarantees or otherwise is obligated under Indebtedness aggregating in excess of $10.0 million in aggregate principal amount as a result of payment under any guarantee of any such Indebtedness by any Subsidiary Guarantor); provided that a Subsidiary Guarantor shall not be permitted to be released from its Subsidiary Guarantee pursuant to this clause (3) if it is an obligor with respect to Indebtedness that would not, under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock," be permitted to be incurred by a Restricted Subsidiary that is not a Guarantor;

                  (4)   upon Covenant Defeasance, Legal Defeasance or satisfaction and discharge of the Indenture as provided pursuant to the defeasance or satisfaction and discharge provisions of the Indenture;

                  (5)   upon the liquidation or dissolution of such Subsidiary Guarantor provided no Default or Event of Default has occurred or is continuing;

                  (6)   at such time as, after giving effect to such release, the Indebtedness for which such Subsidiary Guarantor is an obligor or guarantor does not exceed $10.0 million in aggregate principal amount; or

                  (7)   at such time as, after giving effect to such release, such Subsidiary Guarantor would constitute a Non-Guarantor Restricted Subsidiary the Consolidated Net Worth of which, together with the Consolidated Net Worth of all other Non-Guarantor Restricted Subsidiaries, as of such date, does not exceed $10.0 million in the aggregate.

Principal, Maturity and Interest

              The Notes will mature on                        , 2019. $300.0 million in aggregate principal amount of the Notes will be issued on the Issue Date. The Indenture will provide for the issuance of additional Notes having identical terms and conditions to the Notes offered in the offering (the "Additional Notes"). The issuance of Additional Notes will be subject to the limitations set forth under the subheading "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock." The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Interest on the Notes will accrue at the rate of        % per annum and will be payable semiannually in cash in arrears on each                        and                         , commencing on                                    , 2012, to the Persons who are registered Holders at the close of business on                                    and                                     , respectively, immediately preceding the applicable interest payment date. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest on overdue principal and interest, if any, will accrue at the then applicable interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of 12 30-day months.

              If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on such interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment.

Optional Redemption

              Optional Redemption.    Except as described under "—Optional Redemption upon Equity Offerings" or "—Make-Whole Optional Redemption" below, the Issuer will not be entitled to redeem the Notes at its option prior to                                    , 2015. The Notes will be redeemable, at the Issuer's option, in whole at any time or in part from time to time, on and after                                    , 2015, upon not less than 30, nor more than 60, days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on                                    of the years set forth below, plus, in each case, unpaid accrued interest, if any, thereon to the date of redemption:

Year	Percentage
2015		%
2016		%
2017 and thereafter	100.000%

              Optional Redemption upon Equity Offerings.    At any time, or from time to time, on or prior to                                    , 2014, the Issuer may, at its option, use all or a portion of the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes) at a redemption price equal to        % of the aggregate principal amount of the Notes to be redeemed, plus unpaid accrued interest, if any, thereon to the date of redemption; provided that:

                  (1)   at least 65% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after giving effect to any such redemption; and

                  (2)   the Issuer makes such redemption not more than 180 days after the consummation of any such Equity Offering.

              Notice of any redemption upon an Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may at the Issuer's discretion, be subject to one or more conditions precedent, including, without limitation, completion of the related Equity Offering.

              Make-Whole Optional Redemption.    The Notes will also be redeemable, in whole or in part, at the Issuer's option at any time or from time to time, prior to                        , 2015, at the applicable Make-Whole Price (as defined below), in accordance with the provisions of the Indenture.

              "Make-Whole Price" with respect to any Notes to be redeemed, means an amount equal to the greater of:

                  (1)   100% of the principal amount of such Notes; and

                  (2)   the sum of the present values of (a) the redemption price of such Notes at                        , 2015 (as set forth above) and (b) the remaining scheduled payments of interest from the redemption date to                        , 2015 (not including any portion of such payments of interest accrued as of the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of 12 30-day months) at the Treasury Rate (as defined below) plus 50 basis points;

plus, in the case of both (1) and (2), accrued and unpaid interest on such Notes to the redemption date. Unless the Issuer defaults in payment of the Make-Whole Price, on and after the applicable redemption date, interest will cease to accrue on the Notes to be redeemed.

              "Comparable Treasury Issue" means, with respect to Notes to be redeemed, the U.S. Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the redemption date to                        , 2015, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities; provided if such period is less than one year, then the U.S. Treasury security having a maturity of one year shall be used.

              "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

              "Independent Investment Banker" means any one of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. or Wells Fargo Securities, LLC and their respective successors, at the Issuer's option, or, if such firms or the successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Issuer.

              "Reference Treasury Dealer" means Merrill Lynch, Pierce, Fenner & Smith Incorporated and three additional primary U.S. government securities dealers in New York City (each a "Primary Treasury Dealer") selected by the Issuer, and its, in each case, successors (provided, however, that if any such firm or any such successor, as the case may be, shall cease to be a primary U.S. government securities dealer in New York City, the Issuer shall substitute therefor another Primary Treasury Dealer).

              "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

              "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(159)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant

Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

              The notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. The Issuer will notify the Trustee of the Make-Whole Price with respect to any redemption promptly after the calculation, and the Trustee shall not be responsible for such calculation.

Selection and Notice of Redemption

              If less than all of the Notes are to be redeemed at any time, selection of such Notes, or portions thereof, for redemption will be made by the Trustee either:

                  (1)   in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

                  (2)   if the Notes are not then listed or admitted to trading on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate.

              No Notes of a principal amount of $2,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of DTC), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30, but not more than 60, days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. Notes called for redemption become due on the date fixed for redemption. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the applicable redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Issuer has previously deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture. Any redemption or notice of redemption may, at the Issuer's discretion, be subject to one or more conditions precedent and, in the case of redemption with the net cash proceeds of an Equity Offering, be given prior to the completion of the related Equity Offering.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

              The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the captions "—Change of Control" and "—Certain Covenants—Limitation on Asset Sales." The Issuer may, at any time and from time to time, purchase Notes in the open market or otherwise.

Change of Control

              The Indenture will provide that upon the occurrence of a Change of Control, each Holder will have the right to require that the Issuer purchase all or any portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof, plus unpaid accrued interest, if any, thereon to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date).

              Within 30 days following the date upon which the Change of Control occurred, the Issuer must send, by first class mail, postage prepaid, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the following:

                  (1)   that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus unpaid accrued interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

                  (2)   the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed; such purchase date, the "Change of Control Payment Date"); and

                  (3)   the instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

              Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent for the Notes at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date. If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on the record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

              The Issuer will not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) notice of redemption of all Notes has been given pursuant to the Indenture as described above under the caption "—Optional Redemption," unless there is a default in payment of the applicable redemption price.

              Any Change of Control Offer may be made in advance of a Change of Control, and, at the Issuer's discretion, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in effect for the Change of Control at the time of making the Change of Control Offer.

              If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. If the Issuer is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Issuer expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, the Issuer cannot assure any Holder that the Issuer would be able to obtain such financing. In addition, the Issuer may be required to obtain a waiver or amendment under the Senior

Credit Facility to permit the repurchase of the Notes. The Issuer cannot assure you that it could obtain such a waiver or amendment. Additionally, the occurrence of certain change of control events identified in the Senior Credit Facility would constitute an event of default under the existing Senior Credit Facility which would permit the lenders thereunder to accelerate all indebtedness under the existing Senior Credit Facility. The failure of the Issuer to make or consummate the Change of Control Offer or pay the required amount for any Notes tendered and not withdrawn when due will constitute a Default under the Indenture and will otherwise give the trustee and the holders of Notes the rights described under "—Events of Default." See "Risk Factors—Risks Relating to the Notes—We may not be able to repurchase the Notes upon a change of control."

              Neither the Board of Directors of the Issuer nor the Trustee may waive the covenant relating to the obligation to make a Change of Control Offer. Restrictions in the Indenture described herein on the ability of the Issuer and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments, to engage in mergers or similar transactions and to make Asset Sales may also make more difficult or discourage a takeover of the Issuer, whether favored or opposed by the management of the Issuer. Consummation of any such transaction in certain circumstances may require repurchase of the Notes, and there can be no assurance that the Issuer or the acquiring party will have sufficient financial resources to effect such repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Issuer by the management of the Issuer. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. In addition, holders of Notes may not be entitled to require us to purchase their Notes in certain circumstances involving a significant change in the composition of the Board of Directors of the Issuer, including in connection with a proxy contest where the Board of Directors of the Issuer does not endorse or recommend a dissident slate of directors but approves them as directors for purposes of the Change of Control definition in the Indenture.

              The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuer and the underwriters. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future.

              A Change of Control Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

              The definition of Change of Control includes a phrase relating to the sale, lease, exchange or other transfer of "all or substantially all" of the properties or assets of the Issuer. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Issuer to repurchase its Notes as a result of a sale, lease, exchange or other transfer of less than all of the assets of the issuer to another Person or group may be uncertain.

              The provisions under the Indenture relative to the Issuer's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified or terminated with the consent of the Holders of a majority in principal amount of the Notes (including any Additional Notes) then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) prior to the occurrence of such Change of Control.

Certain Covenants

    Covenant Suspension

              During any period of time that (a) the Notes have an Investment Grade Rating and (b) no Event of Default has occurred and is continuing under the Indenture, the Issuer and its Restricted Subsidiaries will not be subject to the provisions of the Indenture described under:

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  "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock";

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  "—Limitation on Restricted Payments";

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  "—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries";

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  "—Limitation on Transactions with Affiliates";

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  "—Limitation on Asset Sales";

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  "—Subsidiary Guarantors"; and

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  Clauses (2) and (3) of the first paragraph and clause (3) of the last paragraph of "Merger, Consolidation and Sale of Assets".

              If the Issuer and its Restricted Subsidiaries are not subject to these covenants for any period of time as a result of the previous sentence (a "Fall-Away Period") and, subsequently, the ratings assigned to the Notes are withdrawn or downgraded so the Notes no longer have an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to these covenants. The ability of the Issuer and its Restricted Subsidiaries to make Restricted Payments after the time of such withdrawal or downgrade will be calculated as if the covenant governing Restricted Payments had been in effect during the entire period of time from the Issue Date. Notwithstanding the foregoing, the continued existence after the end of the Fall-Away Period of facts and circumstances or obligations arising from transactions which occurred during a Fall-Away Period shall not constitute a breach of any covenant set forth in the Indenture or cause an Event of Default thereunder.

              The Indenture will contain, among others, the following covenants:

              Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.    Other than Permitted Indebtedness, the Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (including, without limitation, Acquired Indebtedness) and the Issuer will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness or issuance of Preferred Stock, then the Issuer and the Restricted Subsidiaries or any of them may incur Indebtedness and any Restricted Subsidiary may issue Preferred Stock, in each case, if on the date of the incurrence of such Indebtedness or issuance of Preferred Stock, after giving pro forma effect to the incurrence thereof and the receipt and application of the proceeds therefrom, the Issuer's Consolidated EBITDAX Coverage Ratio would have been greater than 2.25 to 1.0.

              For purposes of determining any particular amount of Indebtedness under this covenant, (i) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness otherwise included in the determination of such amount shall not also be included and (ii) if obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to clause (1) of the definition of "Permitted Indebtedness" and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included.

              Indebtedness or Preferred Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of Capital Stock or otherwise) or is merged with or into the Issuer or any Restricted Subsidiary or which is secured by a Lien on an asset acquired by the Issuer or a Restricted Subsidiary (whether or not such Indebtedness is assumed by the acquiring Person) shall be deemed incurred at the time the Person becomes a Restricted Subsidiary or at the time of the asset acquisition, as the case may be.

              The Issuer will not, and will not permit any Subsidiary Guarantor to, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be, other than the Notes and the Subsidiary Guarantees, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, pursuant to subordination provisions that are at least as favorable to the holders of the Notes or such Subsidiary Guarantee as the subordination provisions of such Indebtedness (or agreement).

              For purposes of the Indenture, no Indebtedness will be deemed to be subordinate or junior in right of payment to other Indebtedness solely by virtue of not being the benefit of a Lien on assets, or guarantee of a Person, that benefits the other Indebtedness or having the benefit of such a Lien or guarantee ranking subordinate or junior to a Lien or guarantee benefiting the other Indebtedness.

              Limitation on Restricted Payments.    The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

                  (1)   declare or pay any dividend or make any distribution (other than dividends or distributions made to the Issuer or any Restricted Subsidiary and other than any dividends or distributions payable solely in Qualified Capital Stock of the Issuer) on or in respect of shares of the Capital Stock of the Issuer or any Restricted Subsidiary to holders of such Capital Stock;

                  (2)   purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer or any Restricted Subsidiary (or make any other payment on account of, or set apart money for a sinking fund or other analogous fund for the purchase, redemption or other acquisition or retirement for value of, any Capital Stock of the Issuer or any Restricted Subsidiary) other than through the exchange therefor solely of Qualified Capital Stock of the Issuer and other than any acquisition or retirement for value from, or payment to, the Issuer or any Restricted Subsidiary;

                  (3)   make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value before twelve months prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Issuer or a Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or such Subsidiary Guarantor's Subsidiary Guarantee, as the case may be (other than a purchase, repurchase or other acquisition of any such subordinated or junior Indebtedness that is so purchased, repurchased or otherwise acquired in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case due within 120 days of the date of such purchase, repurchase or other acquisition); or

                   (4)   make any Investment (other than a Permitted Investment) in any Person;

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment," provided, however, that no Permitted Investment shall be deemed to be a Restricted Payment), if at the time of such Restricted Payment or immediately after giving effect thereto:

                  (i)    a Default or an Event of Default shall have occurred and be continuing;

                  (ii)   the Issuer is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the first paragraph of the covenant "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" above; or

                  (iii)  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after the Measurement Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property as determined in good faith by the Board of Directors of the Issuer) shall exceed the sum (without duplication) of:

                      (a)   50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Issuer earned after the Measurement Date and on or prior to the last date of the Issuer's fiscal quarter immediately preceding such Restricted Payment (the "Reference Date") (treating such period as a single accounting period); plus

                      (b)   100% of the aggregate net cash proceeds, or the Fair Market Value of Property (including any Property received in any Asset Acquisition or other acquisition other than cash, received by the Issuer from any Person (other than a Restricted Subsidiary of the Issuer) from the issuance and sale of Qualified Capital Stock of the Issuer after the Measurement Date (excluding any net cash proceeds from an Equity Offering used to redeem the Notes); plus

                      (c)   100% of the aggregate net cash proceeds, or the Fair Market Value of Property (including any Property received in any Asset Acquisition or other acquisition) other than cash, of any equity contribution received by the Issuer from a holder of the Issuer's Capital Stock after the Measurement Date (excluding any net cash proceeds from an Equity Offering to the extent used to redeem the Notes); plus

                      (d)   an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, interest payments, distributions, redemptions or repurchases, sales or other dispositions thereof, repayments of loans or advances, or other transfers of cash or Properties (including transfers as a result of merger or liquidation), in each case to the Issuer or to any Restricted Subsidiary of the Issuer from Unrestricted Subsidiaries (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Issuer), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case valued as provided in "—Limitation on Restricted and Unrestricted Subsidiaries" below), not to exceed, in the case of any such redesignation, the amount of Investments previously made by the Issuer or any Restricted Subsidiary in such Unrestricted Subsidiary and which was treated as a Restricted Payment under the Indenture; plus

                      (e)   the amount by which Indebtedness of the Issuer is reduced on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries upon the conversion or exchange subsequent to the Measurement Date of any Indebtedness of the Issuer or its Restricted Subsidiaries that is convertible or exchangeable for Qualified Capital Stock of the Issuer (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Issuer to the holder of such

        Indebtedness upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds, or the Fair Market Value of Property (including any Property received in any Asset Acquisition or other acquisition) other than cash, received by the Issuer or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Restricted Subsidiary of the Issuer); plus

                      (f)    an amount equal to the net reduction in Investments (other than Permitted Investments) resulting from dividends, distributions, redemptions or repurchases, proceeds of sales or other dispositions thereof, interest payments, repayments of loans or advances, or other transfers of cash or Properties (including transfers as a result of merger or liquidation), in each case to the Issuer or to any Restricted Subsidiary of the Issuer from any Person (other than the Issuer or a Restricted Subsidiary), or from the obligation underlying any guarantee previously entered into by the Issuer or a Restricted Subsidiary no longer existing (and without such guarantee having been called upon), in each case not to exceed the amount in respect of such Investment which had been treated as a Restricted Payment (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Issuer).

              Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit:

                  (1)   the payment of any dividend or redemption payment or the making of any distribution within 60 days after the date of declaration thereof if the dividend, redemption or distribution payment, as the case may be, would have been permitted on the date of declaration;

                  (2)   the acquisition of any Capital Stock of the Issuer or any Restricted Subsidiary, either (i) solely in exchange for shares of Qualified Capital Stock of the Issuer or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Issuer) of Qualified Capital Stock of the Issuer;

                  (3)   the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Issuer or any Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or such Subsidiary Guarantor's Subsidiary Guarantee, as the case may be, either (i) solely in exchange for Qualified Capital Stock of the Issuer, (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Issuer) of (a) Qualified Capital Stock of the Issuer or (b) Refinancing Indebtedness or (iii) solely in exchange for Indebtedness constituting Refinancing Indebtedness;

                  (4)   the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Disqualified Stock of the Issuer or any Subsidiary Guarantor either (i) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Issuer) of Refinancing Indebtedness or (ii) solely in exchange for Indebtedness constituting Refinancing Indebtedness;

                  (5)   if no Default or Event of Default shall have occurred and be continuing, the redemption or repurchase of equity interests in the Issuer held by then present or former officers, directors or employees of the Issuer; provided, that the aggregate cash consideration paid for all such redemptions or repurchases in any calendar year shall not exceed $2.0 million plus (A) the cash proceeds received during such calendar year by the Issuer or any of its Restricted Subsidiaries from the sale of the Issuer's Qualified Capital Stock to any such officers, directors or employees (provided that the amount of such cash proceeds utilized for any such redemption or repurchase will not increase the amount available for Restricted Payments under clause (iii)(b) of the immediately preceding paragraph) plus (B) the cash proceeds of key man life insurance policies received during such calendar year by the Issuer and its Restricted Subsidiaries (with unused amounts in any calendar year being carried forward to succeeding calendar years);

                  (6)   if no Default or Event of Default shall have occurred and be continuing, repurchases of Indebtedness that is subordinated or junior in right of payment to the Notes or a Subsidiary Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated or junior Indebtedness and accrued and unpaid interest thereon in the event of a Change of Control or (ii) 100% of the principal amount of such subordinated or junior Indebtedness and accrued and unpaid interest thereon in the event of an Asset Sale, in each case plus accrued interest, in connection with any change of control offer or asset sale offer required by the terms of such Indebtedness, but only if:

                      (a)   in the case of a Change of Control, the Issuer has first complied with and fully satisfied its obligations under the provisions described under "—Change of Control"; or

                      (b)   in the case of an Asset Sale, the Issuer has complied with and fully satisfied its obligations in accordance with the covenant under the heading, "—Limitation on Asset Sales";

                  (7)   the repurchase, redemption or other acquisition for value of Capital Stock of the Issuer or any Restricted Subsidiary representing fractional shares of such Capital Stock in connection with a merger or consolidation involving the Issuer or Restricted Subsidiary or any other transaction permitted by the Indenture;

                  (8)   repurchases of Capital Stock deemed to occur upon the exercise or conversion of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise or conversion price thereof;

                  (9)   the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Preferred Stock of any Restricted Subsidiary of the Issuer issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock";

                  (10) the payment of any dividend or any similar distribution by a Restricted Subsidiary to the holders (other than the Issuer or any Restricted Subsidiary) of Qualified Capital Stock of such Restricted Subsidiary; provided that such dividend or similar distribution is paid to all holders of such Qualified Capital Stock on a pro rata basis based on their respective holdings of such Qualified Capital Stock;

                  (11) the defeasance, repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer or any Restricted Subsidiary held by any current or former officers, directors or employees of the Issuer or any of its Restricted Subsidiaries in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting;

                  (12) any payments to dissenting stockholders not to exceed $5.0 million in the aggregate after the Issue Date (x) pursuant to applicable law or (y) in connection with the settlement or other satisfaction of claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the Indenture;

                  (13) any redemption of share purchase rights at a redemption price not to exceed $0.01 per right;

                  (14) the purchase or redemption of any Acquired Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor, by application of (i) cash provided from operations in the ordinary course of business or (ii) proceeds from borrowings under the revolving portion of the Senior Credit Facility (so long as within 30 days prior to such purchase or redemption, a corresponding amount of borrowings under the revolving portion of the Senior Credit Facility was repaid from cash provided from operations in the ordinary course of business); provided, in any such case, that the Issuer is able to incur an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under the caption "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" after giving effect to such purchase or redemption; provided, further, that this clause (14) shall not permit the application of any proceeds from any other borrowings under any Credit Facility to effect any such purchase or redemption; or

                  (15) any other Restricted Payments, which when combined with any other outstanding Restricted Payments made pursuant to this clause (15), does not exceed the greater of (a) $30.0 million and (b) 2.0% of Adjusted Consolidated Net Tangible Assets determined at the time of such Restricted Payment.

In determining the aggregate amount of Restricted Payments after the Measurement Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2), (3)(i), (3)(ii)(a), (7), (12) and (13) of this paragraph shall be included in such calculation, and amounts expended pursuant to clauses (3)(ii)(b), (3)(iii), (4), (5), (6), (8), (9), (10), (11), (14) and (15) of this paragraph shall be excluded from such calculation. In determining the aggregate net cash proceeds or Fair Market Value of Property other than cash received by the Issuer from the issuance and sale of Qualified Capital Stock in accordance with clause (b) of the immediately preceding paragraph, amounts of cash received by the Issuer pursuant to clauses (2)(ii) or (3)(ii)(a), or the Fair Market Value of Capital Stock of the Issuer or any Restricted Subsidiary or Indebtedness of the Issuer or any Subsidiary Guarantor acquired or retired for value pursuant to clauses (2)(i) or (3)(i), of this paragraph shall be included in such calculation. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (15) above or is entitled to be made pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify such Restricted Payment, or later classify, reclassify or re-divide all or a portion of such Restricted Payment, in any manner that complies with this covenant.

              A sale will be deemed to be "substantially concurrent" if the related purchase, repurchase, redemption, defeasance, satisfaction and discharge, retirement or other acquisition for value or payment of principal occurs within 90 days before or after such sale.

              Limitation on Asset Sales.    The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

                  (1)   the Issuer or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of (as determined in good faith by the Issuer's Board of Directors);

                  (2)   either (a) at least 75% of the consideration received by the Issuer or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or

    Cash Equivalents and is received at the time of such disposition or (b) the Fair Market Value (determined at the time of receipt) of all forms of consideration other than cash and Cash Equivalents received for all Asset Sales since the Issue Date does not exceed in the aggregate 15% of the Adjusted Consolidated Net Tangible Assets of the Issuer at the time such determination is made; and

                  (3)   the Issuer shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

                      (a)   to repay or prepay Indebtedness outstanding under the Senior Credit Facility (or, if the Senior Credit Facility is no longer in existence, any of the Credit Facilities);

                      (b)   to repay or prepay any Indebtedness of the Issuer that is secured by a Lien permitted to be incurred pursuant to "—Limitation on Liens" below;

                      (c)   to make an investment (including, without limitation, capital expenditures) in (i) properties or assets that replace the properties or assets that were the subject of such Asset Sale or (ii) properties or assets that will be used in the Crude Oil and Natural Gas Business of the Issuer and its Restricted Subsidiaries or in businesses reasonably related thereto (collectively, "Replacement Assets");

                      (d)   to make a Permitted Industry Investment or to acquire or make an investment in Crude Oil and Natural Gas Related Assets;

                      (e)   to the extent not included in (c) or (d) above, any investment in (i) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary, (ii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary, and (iii) Capital Stock of any Subsidiary of Issuer, provided that all the Capital Stock of such Subsidiary held by the Issuer or any of its Restricted Subsidiaries shall entitle the Issuer or such Restricted Subsidiary to not less than a pro rata share of all dividends or other distributions made by such Subsidiary upon any of such Capital Stock; or

                      (f)    to make a combination of prepayment and investment permitted by the foregoing clauses (3)(a) through (3)(f).

              On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Issuer determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a) through (3)(f) of the immediately preceding paragraph (each a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have been received by the Issuer or such Restricted Subsidiary but which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a) through (3)(f) of the immediately preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by the Issuer or such Restricted Subsidiary, as the case may be, to make an offer to purchase (a "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30, nor more than 45, days following the applicable Net Proceeds Offer Trigger Date, from all Holders and, to the extent required by the terms of any Pari Passu Indebtedness, the holders of such Pari Passu Indebtedness, on a pro rata basis, that principal amount of Notes (and Pari Passu Indebtedness) purchasable with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes (and Pari Passu Indebtedness) to be purchased (or, in the event such other Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus unpaid accrued interest, if any, thereon to the date of purchase; provided, however, that if at any time consideration other than cash or Cash Equivalents was received by the Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash or Cash Equivalents (other than interest received with respect to any such non-cash or non-Cash Equivalents consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

              The Issuer may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $40.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $40.0 million shall be applied as required pursuant to this covenant). Pending application of Net Cash Proceeds pursuant to this covenant, such Net Cash Proceeds may be temporarily invested in Cash Equivalents or applied to temporarily reduce revolving credit indebtedness.

              If the Note Proceeds Offer Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Net Proceeds Offer.

              Notwithstanding the first two paragraphs of this covenant, the Issuer and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

                  (1)   the consideration for such Asset Sale constitutes Replacement Assets and/or Crude Oil and Natural Gas Related Assets and/or the assumption of obligations secured by Liens that burden some or all of the assets being sold and/or cash or Cash Equivalents; provided that, in the case of any such assumption, (a) the Person assuming such obligations shall have no recourse with respect to such obligations to the Issuer or any of its Restricted Subsidiaries and (b) no assets of the Issuer or any of its Restricted Subsidiaries (other than those assets being sold) are subject to such Liens; and

                  (2)   such Asset Sale is for Fair Market Value; provided that at least 75% of the total consideration received by the Issuer or any of its Restricted Subsidiaries in connection with any such Asset Sale shall be in the form of Replacement Assets and Crude Oil and Natural Gas Related Assets, the assumption of obligations secured by Liens described in (1) above, cash or Cash Equivalents, or any combination of the foregoing, and that any Net Cash Proceeds so received shall be subject to the provisions of clause (3) of the first paragraph and to the provisions of the second paragraph of this covenant.

              For the purposes of clause (2) of both the first and immediately preceding paragraphs of this covenant and for the purposes of clause (1) of the immediately preceding paragraph, the following are deemed to be cash or Cash Equivalents:

                  (1)   the assumption of Indebtedness or other liabilities shown on the balance sheet of the Issuer (other than obligations in respect of Disqualified Stock of the Issuer) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness or liabilities in connection with such Asset Sale (or in lieu of such a release, the agreement of the acquiror or its parent company to indemnify and hold the Issuer or such Restricted Subsidiary harmless from and against any loss, liability or cost in respect of such assumed Indebtedness or liabilities accompanied by the posting of a letter of credit (issued by a commercial bank that has an Investment Grade Rating) in favor of the Issuer or such Restricted Subsidiary for the full amount of the liability and for so long as the liability remains outstanding; provided, however, that such indemnifying party (or its long-term debt securities) shall have an Investment Grade Rating (with no indication of a negative outlook or credit watch with negative implications, in any case, that contemplates such indemnifying party (or its long term debt securities) failing to have an Investment Grade Rating) at the time the indemnity is entered into); and

                  (2)   securities received by the Issuer or any Restricted Subsidiary from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of the Asset Sale, to the extent of cash received in that conversion.

              The requirement of clause 3(c), 3(d) or 3(e) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or investment referred to therein is entered into by the Issuer or any Restricted Subsidiary within the time period specified in clause (3) and such Net Cash Proceeds are subsequently applied in accordance with such agreement within six months following such agreement.

              Notice of each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in exchange for cash. To the extent Holders properly tender Notes and holders of Pari Passu Indebtedness properly tender such Indebtedness with an aggregate principal amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders and Pari Passu Indebtedness will be purchased on a pro rata basis (based on principal amounts of Notes and Pari Passu Indebtedness (or, in the case of Pari Passu Indebtedness issued with significant original issue discount based on the accreted value thereof) tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

              The Issuer's ability to repurchase Notes in a Net Proceeds Offer may be restricted by the terms of the Senior Credit Facility and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and the Issuer's financial resources. The exercise by the holders of Notes of their right to require the Issuer to repurchase the Notes upon a Net Proceeds Offer or a Change of Control Triggering Event could cause a default under these other agreements, even if the Change of Control Triggering Event or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuer or otherwise. In the event a Change of Control or Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of the applicable lenders to the purchase of Notes or could attempt to refinance the Indebtedness that contain such prohibitions. If the Issuer does not obtain a consent or repay the Indebtedness, the Issuer will remain prohibited from purchasing Notes. In that case, the Issuer's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under other Indebtedness.

              The provisions under the Indenture relative to the Issuer's obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the consent of a majority in principal amount of the Notes (including Additional Notes) then outstanding (including consents obtained in connection with a purchase of, or tender or exchange offer for, Notes) until the Net Proceeds Offer is required to be made.

              The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

              If all or any portion of any Net Proceeds Offer Amount remains after consummation of a Net Proceeds Offer, the Issuer may use such remaining portion of such Net Proceeds Offer Amount for any purpose not otherwise prohibited by the Indenture.

              Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

                  (1)   pay dividends or make any other distributions on or in respect of its Capital Stock (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to pay dividends or make distributions on or in respect of Capital Stock);

                  (2)   make loans or advances, or to pay any Indebtedness or other obligation owed, to the Issuer or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made by a Restricted Subsidiary to the Issuer or any Restricted Subsidiary to other Indebtedness or obligations incurred or owed by the Issuer or such other Restricted Subsidiary, or of Indebtedness or any other obligation owed by any Restricted Subsidiary to the Issuer or any Restricted Subsidiary to other Indebtedness or obligations incurred or owed such Restricted Subsidiary shall not be deemed a restriction on the ability of a Restricted Subsidiary to make loans or advances or to pay such Indebtedness or such other obligation);

                  (3)   guarantee any Indebtedness or any other obligation of the Issuer or any Restricted Subsidiary; or

                  (4)   transfer any of its property or assets to the Issuer or any other Restricted Subsidiary,

except for such encumbrances or restrictions existing under or by reason of:

                  (1)   With respect to clauses (1)-(4) above:

                      (a)   applicable law;

                      (b)   any encumbrance or restriction pursuant to or by reason of an agreement in effect at the Issue Date;

                      (c)   (i) the Indenture or any other indentures governing Pari Passu Indebtedness; provided, however, that the provisions relating to such encumbrances or restriction contained in any such other indenture are no less favorable to the Holders in any material respect as determined by the Board of Directors of the Issuer in their reasonable and good faith judgment than the provisions relating to such encumbrances or restrictions contained in the Indenture or (ii) instruments governing other Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with the covenant described under the caption "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock"; provided that the provisions relating to such encumbrance or restriction contained in such instruments are not materially less favorable to the Issuer and its Restricted Subsidiaries taken as a whole, as determined by the Issuer in good faith, than the provisions contained in the Senior Credit Facility and in the Indenture as in effect on the Issue Date;

                      (d)   the Senior Credit Facility;

                       (e)   customary encumbrances and restrictions contained in agreements of the types described in the definition of "Permitted Industry Investments";

                       (f)    customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary;

                       (g)   any encumbrance or restriction pursuant to or by reason of an instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to such Restricted Subsidiary, or the properties or assets of such Restricted Subsidiary, other than the Person or the properties or assets of the Person so acquired;

                       (h)   customary restrictions with respect to a Restricted Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary to be consummated in accordance with the terms of the Indenture solely in respect of the assets or Capital Stock to be sold or disposed of;

                       (i)    any instrument governing a Permitted Lien, to the extent and only to the extent such instrument restricts the transfer or other disposition of assets subject to such Permitted Lien;

                       (j)    encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Issuer and the Restricted Subsidiaries to realize the value of, property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer or any Restricted Subsidiary;

                       (k)   an agreement governing Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (c), (d) or (g) above or this clause (k), or contained in any amendment to an agreement referred to in clause (b), (c), (d) or (g) above or this clause (k); provided, however, that the provisions relating to such encumbrance or restriction contained in any such agreement governing Refinancing Indebtedness or amended agreement are, taken as a whole, no less favorable to the Holders in any material respect as determined by the Board of Directors of the Issuer in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the applicable agreement referred to in such clause (b), (c), (d) or (g) or this clause (k);

                       (l)    Commodity Agreements, Currency Agreements or Interest Rate Agreements permitted from time to time under the Indenture;

                       (m)  the issuance of Preferred Stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to the covenant described under "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and the terms of such Preferred Stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock); and

                       (n)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

                   (2)   with respect to clause (4) above only:

                       (a)   any encumbrance or restriction contained in security agreements, mortgages, purchase money agreements, Capital Lease Obligations or similar instruments securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, mortgages, purchase money agreements or similar instruments;

                       (b)   restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

                       (c)   provisions with respect to the disposition or distribution of assets or property in operating agreements, joint venture agreements, development agreements, area of mutual interest agreements, unitization agreements and other agreements that are customary in the Crude Oil and Natural Gas Business and entered into in the ordinary course of business; and

                       (d)   provisions limiting the disposition or distribution of assets or property in, or transfer of Capital Stock of, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into (i) in the ordinary course of business, consistent with past practice or (ii) with the approval of the Issuer's Board of Directors, which limitations are applicable only to the assets, property or Capital Stock that are the subject of such agreements.

              Limitation on Liens.    The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind, which Liens secure Indebtedness, against or upon any property or assets of the Issuer or any of its Restricted Subsidiaries (whether owned on the Issue Date or acquired after the Issue Date), other than Permitted Liens, unless:

                  (1)   in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes or any Subsidiary Guarantee, the Notes or such Subsidiary Guarantee, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens at least to the same extent as the Notes are senior in priority to such Indebtedness for so long as such Indebtedness is so secured; and

                  (2)   in all other cases, the Notes and the Subsidiary Guarantees are equally and ratably secured with the Indebtedness so secured for so long as such Indebtedness is so secured.

              Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.

              Merger, Consolidation and Sale of Assets.    The Issuer will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Issuer's assets (determined on a consolidated basis for the Issuer and its Restricted Subsidiaries), unless:

                  (1)   either:

                      (a)   (i) the Issuer shall be the surviving or continuing entity or (ii) the sale or other disposition is by one or more Restricted Subsidiaries to one or more other Restricted Subsidiaries; or

                      (b)   the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Person which acquires by sale, assignment, transfer,

        lease, conveyance or other disposition all or substantially all of the Issuer's assets (as so determined) (the "Surviving Entity"):

                        (x)   shall be an entity organized and validly existing under the laws of the United States or any state thereof or the District of Columbia; and

                        (y)   shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Issuer to be performed or observed;

                  (2)   immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness incurred or anticipated to be incurred or repaid in connection with or in respect of such transaction as if the same had occurred at the beginning of the applicable Four Quarter Period) and the application of any net proceeds therefrom, the Issuer or such Surviving Entity, as the case may be, either (x) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant entitled "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" above, or (y) would have a Consolidated EBITDAX Coverage Ratio that is equal to or greater than the Consolidated EBITDAX Coverage Ratio of the Issuer immediately prior to such transaction; provided, however, that this clause (2) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or one or more other Restricted Subsidiaries or (B) the Issuer merging with an Affiliate of the Issuer solely for the purpose and with the sole effect of reincorporating the Issuer in another jurisdiction, converting to an entity taxable for federal income tax purposes as a corporation or a combination of the foregoing;

                  (3)   immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness incurred or anticipated to be incurred or repaid and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; provided, however, that this clause (3) will not be applicable to a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or one or more other Restricted Subsidiaries; and

                  (4)   the Issuer or the Surviving Entity, as the case may be, shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

              For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Issuer, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

              Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer is not the Surviving Entity, the Surviving Entity formed by such consolidation or into which the Issuer is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such, and thereafter (except in the case of a lease of all or substantially all of the Issuer's assets) the Issuer will be relieved of all obligations and covenants under the Indenture and the Notes.

              Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Subsidiary Guarantee is to be released in accordance with the terms of the Subsidiary Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under "—Limitation on Asset Sales") will not, and the Issuer will not cause or permit any such Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Issuer or another Restricted Subsidiary that is a Subsidiary Guarantor unless:

                  (1)   the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is an entity organized and existing under the laws of the United States or any state thereof or the District of Columbia;

                  (2)   such entity (if other than the Subsidiary Guarantor) assumes by execution of a supplemental indenture all of the obligations of the Subsidiary Guarantor under its Subsidiary Guarantee; and

                  (3)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

              Any merger or consolidation of a Subsidiary Guarantor with and into the Issuer (with the Issuer being the surviving entity) or another Restricted Subsidiary that is a Subsidiary Guarantor need only comply with clause (4) of the first paragraph of this covenant.

              Upon any consolidation or merger of any Subsidiary Guarantor in accordance with the second preceding paragraph (excluding any merger or consolidation of a Subsidiary Guarantor whose Subsidiary Guarantee is to be released as specified in the first paragraph and any merger or consolidation of a Subsidiary Guarantor referred to in the immediately preceding paragraph) in which such Subsidiary Guarantor is not the continuing Person, the Person formed by such consolidation or into which such Subsidiary Guarantor is merged shall succeed to, and be substituted for, and may exercise every right and power of, such Subsidiary Guarantor under the Indenture and the Notes with the same effect as if such Person had been named as such.

              The covenant described under "Mergers and Similar Transactions" in the accompanying prospectus will not apply to the Notes except as and to the extent of the covenant described above.

              Limitation on Transactions with Affiliates.    The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, amend or conduct any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property, the guaranteeing of any Indebtedness or the rendering of any service) involving aggregate consideration in excess of $2.0 million with, or for the benefit of, any of their respective Affiliates (each an "Affiliate Transaction"), other than Affiliate Transactions that are on terms that, taken as a whole, are fair and reasonable to the Issuer or the applicable Restricted Subsidiary and are no less favorable to the Issuer or the applicable Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Issuer or such Restricted Subsidiary.

              Any Affiliate Transaction (and each series of related Affiliate Transactions which are part of a common plan) that involves aggregate payments or other property with a Fair Market Value in excess of $25.0 million shall be approved by a majority of the disinterested members of the Board of Directors of the Issuer, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Issuer or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions which are part of a common plan) that involves an aggregate Fair Market Value of more than $10.0 million, the Issuer shall, prior to the consummation thereof, deliver an Officer's Certificate to the Trustee certifying that such transaction complies with the foregoing provision.

              The restrictions set forth in the second paragraph of this covenant shall not apply to:

                  (1)   reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary as determined in good faith by the disinterested members of the Board of Directors of the Issuer or such Restricted Subsidiary, as the case may be;

                  (2)   transactions exclusively between or among the Issuer and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided, however, that such transactions are not otherwise prohibited by the Indenture;

                  (3)   any Investment or other Restricted Payments permitted by the Indenture;

                  (4)   any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment or severance arrangements, stock options and stock ownership, phantom stock or other incentive compensation plans approved by the Board of Directors of the Issuer;

                  (5)   (a) loans or advances to officers, directors or employees in the ordinary course of business in accordance with the past practices of the Issuer or its Restricted Subsidiaries, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time; and (b) advances to or reimbursements of officers, directors or employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

                  (6)   the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Issuer to, or the receipt by the Issuer of any capital contribution from, the holders of its Capital Stock;

                  (7)   transactions and arrangements in effect, or effected in accordance with agreements or arrangements in effect, on the Issue Date, including any modifications, extensions or renewals thereof that do not adversely affect the Issuer and its Restricted Subsidiaries, considered as a single enterprise in any material respect as compared to the kinds of transactions, arrangements or agreements in effect on the Issue Date;

                  (8)   transactions with a Person that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Subsidiary, an equity interest in, or controls, such Person;

                  (9)   transactions with any joint venture or similar entity, which joint venture or similar entity is an Affiliate of the Issuer solely because an Affiliate of the Issuer is a general partner in such joint venture or similar entity; provided that Affiliates (all such Affiliates taken together) of the Issuer (other than the Issuer and its Restricted Subsidiaries) do not in the aggregate beneficially own or hold, directly or indirectly, 10% or more of any class of voting interests in such joint venture or similar entity;

                  (10) (a) guarantees by the Issuer or any of its Restricted Subsidiaries of performance of obligations of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) pledges by the Issuer or any

    Restricted Subsidiary of Capital Stock in Unrestricted Subsidiaries for the benefit of lenders or other creditors of Unrestricted Subsidiaries; and

                  (11) any transaction in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of the first paragraph of this covenant.

              Limitation on Restricted and Unrestricted Subsidiaries.    At the time the Notes are originally issued, all of the Subsidiaries of the Issuer (Circle B Land Company LLC, Bill Barrett CBM Corporation, GB Acquisition Corporation, Elk Production Uintah, LLC, and Aurora Gathering, LLC) will be Restricted Subsidiaries. As the Issuer or any of its Subsidiaries forms or acquires Subsidiaries, each newly formed or acquired Subsidiary shall be designated by the Issuer's Board of Directors as a Restricted Subsidiary or an Unrestricted Subsidiary, provided that (1) any Subsidiary of any already existing Unrestricted Subsidiary shall be (and shall be deemed designated as) an Unrestricted Subsidiary (without necessity for any Board of Directors resolution), (2) subject to the foregoing clause (1), any designation of an Unrestricted Subsidiary (other than during any Fall-Away Period) shall be effective only if the Investment in that Subsidiary is made in compliance with the covenant described above under "—Limitation on Restricted Payments," and (3) subject to the foregoing clause (1), any failure by the Issuer's Board of Directors to affirmatively make such a designation of a Subsidiary shall be deemed a designation (in compliance with the Indenture) of such Subsidiary as a Restricted Subsidiary. After a Subsidiary of the Issuer has been designated as an Unrestricted Subsidiary, the Board of Directors of the Issuer may, if no Default or Event of Default would arise therefrom, redesignate such Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

                  (1)   any such redesignation shall be deemed to be an incurrence as of the date of such redesignation (other than during any Fall-Away Period) by the Issuer and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of the covenant under "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" above;

                  (2)   unless such redesignated Subsidiary shall not have any Indebtedness outstanding, other than Indebtedness which would be Permitted Indebtedness, no such designation shall be permitted (other than during any Fall-Away Period) if immediately after giving effect to such redesignation and the incurrence of any such additional Indebtedness the Issuer could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" above; and

                  (3)   other than during any Fall-Away Period, such Subsidiary assumes by execution of a supplemental indenture all of the obligations of a Subsidiary Guarantor under a Subsidiary Guarantee if the aggregate Indebtedness for which such Subsidiary is an obligor or guarantor is at least $10.0 million in aggregate principal amount.

              After a Subsidiary of the Issuer has been designated as a Restricted Subsidiary, the Board of Directors of the Issuer also may, if no Default or Event of Default would arise therefrom, redesignate any Restricted Subsidiary to be an Unrestricted Subsidiary if such redesignation is at that time permitted under "—Limitation on Restricted Payments" above. Upon such permitted redesignation, such former Restricted Subsidiary's Subsidiary Guarantee will be released.

              Any such designation or redesignation (other than any deemed designation referred to in clause (1) of the proviso to the first paragraph of this covenant) of an Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors giving effect to such designation or redesignation and an

Officers' Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth in reasonable detail the underlying calculations.

              For purposes of the covenant described under "—Limitation on Restricted Payments" above:

                  (1)   an "Investment" shall be deemed to have been made at the time any Restricted Subsidiary is designated as an Unrestricted Subsidiary in an amount (proportionate to the Issuer's equity interest in such Subsidiary) equal to the net worth of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary ("net worth" to be calculated based upon the Fair Market Value of the assets of such Subsidiary as of any such date of designation as such Fair Market Value is determined in good faith by the Issuer's Board of Directors); and

                  (2)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer as such Fair Market Value is determined in good faith by the Issuer's Board of Directors.

              Notwithstanding the foregoing, the Board of Directors may not designate any Subsidiary of the Issuer to be an Unrestricted Subsidiary (other than during any Fall-Away Period) if, after such designation or redesignation:

                  (1)   the Issuer or any Restricted Subsidiary:

                      (a)   provides credit support for, or a guarantee of, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness); or

                      (b)   is otherwise directly or indirectly liable for any Indebtedness of such Subsidiary; or

                  (2)   such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which (a) is not a Subsidiary of the Subsidiary to be so designated and (b) is not also then being designated as an Unrestricted Subsidiary.

              During any Fall-Away Period, a Subsidiary may be redesignated an Unrestricted Subsidiary only if such Restricted Subsidiary does not own, at that time, Restricted Property, unless such Restricted Subsidiary constitutes, at the time of redesignation, less than 15% of the Issuer's Adjusted Consolidated Net Tangible Assets.

              Subsidiary Guarantors.    If, after the Issue Date, any Restricted Subsidiary (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary but excluding any Foreign Subsidiary and further excluding any Non-Guarantor Restricted Subsidiary if the Consolidated Net Worth of such Non-Guarantor Restricted Subsidiary, together with the Consolidated Net Worth of all other Non-Guarantor Restricted Subsidiaries, as of such date, does not exceed $10.0 million in the aggregate) incurs or guarantees any Indebtedness, which when combined with any other such Indebtedness for which such Restricted Subsidiary is an obligor or guarantor, is at least $10.0 million in aggregate principal amount, the Issuer shall cause such Restricted Subsidiary to:

                  (1)   execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer's obligations under the Notes and the Indenture on the terms set forth in the Indenture; and

                  (2)   deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary in accordance with its terms.

              Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the Indenture, subject to such Restricted Subsidiary ceasing to be a Subsidiary Guarantor when its Subsidiary Guarantee is released in accordance with the terms of the Indenture.

              In addition, to the extent the collective Consolidated Net Worth of the Non-Guarantor Restricted Subsidiaries, as of the date of the creation of, acquisition of or Investment in a Non-Guarantor Restricted Subsidiary, exceeds $10.0 million, the Issuer shall, within 60 days after such date, cause one or more of such Non-Guarantor Restricted Subsidiaries to deliver to the Trustee such a supplemental indenture and opinion as specified in clauses (1) and (2) of the second preceding paragraph (and thereby cause such Non-Guarantor Restricted Subsidiary(ies) to cease to be Non-Guarantor Restricted Subsidiary(ies)), such that the collective Consolidated Net Worth of all remaining Non-Guarantor Restricted Subsidiaries does not exceed $10.0 million in the aggregate.

              Reports to Holders.    The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Issuer will file with the SEC for public availability (unless the SEC will not accept such a filing, in which case the Issuer will, or will cause the Trustee to, furnish the Holders of Notes and securities analysts and prospective investors (upon request)):

                  (1)   all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Issuer and its consolidated Subsidiaries showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer, if any (except with respect to Subsidiaries designated as Unrestricted Subsidiaries that, when taken together with all other Unrestricted Subsidiaries, are "minor" within the meaning of Rule 3-10 of Regulation S-X, substituting 5% for 3% where applicable) and, with respect to the annual information only, a report thereon by the Issuer's certified independent accountants; and

                  (2)   all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

              In the event that any direct or indirect parent company of the Issuer becomes a guarantor of the Notes, the Issuer may satisfy its obligations under this covenant by furnishing financial information relating to such parent; provided that (a) such financial statements are accompanied by consolidating financial information for such parent, the Issuer, the Subsidiary Guarantors and the Subsidiaries of the Issuer that are not Subsidiary Guarantors in the manner prescribed by the SEC and (b) such parent is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Issuer.

              The Issuer will be deemed to have furnished to the Holders and to securities analysts and prospective investors the reports or information referred to in clauses (1) and (2) of the first paragraph of this covenant or the information referred to in the second paragraph of this covenant if the Issuer has posted such reports or information on the Issuer Website with access to current and prospective investors. For purposes of this covenant, the term "Issuer Website" means the collection of web pages that may be accessed on the World Wide Web using the URL address http://www.billbarrettcorp.com or such other address as the Issuer may from time to time designate in writing to the Trustee. Information on such website shall not be deemed incorporated by reference into this prospectus supplement.

              This covenant will not impose any duty on the Issuer under the Sarbanes-Oxley Act of 2002 and the related SEC rules that would not otherwise be applicable.

No Personal Liability of Directors, Officers and Employees

              No director, officer, employee, incorporator, partner, member or stockholder of the Issuer or any Subsidiary Guarantor, as such, shall have any liability for any of the Issuer's or any Subsidiary Guarantor's obligations under the Notes or the Indenture or any Subsidiary Guaranty or any claim based on, in respect of, by reason of, these obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Events of Default

              The following events will be defined in the Indenture as "Events of Default":

                  (1)   the failure to pay interest on any Notes when the same becomes due and payable and the failure continues for a period of 30 days;

                  (2)   the failure by the Issuer to (a) pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise, or (b) consummate a purchase of Notes when required pursuant to the covenants described above under (i) "—Change of Control" and (ii) "—Certain Covenants—Limitation on Asset Sales," which failure, solely in the case of clause (b)(i), continues for a period of 30 days or, solely in the case of clause (b)(ii), continues for a period of 30 days after the Issuer receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (including any Additional Notes);

                  (3)   the failure to comply with any other covenant contained in the Indenture and described above under the caption "—Certain Covenants," which failure continues for a period of 30 days after the Issuer receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (including any Additional Notes) (except in the case of a failure to comply with any of the terms or provisions of (i) the first paragraph of "—Certain Covenants—Merger, Consolidation and Sale of Assets" which will constitute an Event of Default with such notice requirement but without such passage of time requirement or (ii) "—Certain Covenants—Reports to Holders," which will constitute an Event of Default only after a period of 90 days after such notice);

                  (4)   the failure of the Issuer or any Subsidiary Guarantor to comply with its other agreements contained in the Indenture for 60 days after the Issuer receives written notice from the Trustee or the Holders of 25% in principal amount of the outstanding Notes (including any Additional Notes) specifying the failure (and demanding that such failure be remedied);

                  (5)   a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Issuer or of any Restricted Subsidiary (or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary), whether such Indebtedness exists on the Issue Date or is created thereafter, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a "payment default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates at least $50.0 million;

                  (6)   one or more judgments for the payment of money in an aggregate amount in excess of $50.0 million (unless covered by insurance by a reputable insurer as to which the insurer has not disclaimed coverage) shall have been rendered against the Issuer or any of its Restricted Subsidiaries and such judgment(s) remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

                  (7)   certain events of bankruptcy affecting the Issuer or any of its Significant Subsidiaries; or

                  (8)   any of the Subsidiary Guarantees cease to be in full force and effect or any of the Subsidiary Guarantees are declared to be null and void or invalid and unenforceable or any of the Subsidiary Guarantors denies or disaffirms its liability under its Subsidiary Guarantees (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of the Indenture).

              The Indenture will provide that, if an Event of Default (other than an Event of Default specified in clause (7) above relating to the Issuer) shall occur and be continuing, the Holders of at least 25% in principal amount of outstanding Notes (including any Additional Notes) may, or the Trustee may, in the event that the Trustee is deemed to have notice of such Event of Default, declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes to be due and payable by notice in writing to the Issuer and the Trustee specifying the Event of Default and that it is a "notice of acceleration," and the same shall become immediately due and payable. If an Event of Default specified in clause (7) above relating to the Issuer occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The effect of such provision may be limited by applicable law. Notwithstanding the foregoing, if an Event of Default specified in clause (5) above shall have occurred and be continuing, such Event of Default and any acceleration resulting therefrom shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid, or (ii) the default relating to such Indebtedness has been waived or cured and, if such Indebtedness has been accelerated, the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.

              The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes (including any Additional Notes) may rescind and cancel such declaration and its consequences:

                  (1)   if the rescission would not conflict with any judgment or decree;

                  (2)   if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

                  (3)   to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

                  (4)   if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

                  (5)   in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description of Events of Default above, the Trustee shall have received an officers' certificate that such Event of Default has been cured or waived; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

              The Indenture will provide that, at any time prior to the declaration of acceleration of the Notes, the Holders of a majority in principal amount of the Notes (including any Additional Notes) may waive (including by any waivers obtained in connection with a purchase of, or tender or exchange offer for, Notes) any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

              The Indenture will provide that Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes (including any Additional Notes) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee reasonably determines is unduly prejudicial to the rights of any other Holder of a Note or that would in the opinion of its counsel involve the Trustee in personal liability.

              The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required within ten Business Days to deliver to the Trustee a statement specifying such Default or Event of Default, unless such Default or Event of Default has been cured before the end of the ten-Business Day period.

              The matters described under "Events of Default" in the accompanying prospectus will not apply to the Notes except as and to the extent described above.

Legal Defeasance and Covenant Defeasance

              The Issuer may, at its option and at any time, elect to have its obligations and the corresponding obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, and satisfied all of its obligations with respect to the Notes, except for:

                  (1)   the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

                  (2)   the Issuer's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

                  (3)   the rights, powers, trust, duties and immunities of the Trustee and the Issuer's obligations in connection therewith; and

                  (4)   the Legal Defeasance provisions of the Indenture.

              In addition, the Issuer may, at its option and at any time, elect to terminate its obligations under "—Change of Control" and under all of the covenants that are described in the "—Certain Covenants" (other than the covenant described in the first paragraph under "—Merger, Consolidation and Sale of Assets," except to the extent described below) and the operation of clause (2)(b), clauses (3) through (6) and clause (8) under "—Events of Default" and the limitations described in clause (2) of the first paragraph under the covenant "—Merger, Consolidation and Sale of Assets" and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes ("Covenant Defeasance"). In the event of Legal Defeasance, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. In the event Covenant Defeasance occurs, certain events (other than nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under "—Events of Default" will no longer constitute an Event of Default with respect to the Notes. If the Issuer exercises either its Legal Defeasance or Covenant Defeasance option, each Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee.

              In order to exercise either Legal Defeasance or Covenant Defeasance:

                  (1)   the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in United States dollars, non-callable United States government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

                  (2)   in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

                      (a)   the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

                      (b)   since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

                  (3)   in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

                  (4)   no Default or Event of Default, of which the Trustee is deemed to have notice, shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds, or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of which are to be applied to such deposit);

                  (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds, or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of which are to be applied to such deposit) or any other Indebtedness incurred under clause (1) of the definition of "Permitted Indebtedness";

                  (6)   the Issuer shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;

                  (7)   the Issuer shall have delivered to the Trustee an officers' certificate stating that all conditions precedent relating to such Legal Defeasance or Covenant Defeasance, as applicable, have been complied with; and

                  (8)   the Issuer shall have delivered to the Trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent relating to such Legal Defeasance or Covenant Defeasance, as applicable, have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

              The matters described under "Defeasance, Covenant Defeasance and Satisfaction and Discharge" in the accompanying prospectus will not apply to the Notes except as and to the extent of the matters described above.

Satisfaction and Discharge

              The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

                  (1)   either:

                      (a)   all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

                      (b)   all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds (constituting cash in U.S. dollars, non-callable Cash Equivalents within the meaning of clauses (1) or (2) of the definition thereof or a combination of cash in U.S. dollars and such non-callable Cash Equivalents) in an amount sufficient (without consideration or any reinvestment of interest) to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

                  (2)   the Issuer has paid all other sums payable under the Indenture by the Issuer; and

                  (3)   the Issuer has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

              The matters described under "Defeasance, Covenant Defeasance and Satisfaction and Discharge" in the accompanying prospectus will not apply to the Notes except as and to the extent of the matters described above.

Modification of the Indenture

              From time to time, the Issuer, the Subsidiary Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, to comply with any requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA, to make any change that would provide any additional benefit or rights to the Holders or that does not adversely affect the rights of any Holder, to conform the Indenture to the Description of the Notes herein or to, in certain circumstances, comply with the Indenture. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel; provided, however, that in delivering such opinion of counsel, such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

              Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including any Additional Notes) issued under the Indenture (including consents obtained in connection with a purchase of, or tender or exchange offer for, Notes), except that, without the consent of each Holder affected thereby, no amendment may (with respect to Notes held by any non-consenting Holder):

                  (1)   reduce the amount of Notes whose Holders must consent to an amendment;

                  (2)   reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

                  (3)   reduce the principal of or change or have the effect of changing the fixed maturity of any Notes;

                  (4)   reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "—Optional Redemption" above; provided, however, that solely for the avoidance of doubt and without any other implication, redemption shall not be deemed to include any purchase or repurchase of Notes;

                  (5)   make any Notes payable in money other than that stated in the Notes;

                  (6)   make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

                  (7)   amend, change or modify in any material respect the obligation of the Issuer (A) to make and consummate a Change of Control Offer in the event a Change of Control Triggering Event has occurred or (B) to make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions applicable to any such Change of Control Triggering Event or Asset Sale that has occurred or been consummated;

                  (8)   modify or change any provision of the Indenture or the related definitions affecting the ranking in right of payment of the Notes or any Subsidiary Guarantee as senior unsecured indebtedness of the Issuer or the relevant Subsidiary Guarantors, as the case may be, in a manner which adversely affects the Holders;

                  (9)   to provide for the issuance of Additional Notes under the Indenture in accordance with the limitations set forth in the Indenture; or

                  (10) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

              The Holders of a majority of the principal amount of the Notes (including any Additional Notes) then outstanding (including waivers obtained in connection with a purchase of, or tender or exchange offer for, Notes) may waive compliance with certain restrictive covenants and provisions of the Indenture, except in the case of the matters specified in the first paragraph under this caption "Modification of the Indenture."

              The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment, supplement or waiver under the Indenture becomes effective, the Issuer is required to mail to the Holders a notice briefly describing the amendment, supplement or waiver. However, the failure to give such notice, or any defect in the notice, will not impair or affect the validity of the amendment, supplement or waiver.

              The matters described under "Modifications and Waivers" in the accompanying prospectus will not apply to the Notes except as and to the extent of the matters described above.

Governing Law

              The Indenture will provide that the Indenture, the Notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

              The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise thereof as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

              A successor Trustee may be appointed in accordance with the terms of the Indenture.

              The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Issuer or a Subsidiary Guarantor, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided, however, that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Definitions

              Set forth below is a summary of certain of the defined terms to be used in the Indenture. Reference is made to the form of Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

              "Acquired Indebtedness" means Indebtedness or Preferred Stock of a Person or any of its Subsidiaries (1) existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Issuer or any of its Restricted Subsidiaries or (2) which becomes Indebtedness or Preferred Stock of the Issuer or a Restricted Subsidiary in connection with the acquisition of assets from such Person, in each case not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

              "Acquired Subordinated Indebtedness" means Indebtedness of the Issuer or any Subsidiary Guarantor that (i) is subordinated or junior in right of payment to the Notes or such Subsidiary Guarantor's Subsidiary Guarantee, as the case may be, (ii) constitutes Acquired Indebtedness and (iii) was not incurred in connection with, or in contemplation of, another Person merging with or into, or becoming a Restricted Subsidiary of, the Issuer or any of its Subsidiaries.

              "Adjusted Consolidated Net Tangible Assets" or "ACNTA" of a Person means (without duplication), as of the date of determination:

                  (1)   the sum of:

                      (a)   discounted future net revenues from proved oil and gas reserves of the Issuer and its Restricted Subsidiaries, calculated in accordance with Commission guidelines (before any state or federal or other income tax), as estimated by a nationally recognized firm of independent petroleum engineers or the Issuer in a reserve report prepared by the Issuer's petroleum engineers as of a date no earlier than the date of the Issuer's latest annual consolidated financial statements, as increased by, as of the date of determination, the estimated discounted future net revenues from:

                        (i)    estimated proved oil and gas reserves acquired by the Issuer and its Restricted Subsidiaries since the date of such year-end reserve report; and

                        (ii)   estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation, production and other activities, which reserves were not reflected in such reserve report which would, in accordance with standard industry practice, result in such determinations, in each of cases (i) and (ii) calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from:

                        (iii)  estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report; and

                        (iv)  estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions, exploration, development or exploitation, production or other activities conducted since the date of such reserve report or other factors which would, in accordance with standard industry practice, cause such revisions, in each of cases (iii) and (iv) calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report) and, in the case of each of clauses (i), (ii), (iii) and (iv), as estimated by the Issuer's petroleum engineers or any independent petroleum engineers engaged by the Issuer for that purpose; plus

                      (b)   the capitalized costs that are attributable to oil and gas properties of the Issuer and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the Issuer's books and records as of a date no earlier than the date of the Issuer's most recent annual or quarterly financial statements; plus

                      (c)   the Net Working Capital on a date no earlier than the date of the Issuer's most recent consolidated annual or quarterly financial statements; plus

                      (d)   with respect to each other tangible asset of the Issuer or its consolidated Restricted Subsidiaries specifically including, but not to the exclusion of any other qualifying tangible assets, the Issuer's or its consolidated Restricted Subsidiaries' gas gathering and processing facilities, land, equipment, leasehold improvements, investments carried on the equity method, restricted cash and the carrying value of marketable securities, the greater of (i) the net book value of such other tangible asset on a date no earlier than the date of the Issuer's most recent consolidated annual or quarterly financial statements and (ii) the appraised value, as estimated by independent appraisers, of such other tangible assets of the Issuer and its Restricted Subsidiaries (provided that the Issuer may rely on subclause (i) of this clause (d) if no appraisal is available or has been obtained), as of a date no earlier than the date of the Issuer's latest audited financial statements; minus

                  (2)   minority interests and, to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any net natural gas balancing liabilities of the Issuer and its consolidated Restricted Subsidiaries reflected in the Issuer's latest audited financial statements.

              In addition to, but without duplication of, the foregoing, for purposes of this definition, "Adjusted Consolidated Net Tangible Assets" shall be calculated after giving effect, on a pro forma basis, to (A) any Investment not prohibited by the Indenture, to and including the date of the transaction giving rise to the need to calculate Adjusted Consolidated Net Tangible Assets (the "Assets Transaction Date"), in any other Person that, as a result of such Investment, becomes a Restricted Subsidiary of the Issuer, (B) the acquisition, to and including the Assets Transaction Date (by merger, consolidation or purchase of stock or assets), of any business or assets, including, without limitation, Permitted Industry Investments, and (C) any sales or other dispositions of assets permitted by the Indenture (other than sales of Hydrocarbons or other mineral products in the ordinary course of business) occurring on or prior to the Assets Transaction Date. If the Issuer changes its method of accounting from the successful efforts method to the full costs method or a similar method of accounting, "ACNTA" will continue to be calculated as if the Issuer were still using the successful efforts method of accounting.

              "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

              "Affiliate Transaction" has the meaning set forth under "—Certain Covenants—Limitation on Transactions with Affiliates."

              "Asset Acquisition" means (1) an Investment by the Issuer or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Issuer or any Restricted Subsidiary, or (2) the acquisition by the Issuer or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division, operating unit, segment, business, group of related assets or line of business of such Person.

              "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, exchange, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Issuer or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Issuer or a Restricted Subsidiary of:

                  (1)   any Capital Stock of any Restricted Subsidiary; or

                  (2)   any other property or assets (including any interests therein) (other than cash or Cash Equivalents) of the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction; provided, however, that Asset Sales shall not include:

                      (a)   the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Issuer in a transaction which is (i) made in compliance with the provisions of "—Certain Covenants—Merger, Consolidation and Sale of Assets" or (ii) subject to the provisions of "—Change of Control";

                      (b)   any Investment in an Unrestricted Subsidiary which is made in compliance with the provisions of "—Certain Covenants—Limitation on Restricted Payments" above;

                      (c)   disposals, abandonments or replacements of damaged, unserviceable, worn-out or other obsolete equipment or other assets or assets that are no longer useful in the conduct of the Crude Oil and Natural Gas Business of the Issuer and its Restrict Subsidiaries;

                      (d)   the sale, lease, conveyance, disposition or other transfer (each, a "Transfer") by the Issuer or any Restricted Subsidiary of assets or property, or the issuance or sale of Capital Stock by a Restricted Subsidiary, to the Issuer or one or more Restricted Subsidiaries;

                      (e)   any disposition or other Transfer of Hydrocarbons or other mineral products in the ordinary course of business or the Transfer of equipment, inventory, products, services, accounts receivable or other assets in the ordinary course of business;

                      (f)    any Transfer of an interest in an oil, gas or mineral property, pursuant to a farm-out, farm-in, joint operating, overriding royalty interest, area of mutual interest or unitization agreement, or other similar or customary arrangement or agreement that the Issuer or any Restricted Subsidiary determines in good faith to be necessary or appropriate for the economic development of such Property other than Production Payments and Reserve Sales;

                      (g)   surrender or waiver of contract rights, oil and gas leases or property related thereto, abandonment of any oil or gas property or interests therein or the settlement, release or surrender of contract, tort or other claims of any kind;

                      (h)   any disposition of defaulted receivables that have been written-off as uncollectible that arose in the ordinary course of business for collection;

                      (i)    any Asset Swap;

                      (j)    the Transfer by the Issuer or any Restricted Subsidiary of assets or property in any single transaction or series of related transactions that involve assets or properties having a Fair Market Value (valued at the Fair Market Value of such assets or property at the time of such Transfer) not to exceed $20.0 million;

                      (k)   a Restricted Payment that does not violate the covenant described above under the caption "—Certain Covenants—Limitation on Restricted Payments" or a Permitted Investment (including, without limitation, unwinding any Commodity Agreements, Interest Rate Agreements or Currency Agreements);

                      (l)    any Production Payments and Reserve Sales, provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Crude Oil and Natural Gas Business for geologists, geophysicists and other providers of technical services to the Issuer or a Restricted Subsidiary, shall have been created, incurred, issued, assumed or Guaranteed in connection with the acquisition or financing of, and within 60 days after the acquisition of, the property that is subject thereto;

                      (m)  the disposition (whether or not in the ordinary course of the Crude Oil and Natural Gas Business) of oil or gas properties or direct or indirect interests in real property; provided that at the time of such sale or transfer such properties do not have associated with them any proved reserves;

                      (n)   the farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties owned or held by the Issuer or such Restricted Subsidiary in exchange for crude oil and natural gas properties owned or held by another Person;

                      (o)   the creation or perfection of a Lien (but not, except to the extent contemplated in clause (p) below, the sale or other disposition of the properties or assets subject to such Lien);

                       (p)   the creation or perfection of a Permitted Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien;

                       (q)   the licensing or sublicensing of intellectual property, including, without limitation, licenses for seismic data, in the ordinary course of business and which do not materially interfere with the business of the Issuer and its Restricted Subsidiaries; and

                       (r)   the disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 29 of the Internal Revenue Code or any successor or analogous provisions of the Internal Revenue Code.

              "Asset Swap" means any trade or exchange by the Issuer or any Restricted Subsidiary of oil and gas properties or other properties or assets for oil and gas properties or other properties or assets owned or held by another Person; provided that the Fair Market Value of the properties or assets traded or exchanged by the Issuer or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash) to be received by the Issuer or such Restricted Subsidiary, and provided, further, that any Net Cash Proceeds received must be applied in accordance with "—Certain Covenants—Limitation on Asset Sales."

              "Board of Directors" means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof including, in the case of a limited partnership, the board of directors of the managing general partner thereof.

              "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

              "Business Day" means any day other than a Saturday, Sunday or any other day on which commercial banking institutions in the City of New York are required or authorized by law or other governmental action to be closed.

              "Capital Stock" means:

                  (1)   with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and including any warrants, options or rights to acquire any of the foregoing and instruments convertible into any of the foregoing;

                  (2)   with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

                  (3)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing clauses (1), (2) and (3) any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

              "Capitalized Lease Obligation" means, as to any Person, an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP (other than any obligation that is required to be classified and accounted for as an operating lease for financial reporting purposes in accordance with GAAP as in effect on the Issue Date), and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under "—Certain Covenants—Limitation on Liens," a Capitalized Lease Obligation will be deemed to be secured by a Lien on the property being leased.

              "Cash Equivalents" means:

                  (1)   marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

                  (2)   marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody's;

                  (3)   commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having one of the two highest ratings obtainable from Moody's or S&P;

                  (4)   certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof or demand deposit accounts and Eurodollar time deposits and overnight bank deposits issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $100 million;

                  (5)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) or (2) above entered into with any bank meeting the qualifications specified in clause (4) above;

                  (6)   deposits in money market funds investing in instruments of the type specified in clauses (1) through (5) above; and

                  (7)   money market mutual or similar funds having assets in excess of $100 million.

              "Change of Control" means the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Issuer to any Person or Group (each, a "Transferee") as such terms are used in Section 13(d) and 14(d) of the Exchange Act (whether or not otherwise in compliance with the provisions of the Indenture), but excluding any such sale, lease, exchange or other transfer as part of a transaction in compliance with "—Certain Covenants—Merger, Consolidation and Sale of Assets" if the owners of the Capital Stock of the Issuer immediately prior to such transaction own at least a majority of the Capital Stock of such Transferee immediately after such transaction by economic or voting interest; (b) the approval by the Issuer of any plan or proposal for the liquidation or dissolution of the Issuer (whether or not otherwise in compliance with the provisions of the Indenture); (c) any Person or Group shall become the beneficial owner (as defined in Rule 13d-3 of the Exchange Act, except that a Person or Group shall be deemed to be a beneficial owner of all securities such Person or Group shall have the right to acquire or vote within one year), directly or indirectly, of Capital Stock representing more than 50% of the aggregate total ordinary voting power represented by the issued and outstanding Capital Stock of the Issuer; or (d) the replacement of a majority of the Board of Directors of the Issuer over a two-year period from the directors who constituted the Board of Directors of the Issuer at the beginning of such period with directors who shall not have been approved by a vote of at least a majority of the Board of Directors of the Issuer then still in office who either were members of such Board of Directors at the Issue Date or whose election as a member of such Board of Directors was previously so approved.

              "Change of Control Offer" has the meaning set forth under "—Change of Control."

              "Change of Control Payment Date" has the meaning set forth under "—Change of Control."

              "Commission" means the Securities and Exchange Commission.

              "Commodity Agreements" means, with respect to any Person, any futures contract, forward contract, commodity swap agreement, commodity option agreement, hedging agreements and other agreements or arrangements or any combination thereof entered into by such Person in respect of Hydrocarbons purchased, used, produced, processed or sold by such Person or its Subsidiaries that are customary in the Crude Oil and Natural Gas Business and that are designed to manage the risks of Hydrocarbon price fluctuations.

              "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

              "Company Properties" means all Properties, and equity, partnership or other ownership interests therein, that are related or incidental to, or used or useful in connection with, the conduct or operation of any business activities of the Issuer or the Subsidiaries, which business activities are not prohibited by the terms of the Indenture.

              "Consolidated EBITDAX" means, for any period, the sum (without duplication) of:

                  (1)   Consolidated Net Income; and

                  (2)   to the extent Consolidated Net Income has been reduced thereby:

                      (a)   all income taxes of the Issuer and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

                      (b)   Consolidated Interest Expense;

                      (c)   the amount of any Preferred Stock dividends paid by the Issuer and its Restricted Subsidiaries; and

                      (d)   Consolidated Non-cash Charges or consolidated exploration expense,

less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Issuer and its Restricted Subsidiaries in accordance with GAAP.

              "Consolidated EBITDAX Coverage Ratio" means, with respect to the Issuer, the ratio of (i) Consolidated EBITDAX of the Issuer during the four full fiscal quarters for which financial information in respect thereof is available (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated EBITDAX Coverage Ratio (the "Transaction Date") to (ii) Consolidated Fixed Charges of the Issuer for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDAX" and "Consolidated Fixed Charges" shall be calculated after giving effect (without duplication) on a pro forma basis for the period of such calculation to:

                  (1)   the incurrence or repayment of any Indebtedness or issuance of Preferred Stock of the Issuer or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or issuance of other Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

                  (2)   any Asset Sales (and the application of the proceeds thereof) or Asset Acquisitions by the Issuer or any Restricted Subsidiary (or by any Person acquired by the Issuer or any Restricted Subsidiary) (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring Acquired Indebtedness, and also including, without limitation, any Consolidated EBITDAX attributable to the assets which are the subject of the Asset Acquisition or Asset Sale (and the application of the proceeds thereof) during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale (and the application of the proceeds thereof) or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

              For purposes of this definition, (a) any Person that is a Restricted Subsidiary on the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during the Four Quarter Period; and (b) any Person that is not a Restricted Subsidiary on the Transaction Date will be deemed not to have been a Restricted Subsidiary at any time during the Four Quarter Period. If the Issuer or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding paragraph shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or the Restricted Subsidiary, as the case may be, had directly incurred or otherwise assumed such guaranteed Indebtedness.

              For purposes of this definition, whenever pro forma effect is to be given to an acquisition or disposition of assets or any other event in connection with any calculation, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer (including pro forma expense and cost reductions and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the Issuer (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any regulation or policy of the Commission related thereto)).

              Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated EBITDAX Coverage Ratio":

                  (1)   interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

                  (2)   if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

                  (3)   notwithstanding clauses (1) and (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

              "Consolidated Fixed Charges" means, with respect to the Issuer for any period, the sum, without duplication, of:

                  (1)   Consolidated Interest Expense (including any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Issuer and its Restricted Subsidiaries

    prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness), plus

                  (2)   the amount of all dividend payments on any series of Preferred Stock of the Issuer or any Restricted Subsidiary (other than dividends paid in Qualified Capital Stock and other than to the Issuer or any Restricted Subsidiary) paid, accrued or scheduled to be paid or accrued during such period.

              "Consolidated Interest Expense" means, with respect to the Issuer for any period, the sum of, without duplication:

                  (1)   the aggregate of the interest expense of the Issuer and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of original issue discount and debt issuance cost, (b) the net costs, losses or gains under Interest Rate Agreements, (c) all capitalized interest, and (d) the interest portion of any deferred payment obligation, plus

                  (2)   the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Issuer and its Restricted Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP, minus

                  (3)   to the extent included above, write-off of deferred financing costs and interest attributable to Dollar-Denominated Production Payments.

              "Consolidated Net Income" means, with respect to the Issuer for any period, the aggregate net income (or loss) of the Issuer and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

                  (1)   any net after-tax gains (or losses) from Asset Sales or abandonments or reserves relating thereto;

                  (2)   any net after-tax extraordinary or nonrecurring gains (or losses) and any net after-tax gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

                  (3)   the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by charter, contract, operation of law or otherwise;

                  (4)   the net income of any Person in which the Issuer has an interest, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions actually paid to the Issuer or to a Restricted Subsidiary by such Person (and provided that the Issuer's equity in a net loss of any such Person for such period shall not be included in determining such Consolidated Net Income, except to the extent of the aggregate cash actually contributed to such Person by the Issuer or a Restricted Subsidiary during such period);

                  (5)   (a) any net after-tax income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) and (b) any income or loss attributable to any Person acquired in any pooling-of-interests transaction for any period prior to the date of such acquisition;

                  (6)   in the case of a successor to the Issuer by consolidation or merger or as a transferee of the Issuer's assets, any net income (or loss) of the successor corporation prior to such consolidation, merger or transfer of assets;

                  (7)   any non-cash charges related to a ceiling test write-down under GAAP;

                  (8)   any unrealized non-cash gains or losses or charges in respect of Interest Rate Agreements, Currency Agreements or Commodity Agreements (including those resulting from the application of SFAS 133);

                  (9)   any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, in accordance with GAAP;

                  (10) any consolidated non-cash gains or losses arising from changes in GAAP standards or principles after the Issue Date or the cumulative effect thereof;

                  (11) all net income or loss of Unrestricted Subsidiaries;

                  (12) any asset (including goodwill) impairment or writedown on or related to Crude Oil and Natural Gas Properties or other non-current assets under applicable GAAP or Commission guidelines; and

                  (13) any non-cash or nonrecurring charges associated with any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to maturity.

              "Consolidated Net Worth" means, with respect to any specified Person as of any date, the sum of:

                  (1)   the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

                  (2)   the respective amounts reported on such Person's balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such Preferred Stock.

              "Consolidated Non-cash Charges" means, with respect to the Issuer, for any period, the aggregate depreciation, depletion, amortization, impairment and other non-cash charges or expenses of the Issuer and its Restricted Subsidiaries reducing Consolidated Net Income of the Issuer for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

              "consolidation" means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries of such Person with those of such Person, all in accordance with GAAP; provided, however, that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary of such Person with the accounts of such Person. The term "consolidated" has a correlative meaning to the foregoing.

              "Covenant Defeasance" has the meaning set forth under "—Legal Defeasance and Covenant Defeasance."

              "Credit Facilities" means, with respect to the Issuer or any Restricted Subsidiary, one or more debt facilities (including the Senior Credit Facility) or debt issuances or letters of credit or any successor or replacement agreement, in each case, as amended, restated, modified, renewed or refinanced in whole or in part from time to time.

              "Crude Oil and Natural Gas Business" means:

                  (1)   the acquisition, exploration, exploitation, development, operation, production, hedging, swapping and disposition of interests in oil, natural gas and other Hydrocarbon properties and assets;

                  (2)   the gathering, marketing, treating, processing, storage, refining, hedging, swapping, selling and transporting of any production from such interests, properties or assets (or interests, properties or assets of others) and products produced in association therewith; and

                  (3)   activities arising from, relating to or necessary, appropriate, ancillary, complementary or incidental to the foregoing.

              "Crude Oil and Natural Gas Properties" means all Properties, including equity or other ownership interests therein, owned by any Person which contain or have been assigned "proved oil and gas reserves," as defined in Rule 4-10 of Regulation S-X of the Securities Act.

              "Crude Oil and Natural Gas Related Assets" means any Investment or capital expenditure (but not including additions to working capital or repayments of any revolving credit or working capital borrowings) by the Issuer or any Subsidiary of the Issuer which is related to the business of the Issuer and its Subsidiaries as it is conducted on the date of the Asset Sale giving rise to the Net Cash Proceeds to be reinvested.

              "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract or other similar agreement or arrangement to which such Person is a party or beneficiary.

              "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

              "Disqualified Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person that is not itself Disqualified Stock) or is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock, pursuant to a sinking fund obligation or otherwise, or is mandatorily redeemable at the sole option of the holder thereof (other than redeemable only for Capital Stock of such Person that is not itself Disqualified Stock) or is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock, in whole or in part, in either case, on or prior to the final stated maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the final stated maturity of the Notes shall not constitute Disqualified Stock if:

                  (1)   the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under "—Certain Covenants—Limitation on Asset Sales" and "—Change of Control"; and

                  (2)   any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto (or concurrently therewith, provided that all of the Notes validly tendered for purchase and not withdrawn pursuant to the requirements described under "—Change of Control" or "—Certain Covenants—Limitation on Asset Sales" are so purchased).

              The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

              "Dollar-Denominated Production Payment" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

              "Equity Offering" means an offering of Qualified Capital Stock of the Issuer, including any Public Equity Offerings and any non-public, unregistered offering or private placement of such Qualified Capital Stock, or any contribution to capital of the Issuer in respect of Qualified Capital Stock of the Issuer.

              "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

              "Fair Market Value" means, with respect to any asset or property, the price which would be paid in an arm's-length, free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Unless otherwise provided in the Indenture, (i) Fair Market Value of an asset or property in excess of $20 million shall be determined in good faith by the Board of Directors of the Issuer, and shall be evidenced by a Board Resolution, and (ii) any lesser Fair Market Value shall be determined by the principal financial officer or principal accounting officer of the Issuer acting in good faith, which determination, in the case of clause (i) or (ii) will be conclusive for all purposes under the Indenture.

              "Foreign Subsidiary" means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof and any direct or indirect subsidiary of such Restricted Subsidiary, and in each such case, as of its most recently available balance sheet date, at least 50% of the tangible assets of which were not located in the United States of America or any state or territory thereof.

              "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

                  (1)   the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

                  (2)   statements and pronouncements of the Financial Accounting Standards Board;

                  (3)   such other statements by such other entity as approved by a significant segment of the accounting profession; and

                  (4)   the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

              "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

                  (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

                  (2)   entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business or any obligation to the extent it is payable only in Qualified Capital Stock. The term "guarantee" used as a verb has a corresponding meaning.

              "Holder" means any Person that is the registered holder of a Note.

              "Hydrocarbons" means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products, by-products and all other substances (whether or not hydrocarbon in nature) produced in connection therewith or refined, separated, settled or derived therefrom or the processing thereof, and all other minerals and substances related to the foregoing, including, but not limited to, liquified petroleum gas, natural gas, kerosene, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom, including, without limitation, all gas resulting from the in-situ combustion of coal or lignite.

              "incur" has the meaning set forth under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock." Notwithstanding the foregoing, solely for purposes of determining compliance with "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock," the following will not be deemed to be incurrences of Indebtedness or issuances of Preferred Stock:

                  (1)   amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

                  (2)   the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

                  (3)   the obligation to pay a premium in respect of Indebtedness or Preferred Stock arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness or Preferred Stock; and

                  (4)   unrealized losses or charges in respect of hedging obligations (including those resulting from the application of SFAS 133).

              "Indebtedness" means with respect to any Person, without duplication:

                  (1)   the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

                  (2)   all Capitalized Lease Obligations of such Person;

                  (3)   all obligations of such Person representing the deferred purchase price of property, all conditional sale obligations of such Person and all obligations under any title retention agreement (but excluding Trade Accounts Payable), to the extent such obligations would appear as a liability upon the balance sheet of such Person in accordance with GAAP;

                  (4)   all obligations for the reimbursement of any obligor on any outstanding letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

                  (5)   guarantees and other contingent obligations in respect of Indebtedness referred to in this definition;

                  (6)   all obligations of any other Person of the type referred to in clauses (1) through (5) above which are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the obligation so secured;

                  (7)   all net payment obligations under Commodity Agreements, Currency Agreements and Interest Rate Agreements;

                  (8)   all Disqualified Stock issued by such Person with the "amount" or "principal amount" of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price; and

                  (9)   any guarantee by such Person of production or payment with respect to (A) a Production Payment or (B) Production Payments and Reserve Sales;

provided, however, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness, shall not constitute "Indebtedness."

              For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the Issuer. Notwithstanding the foregoing, (i) accrued expenses and Trade Accounts Payable arising in the ordinary course of business shall not constitute "Indebtedness" and (ii) except as expressly provided in clause (9) above, Production Payments and Reserve Sales shall not constitute "Indebtedness".

              Any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligations, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property shall not constitute Indebtedness.

              Notwithstanding the foregoing, in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary or the Issuer, "Indebtedness" will exclude any obligations arising from agreements of the Issuer or any of its Restricted Subsidiaries providing for indemnification, guarantees (other than guarantees of Indebtedness), adjustment of purchase price, holdbacks, contingent payment obligations based on a final financial statement or performance of acquired or disposed of assets or similar obligations, in each case, incurred or assumed in connection with such acquisition or disposition.

              The "amount" or "principal amount" of Indebtedness at any time of determination as used herein shall, except as set forth below, be determined in accordance with GAAP:

                  (1)   the "amount" or "principal amount" of any Indebtedness issued at a price that is less than the principal amount at maturity thereof shall be the accreted value thereof;

                  (2)   the "amount" or "principal amount" of any Capitalized Lease Obligation shall be the amount determined in accordance with the definition thereof;

                  (3)   the "amount" or "principal amount" of any Preferred Stock shall be the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price;

                  (4)   the "amount" or "principal amount" of any Interest Rate Agreements included in the definition of Permitted Indebtedness shall be zero;

                  (5)   the "amount" or "principal amount" of all other unconditional obligations shall be the amount of the liability thereof determined in accordance with GAAP; and

                  (6)   the "amount" or "principal amount" of all other contingent obligations shall be the maximum liability at such date of such Person.

              "Independent Advisor" means a reputable accounting, appraisal or nationally recognized investment banking, engineering or consulting firm (a) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect material financial interest in the Issuer and (b) which, in the judgment of the Board of Directors of the Issuer, is otherwise disinterested, independent and qualified to perform the task for which it is to be engaged.

              "Interest Rate Agreements" means, with respect to any Person, (i) any agreements of such Person with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and (ii) any interest rate protection agreements, interest rate future agreements, interest rate option agreements, agreements providing for interest rate swaps, caps, floors or collars and similar agreements or arrangements to which such Person is a party or beneficiary.

              "Investment" means, with respect to any Person, any direct or indirect:

                  (1)   loan, advance or other extension of credit (including, without limitation, a guarantee) or capital contribution (by means of any transfer of cash or other property valued at the Fair Market Value thereof as of the date of transfer) to others or any payment for property or services for the account or use of others;

                  (2)   purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (excluding any interest in a crude oil or natural gas leasehold to the extent constituting a security under applicable law) or evidences of Indebtedness issued by any Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness);

                  (3)   guarantee or assumption of the Indebtedness of any other Person (other than the guarantee or assumption of Indebtedness of such Person or a Restricted Subsidiary of such Person which guarantee or assumption is made in compliance with the provisions of "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" above); and

                  (4)   other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

              Notwithstanding the foregoing, "Investment" shall exclude direct or indirect advances or payments to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on a balance sheet, endorsements for collection or deposits arising in the ordinary course of business, any loan or extension of credit represented by a bank deposit other than a time deposit, any interest in an oil or gas leasehold to the extent constituting a security under applicable law and extensions of trade credit by the Issuer and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Issuer or such Restricted Subsidiary, as the case may be. The amount of any Investment shall be its Fair Market Value at the time the investment is made and shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

              "Investment Grade Rating" means a Moody's rating of Baa3 or higher and an S&P rating of BBB- or higher or, if either such Rating Agency ceases to rate the Notes for reasons outside of the Issuer's control, the equivalent investment grade credit rating from any other Rating Agency.

              "Issue Date" means the date of original issuance of the Notes (excluding, for such purpose any Additional Notes).

              "Legal Defeasance" has the meaning set forth under "—Legal Defeasance and Covenant Defeasance."

              "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

              "Measurement Date" means July 1, 2009, the first day of the fiscal quarter during which the Existing Notes were originally issued.

              "Moody's" means Moody's Investors Service, Inc.

              "Net Cash Proceeds" means, with respect to any Asset Sale, the aggregate proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting, reservoir engineering and investment banking fees and sales commissions and title expenses), (b) taxes (including secondary tax expenses) paid or payable or taxes required to be accrued as a liability under GAAP after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness or Preferred Stock that is required to be repaid in connection with such Asset Sale or that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, (d) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any post closing adjustments or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, and (e) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale.

              "Net Proceeds Offer" has the meaning set forth under "—Certain Covenants—Limitation on Asset Sales."

              "Net Proceeds Offer Amount" has the meaning set forth under "—Certain Covenants—Limitation on Asset Sales."

              "Net Proceeds Offer Payment Date" has the meaning set forth under "—Certain Covenants—Limitation on Asset Sales."

              "Net Proceeds Offer Trigger Date" has the meaning set forth under "—Certain Covenants—Limitation on Asset Sales."

              "Net Working Capital" means all current assets (other than current assets from Commodity Agreements) of the Issuer and its consolidated Subsidiaries, minus all current liabilities of the Issuer and its consolidated Subsidiaries, except current liabilities included in Indebtedness and any current liabilities from Commodity Agreements, in each case as set forth in financial statements of the Issuer prepared in accordance with GAAP (excluding any adjustments made pursuant to FAS 133), provided that current assets and current liabilities shall exclude Consolidated Non-Cash Charges.

              "Non-Guarantor Restricted Subsidiary" means any Restricted Subsidiary that is not a Subsidiary Guarantor and is not a Wholly-Owned Restricted Subsidiary and has been designated by the Issuer as a Non-Guarantor Restricted Subsidiary, as evidenced by a Board Resolution.

              "Pari Passu Indebtedness" means any Indebtedness of the Issuer or any Subsidiary Guarantor that ranks pari passu in right of payment with the Notes or such Subsidiary Guarantees, as applicable.

              "Permitted Acquisition Indebtedness" means Indebtedness or Preferred Stock of the Issuer or any of its Restricted Subsidiaries to the extent such Indebtedness or Preferred Stock was Indebtedness of:

                  (1)   a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary; or

                  (2)   a person that was merged or consolidated into the Issuer or a Restricted Subsidiary,

provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged or consolidated into the Issuer or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto,

                      (a)   the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated EBITDAX Coverage Ratio test described under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock,"

                      (b)   the Consolidated EBITDAX Coverage Ratio for the Issuer would be equal to or greater than the Consolidated EBITDAX Coverage Ratio for the Issuer immediately prior to such transaction, or

                      (c)   the Consolidated Net Worth of the Issuer would be equal to or greater than the Consolidated Net Worth of the Issuer immediately prior to such transaction.

              "Permitted Indebtedness" means, without duplication, each of the following:

                  (1)   (A) the Notes issued on the Issue Date or (B) any Subsidiary Guarantees of any Notes referred to in clause (A);

                  (2)   Indebtedness of the Issuer or any Restricted Subsidiary incurred pursuant to the Credit Facilities; provided, however, that immediately after giving effect to the incurrence of Indebtedness under the Credit Facilities, the aggregate principal amount of all Indebtedness incurred under this clause (2) and then outstanding does not exceed the greater of (i) $800.0 million and (ii) an amount equal to the sum of (A) $300.0 million plus (B) 30% of Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness;

                  (3)   Indebtedness of a Restricted Subsidiary to, or Preferred Stock of a Restricted Subsidiary held by, the Issuer or to a Restricted Subsidiary for so long as such Indebtedness or Preferred Stock is held by the Issuer or a Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Issuer or a Restricted Subsidiary; provided, however, that if as of any date any Person other than the Issuer or a Restricted Subsidiary owns or holds any such Indebtedness or Preferred Stock or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of the Indebtedness or issuance of the Preferred Stock so held by a Person other than the Issuer or a Restricted Subsidiary not constituting Permitted Indebtedness under this clause (3) by the issuer of such Indebtedness or Preferred Stock;

                  (4)   Indebtedness (including the $250.0 million aggregate principal amount of the Issuer's 9 7/8% Senior Notes due 2016 and the $172.5 million aggregate principal amount of the Issuer's 5.0% Convertible Senior Notes due 2028) or Preferred Stock outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3));

                  (5)   the guarantee by the Issuer or any Restricted Subsidiary of any Indebtedness that is (x) referred to in clause (4) or (y) permitted by the Indenture to be incurred by the Issuer or any Restricted Subsidiary;

                  (6)   Interest Rate Agreements of the Issuer or a Restricted Subsidiary covering Indebtedness of the Issuer or any of its Restricted Subsidiaries; provided, however, that such Interest Rate Agreements are entered into to manage the exposure of the Issuer and its Restricted Subsidiaries to fluctuations in interest rates with respect to Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Rate Agreements does not exceed the principal amount of the Indebtedness to which such Interest Rate Agreements relate;

                  (7)   Indebtedness of the Issuer to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien; provided, however, that (i) any Indebtedness of the Issuer to any Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and (ii) if as of any date any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of the Indebtedness so held by a Person other than the Issuer not constituting Permitted Indebtedness under this clause (7) by the Issuer;

                  (8)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

                  (9)   Indebtedness of the Issuer or any of its Restricted Subsidiaries represented by (a) payment obligations in connection with self-insurance, or bid, performance, appeal or surety bonds or similar bonds or for completion or performance guarantees or obligations or for similar requirements in the ordinary course of business and any guarantees or letters of credit functioning as or supporting any of the foregoing bonds or (b) obligations represented by letters of credit for the account of the Issuer or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims;

                  (10) Refinancing Indebtedness issued to Refinance Indebtedness incurred in accordance with "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" above (other than pursuant to clauses (2), (3), (5), (6), (7), (8), (9), (11), (12), (13), (14), (17) or (19) of this definition);

                  (11) Capitalized Lease Obligations and Purchase Money Indebtedness of the Issuer or any of its Restricted Subsidiaries incurred after the Issue Date at any one time outstanding not to exceed the greater of (a) 2.0% of Adjusted Consolidated Net Tangible Assets determined at the date of incurrence after giving pro forma effect to such incurrence and the application of proceeds thereof; and (b) $40.0 million;

                  (12) obligations arising in connection with Commodity Agreements of the Issuer or a Restricted Subsidiary;

                  (13) Indebtedness under Currency Agreements; provided, however, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Issuer and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

                  (14) Indebtedness relating to Hydrocarbon balancing positions arising in the ordinary course of business;

                  (15) Indebtedness of any of the Issuer and the Restricted Subsidiaries to the extent the net proceeds thereof are promptly (a) used to redeem all of the Notes or (b) deposited to effect Covenant Defeasance or Legal Defeasance or satisfy and discharge the Indenture as described below under "—Legal Defeasance and Covenant Defeasance" or "—Satisfaction and Discharge";

                  (16) Permitted Acquisition Indebtedness;

                  (17) Indebtedness of Issuer or any Restricted Subsidiary arising from guarantees of Indebtedness of joint ventures at any time outstanding not to exceed the greater of (a) $15.0 million and (b) 1.0% of Adjusted Consolidated Net Tangible Assets determined as of the date of incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of proceeds thereof;

                  (18) Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Issuer and the Restricted Subsidiaries; and

                  (19) additional Indebtedness of the Issuer or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of (a) 2.5% of Adjusted Consolidated Net Tangible Assets determined at the date of incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of proceeds thereof; and (b) $50.0 million.

              In the event that an item of Indebtedness or Preferred Stock or proposed Indebtedness or Preferred Stock (including, without limitation, Acquired Indebtedness) meets the criteria of more than one of the categories of Permitted Indebtedness described in clause (1) through (19) above, or is entitled to be incurred under the above covenant entitled "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" even if not Permitted Indebtedness, the Issuer will be permitted to classify or later reclassify (in whole or in part in its sole discretion) such item of Indebtedness or Preferred Stock in any manner (including by dividing and classifying such item of Indebtedness or Preferred Stock in more than one type of Indebtedness or Preferred Stock permitted under such covenant) that complies with that covenant. Indebtedness or Preferred Stock permitted by such covenant need not be permitted solely by reference to one provision permitting such Indebtedness or Preferred Stock but may be permitted in part by one such provision and in part by one or more other provisions permitting such Indebtedness or Preferred Stock. The dollar equivalent principal amount of any Indebtedness denominated in a foreign currency and incurred pursuant to any dollar-denominated restriction on the incurrence of Indebtedness shall be calculated based on the relevant currencyexchange rate in effect on the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness being Refinanced and plus the amount of reasonable fees and expenses incurred by the Issuer and its Restricted Subsidiaries in connection with such Refinancing). Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer and the Restricted Subsidiaries may incur under such covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

              "Permitted Industry Investments" means any Investment made in the ordinary course of the business of the Issuer or any Restricted Subsidiary or that is of a nature that is or shall have become of a kind or character that is customarily made in the Crude Oil and Natural Gas Business, including, without limitation, investments or expenditures for exploiting, exploring for, acquiring, developing, producing, processing, refining, gathering, marketing or transporting Hydrocarbons through agreements, transactions, properties, interests or arrangements which permit one to share or transfer risks or costs, comply with regulatory requirements regarding local ownership or otherwise or satisfy other objectives customarily achieved through the conduct of the Crude Oil and Natural Gas Business jointly with third parties, including, without limitation:

                  (1)   capital expenditures, including, without limitation, acquisitions of Company Properties and interests therein;

                  (2)   entry into, and Investments in the form of or pursuant to, operating agreements, joint ventures, working interests, royalty interests, mineral leases, unitization agreements, processing agreements, farm-in agreements, farm-out agreements, pooling arrangements, contracts for the sale, transportation, storage or exchange of hydrocarbons and minerals production sharing agreements, production sales and marketing agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements, oil or gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the Crude Oil and Natural Gas Business for geologists, geophysicists and other providers of technical services to the Issuer or any Restricted Subsidiary, operating agreements, division orders, participation agreements, master limited partnership agreements, contracts for the sale, purchase, exchange, transportation, gathering, processing, marketing or storage of Hydrocarbons, communitizations, declarations, orders and agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, development agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures (including, without limitation, capital expenditures) in connection therewith or pursuant thereto, Asset Swaps, and exchanges of Company Properties for other Company Properties that, together with any Cash and Cash Equivalents in connection therewith, are of at least equivalent value as determined in good faith by the Board of Directors of the Issuer;

                  (3)   ownership interests in oil, gas or other Hydrocarbon or mineral properties and interests therein, liquid natural gas facilities, drilling operations, processing facilities, refineries, gathering systems, pipelines, storage facilities, related systems or facilities, ancillary real property interests and interests therein; and

                  (4)   Investments of operating funds on behalf of co-owners of Crude Oil and Natural Gas Properties of the Issuer or the Subsidiaries pursuant to joint operating agreements.

              "Permitted Investments" means:

                  (1)   Investments by the Issuer or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or a Restricted Subsidiary;

                  (2)   Investments in the Issuer by any Restricted Subsidiary; provided, however, that any Indebtedness evidencing any such Investment held by a Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured;

                  (3)   Investments in cash and Cash Equivalents;

                  (4)   Investments made by the Issuer or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with "—Certain Covenants Limitation on Asset Sales" above;

                  (5)   Permitted Industry Investments, including prepayments, advances and deposits paid with respect thereto;

                  (6)   Investments to the extent that Qualified Capital Stock of the Issuer is the consideration paid or provided by the Issuer;

                  (7)   receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

                  (8)   payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

                  (9)   loans or advances to officers, directors or employees made in the ordinary course of business consistent with past practices of the Issuer or such Restricted Subsidiary and otherwise in compliance with the covenant "—Certain Covenants—Limitation on Transactions with Affiliates";

                  (10) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments or in settlement of litigation, arbitration or other disputes with Persons who are not Affiliates;

                  (11) any Person where such Investment was acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

                  (12) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Issuer or any Restricted Subsidiary;

                  (13) any Person to the extent such Investments consist of Commodity Agreements, Interest Rate Agreements or Currency Agreements otherwise permitted under the covenant described under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock";

                  (14) Investments that are in existence on the Issue Date, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases of such Investments (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date);

                  (15) guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Crude Oil and Natural Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses or concessions related to the Crude Oil and Natural Gas Business;

                  (16) Investments of a Restricted Subsidiary acquired after the Issue Date or of any entity merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the covenants described under "—Certain Covenants—Merger, Consolidation and Sale of Assets" to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

                  (17) repurchases of or other Investments in the Notes;

                  (18) Investments in any units of any oil and gas royalty trust;

                  (19) guarantees of Indebtedness permitted under the covenant described under "—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock";

                  (20) guarantees by the Issuer or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

                  (21) advances and prepayments for asset purchases in the ordinary course of business in the Crude Oil and Natural Gas Business of the Issuer or any of its Restricted Subsidiaries; and

                  (22) additional Investments made after the Issue Date having, when taken together with all other Investments made pursuant to this clause (22) that are outstanding at the time of such additional Investment, an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) not to exceed the greater of (a) $40.0 million and (b) 2.0% of Adjusted Consolidated Net Tangible Assets determined at the time of such additional Investment.

              With respect to any Investment, the Issuer may, in its sole discretion, allocate all or any portion of such Investment to one or more of the above clauses so that the entire Investment is a Permitted Investment.

              "Permitted Liens" means each of the following types of Liens:

                  (1)   Liens existing as of the Issue Date (and any extensions, replacements or renewals thereof covering property or assets secured by such Liens on the Issue Date);

                  (2)   Liens securing Indebtedness outstanding under the Credit Facilities;

                  (3)   Liens securing the Notes and the Subsidiary Guarantees and other obligations arising under the Indenture;

                  (4)   Liens of the Issuer or a Subsidiary Guarantor on assets of any Restricted Subsidiary;

                  (5)   Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Issuer or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

                  (6)   Liens for taxes, assessments or governmental charges or claims either not delinquent or contested in good faith by appropriate proceedings and as to which the Issuer or a Restricted Subsidiary, as the case may be, shall have set aside on its books such reserves as may be required pursuant to GAAP;

                  (7)   statutory and contractual Liens of landlords to secure rent arising in the ordinary course of business and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith or other Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Issuer or any Restricted Subsidiary to provide collateral to the depository institution;

                  (8)   Liens incurred or deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance, social security or old age pension laws or other similar law, rule or regulation, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (including letters of credit in connection therewith but exclusive of obligations for the payment of borrowed money), (iii) to secure public or statutory obligations of such Person including letters of credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, natural gas, other hydrocarbons and minerals on State, Federal or foreign lands or waters) or (iv) deposits of cash or United States government bonds to secure surety, stay, appeal, indemnity performance or other similar bonds to which such Person is a party or deposits as security for contested taxes or indemnity performance or other similar bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

                  (9)   judgment and attachment Liens not giving rise to an Event of Default;

                  (10) easements, rights-of-way, licenses, zoning restrictions, restrictive covenants, minor imperfections in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

                  (11) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

                  (12) Liens securing Purchase Money Indebtedness of the Issuer or any Restricted Subsidiary; provided, however, that (i) the Purchase Money Indebtedness shall not be secured by any property or assets of the Issuer or any Restricted Subsidiary other than the property and assets so acquired or constructed (except for proceeds, improvements, rents and similar items relating to the property or assets so acquired or constructed) and (ii) the Lien securing such Indebtedness shall be created within 120 days of such acquisition or construction;

                  (13) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof and Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit or surety bonds do not constitute Indebtedness;

                  (14) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer or any of its Restricted Subsidiaries, including rights of offset and set-off;

                  (15) Liens securing Interest Rate Agreements which Interest Rate Agreements relate to Indebtedness that is otherwise permitted under the Indenture and Liens securing Commodity Agreements or Currency Agreements;

                  (16) Liens securing Acquired Indebtedness incurred in accordance with "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock" above; provided, however, that (i) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary and (ii) such Liens do not extend to or cover any property or assets of the Issuer or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Issuer or a Restricted Subsidiary (except for proceeds, improvements, rents and similar items relating to the property or assets so secured) and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

                  (17) Liens on, or related to, properties and assets of the Issuer and its Subsidiaries to secure all or a part of the costs incurred in the ordinary course of business of exploration,

    drilling, development, production, processing, gas gathering, transportation, marketing, refining or storage, abandonment or operation thereof;

                  (18) Liens securing Indebtedness incurred to finance, or Capitalized Lease Obligations with respect to, the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

                  (19) Liens on pipeline or pipeline facilities, Hydrocarbons or properties and assets of the Issuer and its Subsidiaries which arise out of operation of law;

                  (20) royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, reversionary interests, production payments, production sales contracts, preferential rights of purchase, operating agreements, working interests and other similar interests, participation agreements, properties, arrangements and agreements, all as ordinarily exist with respect to Properties and assets of the Issuer and its Subsidiaries or otherwise as are customary in the oil and gas business;

                  (21) with respect to any Properties and assets of the Issuer and its Subsidiaries, Liens arising under, or in connection with, or related to, farm-out agreements, farm-in agreements, joint operating agreements, area of mutual interest agreements, partnership agreements, oil, gas, other hydrocarbons and minerals leases, licenses or sublicenses, assignments, purchase and sale agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of crude oil, natural gas or other Hydrocarbons, unitization and pooling declarations, joint interest billing arrangements and agreements, development agreements, any other agreements, transactions, properties, interests or arrangements referred to in clause (2) of the definition of "Permitted Industry Investments," and/or other similar or customary arrangements, agreements or interests that the Issuer or any Subsidiary determines in good faith to be necessary or appropriate for the economic development of such Property or asset or which are customary in the Crude Oil and Natural Gas Business;

                  (22) any (a) interest or title of a lessor or sublessor under any lease, liens reserved in oil, gas or other hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics' liens, tax liens, and easements), or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

                  (23) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, minor defects in title or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred or created to secure the payment of borrowed money which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

                  (24) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

                  (25) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuer or any Restricted Subsidiary on deposit with or in possession of such bank;

                  (26) Liens arising under the Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the Indenture, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

                  (27) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments";

                  (28) Liens to secure Production Payments or Production Payments and Reserve Sales; provided, however, that the Liens may not extend to any assets other than those that are the subject of such Production Payments or Production Payments and Reserve Sales, as applicable;

                  (29) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clause, (1), (11), (12), (16), (17), (18), (24) or (30); provided, however, that:

                      (a)   such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

                      (b)   the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (1), (11), (12), (16), (17), (18), (24) or (30) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

                  (30) Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of "Unrestricted Subsidiary"; provided that such Liens were not incurred in connection with, or contemplation of, such designation;

                  (31) to the extent not included in any other clause of this definition, leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

                  (32) Liens arising from Uniform Commercial Code financial statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

                  (33) to the extent not included in any other clause of this definition, Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Issuer or any Restricted Subsidiary to the extent securing Indebtedness that is non-recourse to the Issuer or to any Restricted Subsidiary;

                  (34) Liens incurred in the ordinary course of business with respect to outstanding obligations in the aggregate not exceeding the greater of (x) $50.0 million or (y) 5% of

    Adjusted Consolidated Net Tangible Assets determined at the date of incurrence after giving pro forma effect to such incurrence and the application of the proceeds thereof; and

                  (35) solely during any Fall-Away Period, any Liens on any properties or assets not constituting a Restricted Property.

              In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).

              "Person" means an individual, partnership, corporation, unincorporated organization, limited liability company, trust, estate, or joint venture, or a governmental agency or political subdivision thereof.

              "Preferred Stock" of any Person means any Capital Stock of any class or classes (however designated) of such Person that has preferential rights to any other Capital Stock of any class of such Person with respect to dividends or redemptions or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person.

              "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

              "Production Payments and Reserve Sales" means the grant or transfer to any Person of a Dollar-Denominated Production Payment, Volumetric Production Payment, royalty, overriding royalty, revenue interest, net revenue interest, reversionary interest, net profits interest, master limited or other partnership interest or other interest in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including, without limitation, any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Crude Oil and Natural Gas Business for geologists, geophysicists or other providers of technical services to the Issuer or a Restricted Subsidiary.

              "Property" means, with respect to any Person, any interests of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock, partnership interests and other equity or ownership interests in any other Person.

              "Public Equity Offering" means an underwritten public Equity Offering by the Issuer.

              "Purchase Money Indebtedness" means Indebtedness the net proceeds of which are used to finance the cost (including the cost of construction) of property or assets acquired in the normal course of business by the Person incurring such Indebtedness.

              "Qualified Capital Stock" means any Capital Stock that is not Disqualified Stock.

              "Rating Agency" means each of S&P and Moody's, or if S&P or Moody's or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for S&P or Moody's, or both, as the case may be.

              "Reference Date" has the meaning set forth under "—Certain Covenants—Limitation on Restricted Payments."

              "Refinance" means, in respect of any security or Indebtedness or Preferred Stock, to refinance, extend, renew, refund, repay, prepay, redeem, effect a change by amendment or modification, defease or retire, or to issue a security or Indebtedness or Preferred Stock in exchange or replacement for (or the net proceeds of which are used to Refinance), such security or Indebtedness or Preferred Stock in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

              "Refinancing Indebtedness" means any Indebtedness or Preferred Stock issued in or resulting from a Refinancing by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness or Preferred Stock, in each case that:

                  (1)   does not have an aggregate principal amount that is greater than the aggregate principal amount of the Indebtedness or Preferred Stock being Refinanced as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness or Preferred Stock, as applicable, being Refinanced and plus the amount of reasonable fees and expenses incurred by the Issuer and its Restricted Subsidiaries in connection with such Refinancing); or

                  (2)   does not have (x) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness or Preferred Stock, as applicable, being Refinanced or (y) a final maturity date or redemption date, as applicable, earlier than the final maturity date or redemption date, as applicable, of the Indebtedness or Preferred Stock, as applicable, being Refinanced; provided, however, that (a) if such Indebtedness being Refinanced is Indebtedness of the Issuer or one or more Subsidiary Guarantors, then such Refinancing Indebtedness shall be Indebtedness solely of the Issuer and/or such Subsidiary Guarantors which were obligors or guarantors of such Indebtedness being Refinanced; (b) if such Indebtedness being Refinanced is subordinate or junior in right of payment to the Notes or a Subsidiary Guarantee, then such Refinancing Indebtedness shall be subordinate or junior in right of payment to the Notes or such Subsidiary Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced or shall be Preferred Stock of the obligor on the Indebtedness being refinanced; (c) if any Preferred Stock being Refinanced was Disqualified Stock of the Issuer, the Refinancing Indebtedness shall be Disqualified Stock of the Issuer and (d) if any Preferred Stock being refinanced was Preferred Stock of a Restricted Subsidiary, the Refinancing Indebtedness shall be Preferred Stock of such Restricted Subsidiary.

              "Replacement Assets" has the meaning set forth under "—Certain Covenants—Limitation on Asset Sales."

              "Restricted Payment" has the meaning set forth under "—Certain Covenants—Limitation on Restricted Payments."

              "Restricted Property" means, with respect to any Fall-Away Period, any Crude Oil and Natural Gas Property having a Fair Market Value in excess of $10.0 million and any facilities directly related to the production of Hydrocarbons from a Restricted Property and includes Capital Stock of a corporation or other Person which owns such property or facilities, but does not include (i) any property or facilities used in connection with or necessarily incidental to the purchase, sale, storage, transportation or distribution of Hydrocarbons, (ii) any property which, in the opinion of the Issuer's Board of Directors, is not materially important to the total business conducted by the Issuer or its Subsidiaries as an entirety or (iii) any portion of a particular property which, in the opinion of the Issuer's Board of Directors, is not materially important to the use or operation of such property.

              "Restricted Subsidiary" means any Subsidiary of the Issuer that has not been designated by the Board of Directors of the Issuer (or deemed designated) as an Unrestricted Subsidiary pursuant to and in compliance with "—Certain Covenants—Limitation on Restricted and Unrestricted Subsidiaries" above. Any such designation may be revoked by a Board Resolution of the Issuer delivered to the Trustee, subject to the provisions of such covenant.

              "S&P" means Standard and Poor's Ratings Group.

              "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Issuer or a Restricted Subsidiary of any Property, whether owned by the Issuer or any Restricted Subsidiary at the Issue Date or later acquired which has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

              "Securities Act" means the Securities Act of 1933, as amended.

              "Senior Credit Facility" means the debt facility provided for under the Third Amended And Restated Credit Agreement dated as of March 16, 2010 among Bill Barrett Corporation, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Deutsche Bank Securities Inc., as syndication agents, Bank of Montreal and Wells Fargo Bank, N.A., as documentation agents and the lenders party thereto, or any successor or replacement agreements and whether by the same or any other agent, lender or group of lenders, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, Refinancing, replacing, increasing or otherwise restructuring all or any portion of the Indebtedness under such agreements.

              "Significant Subsidiary" means a Restricted Subsidiary of a Person that is also a "significant subsidiary" as defined in Rule 1.02(w) of Regulation S-X under the Securities Act.

              "Subsidiary," with respect to any Person, means any (i) corporation, association or other business entity of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors, managers or trustees of such entity under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or any other Person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person or (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

              "Subsidiary Guarantee" shall have the meaning assigned to such term under "—Subsidiary Guarantees."

              "Subsidiary Guarantor" means each of the Issuer's Restricted Subsidiaries on the Issue Date, and each other Person that is required to become a Guarantor by the terms of the Indenture after the Issue Date; provided, however, that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its Subsidiary Guarantee is released in accordance with the terms of the Indenture.

              "Surviving Entity" has the meaning set forth under "—Certain Covenants—Merger, Consolidation and Sale of Assets."

              "Trade Accounts Payable" means (a) accounts payable or other obligations of the Issuer or any Restricted Subsidiary created or assumed by the Issuer or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services and (b) obligations arising under contracts for the exploration, development, drilling, completion, production and plugging and abandonment of wells or for the construction, repair or maintenance of related infrastructure or facilities.

              "Unrestricted Subsidiary" means any Subsidiary of the Issuer designated (or deemed designated) as such pursuant to and in compliance with "—Certain Covenants—Limitation on Restricted and

Unrestricted Subsidiaries" above. Any such designation may be revoked by a Board Resolution of the Issuer delivered to the Trustee, subject to the provisions of such covenant.

              "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

              "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Preferred Stock at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness or Preferred Stock into (2) the sum of the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or (with respect to Preferred Stock) redemption or similar payment, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

              "Wholly-Owned Restricted Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Issuer or another Wholly-Owned Restricted Subsidiary.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

              The following general discussion summarizes certain U.S. federal income tax considerations of the purchase, ownership and disposition of the notes by holders who purchase notes for cash at their original issuance at their "issue price" (i.e. the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters). This discussion is based upon the Internal Revenue Code of 1986, as amended ("Code"), regulations of the Treasury Department ("Treasury Regulations"), Internal Revenue Service ("IRS") rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). We have not and will not seek any rulings or opinions from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes which are different from those discussed below.

              This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the notes. In addition, this discussion is limited to the U.S. federal income tax consequences to initial holders who hold the notes as capital assets (generally, property held for investment). It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, any estate or gift tax consequences, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

  •
  dealers in securities or foreign currency;

  •
  tax-exempt entities;

  •
  banks;

  •
  thrifts;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  traders in securities that have elected the mark-to-market method of accounting for their securities;

  •
  insurance companies;

  •
  persons that hold notes as part of a "straddle," a "hedge" or a "conversion transaction" or other risk reduction transaction;

  •
  persons liable for alternative minimum tax;

  •
  expatriates;

  •
  U.S. holders (defined below) that have a "functional currency" other than the U.S. dollar;

  •
  pass-through entities (e.g., partnerships) or investors who hold the notes through pass-through entities;

  •
  passive foreign investment companies; and

  •
  controlled foreign corporations.

              If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that is considering purchasing notes, you should consult with your tax advisor.

              Certain debt instruments that provide for one or more contingent payments are subject to Treasury regulations governing contingent payment debt instruments. A payment is not treated as a contingent payment under these regulations if, as of the issue date of the debt instrument, the likelihood that such payment will be made is remote or such contingency is considered incidental. In certain circumstances (see, the discussion of "—Optional Redemption" and "—Change of Control" under "Description of the Notes"), we may pay amounts on the notes that are in excess of the stated interest and principal of the notes. We intend to take the position that the possibility that any such payment will be made is remote or incidental so that such possibility will not cause the notes to be treated as contingent payment debt instruments. Our determination that these contingencies are remote or incidental is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the notes may be materially different from that described in this section.

U.S. Holders

              As used in this discussion, a "U.S. holder" is a beneficial owner of notes that, for U.S. federal income tax purposes, is:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate if its income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or if the trust has validly elected to continue to be treated as a domestic trust.

Taxation of interest—stated interest

              Stated interest on the notes is generally taxable to you as ordinary income:

  •
  when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

  •
  when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

Sale or other disposition of notes

              Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you will generally recognize capital gain or loss equal to the difference between:

  •
  the amount of cash proceeds and the fair market value of any property received on such disposition (less any amount attributable to accrued and unpaid stated interest, which will generally be taxable as ordinary income to the extent not previously included in income); and

  •
  your adjusted tax basis in the note.

              Your adjusted tax basis in a note generally will equal the cost of the note. Any capital gain or loss that is recognized on the disposition of the notes will be long-term capital gain or loss if you have held the notes for more than one year. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

              Information reporting will generally apply to payments of interest on, or the proceeds of the sale or other disposition (including a retirement or redemption) of, notes held by you, unless you are an exempt recipient such as a corporation. Backup withholding generally will apply to such payments unless you provide us or the appropriate intermediary with a taxpayer identification number, and comply with certain certification procedures, or you otherwise establish an exemption from backup withholding. U.S. backup withholding tax is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Non-U.S. Holders

              You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of notes that is for U.S. federal income tax purposes an individual, corporation, estate or trust that is not a U.S. holder.

Income and withholding tax on payments on the notes

              Subject to the discussion of backup withholding below, you will generally not be subject to U.S. federal income or withholding tax on payments of interest on a note, provided that:

  •
  you are not:

  •
  an actual or constructive owner of 10% or more of the total voting power of all classes of our voting stock; or

  •
  a controlled foreign corporation related (directly or indirectly) to us;

  •
  such interest payments are not effectively connected with the conduct by you of a trade or business within the United States; and

  •
  we or our paying agent receives:

  •
  from you, a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) signed under penalties of perjury, which provides your name and address and certifies that you are a non-U.S. holder; or

  •
  from a security clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a "financial institution") on your behalf, certification under penalties of perjury that such a Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from you, with a copy of the Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) attached to such certification.

              Special rules may apply to holders who hold notes through "qualified intermediaries" within the meaning of U.S. federal income tax laws.

              If interest on a note is effectively connected with your conduct of a trade or business in the United States and, if you are entitled to benefits under an applicable tax treaty, is attributable to a permanent establishment or a fixed base maintained by you in the United States, then such income generally will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if you are a corporate holder, may also be subject to a 30% branch profits tax or such lower rate as may be available under an applicable income tax treaty). If interest is effectively connected income, payments of such interest will not be subject to U.S. withholding tax so long as you provide us or our paying agent with a properly completed Form W-8ECI or other applicable form, signed under penalties of perjury.

              A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest on the notes.

              NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS ABOUT ANY APPLICABLE INCOME TAX TREATIES, WHICH MAY PROVIDE FOR AN EXEMPTION FROM OR A REDUCTION OF WITHHOLDING TAX, EXEMPTION FROM OR REDUCTION OF BRANCH PROFITS TAX, OR OTHER RULES DIFFERENT FROM THOSE DESCRIBED ABOVE.

Sale or other disposition of notes

              Subject to the discussion of backup withholding below, any gain realized by you on the sale, exchange, redemption, retirement or other disposition of a note generally will not be subject to U.S. federal income or withholding tax, unless:

  •
  such gain is effectively connected with your conduct of a trade or business in the United States and, if you are entitled to benefits under an applicable tax treaty, is attributable to a permanent establishment or a fixed base maintained by you in the United States; or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

              If the first bullet point applies, you generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, if you are a corporation, you may also be subject to the branch profits tax described above. If the second bullet point applies, you generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which your capital gains from U.S. sources exceed capital losses allocable to U.S. sources.

Information reporting and backup withholding

              Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. U.S. backup withholding tax generally will not apply to payments of interest on a note if you duly provide a certification as to your foreign status, or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that you are a United States person.

              Payment of the proceeds on the sale or other disposition (including a retirement or redemption) of a note by you effected by the U.S. office of a United States or foreign broker generally will be subject to information reporting requirements and backup withholding (at a current rate of 28%) unless you properly certify under penalties of perjury as to your foreign status (and neither we nor any of our paying agents know or have reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption. Payment of the proceeds of a disposition effected by a non-U.S. office of a broker may be subject to information reporting if the broker is a U.S. person or a foreign person with specified connections to the United States, unless you properly certify under penalties of perjury as to your foreign status (and neither we nor any of our paying agents know or have reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

              U.S. backup withholding tax is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is provided in a timely manner to the IRS.

Recently enacted federal tax legislation

              On March 30, 2010, President Obama signed into law the Health Care and Education Reconciliation Act of 2010. This legislation will require certain individuals, estates and trusts to pay a 3.8% Medicare surtax on "net investment income" including, among other things, interests and proceeds of sales or other dispositions of securities like the notes, subject to certain exceptions. This surtax will apply for taxable years beginning after December 31, 2012. Prospective purchasers of the notes should consult with their own tax advisors regarding the effect, if any, of the legislation on their ownership and disposition of the notes.

              THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING (CONFLICTS OF INTEREST)

              Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as the representative of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.
Wells Fargo Securities, LLC
BMO Capital Markets Corp.
BNP Paribas Securities Corp.
Banco Bilbao Vizcaya Argentaria, S.A.
Credit Suisse Securities (USA) LLC
Lloyds Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
U.S. Bancorp Investments, Inc.
Comerica Securities, Inc.
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
Barclays Capital Inc.
BOSC, Inc.
Goldman, Sachs & Co.
Howard Weil Incorporated

Total		$300,000,000.00

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The following table shows the underwriting discounts to be paid to the underwriters by the Company in connection with this offering. This underwriting discount is the difference between the

public offering price and the amount the underwriters pay to us to purchase the notes. The underwriting discount is        % of the principal amount:

Per Note		%
Total	$

              The representative has advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price or any other selling terms of the offering may be changed. The underwriters may offer and sell the notes through certain of their affiliates.

              The expenses of the offering, not including the underwriting discount, are estimated at $0.9 million and are payable by us.

New Issue of Notes

              The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

              We expect that delivery of the notes will be made to investors on or about                        , 2011, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as "T+5"). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

              We have agreed that we will not, for a period of 60 days after the date of this prospectus supplement, without first obtaining the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities of a similar nature to the notes, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

              In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

              The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

              We intend to use at least 5% of the net proceeds of this offering to repay indebtedness owed by us to certain affiliates of the underwriters who are lenders under our revolving credit facility. See "Use of Proceeds." Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, or FINRA. This rule provides that if at least 5% of the net proceeds from the sale of debt securities, not including underwriting compensation, are used to reduce or retire the balance of a loan or credit facility extended by the underwriters or their affiliates, a "qualified independent underwriter" meeting certain standards must participate in the preparation of this prospectus supplement and exercise the usual standards of due diligence with respect thereto. Howard Weil Incorporated is assuming the responsibilities of acting as the qualified independent underwriter in connection with this offering. Banco Bilbao Vizcaya Argentaria, S.A., one of the underwriters, is not a broker-dealer registered with the United States Securities and Exchange Commission. Banco Bilbao Vizcaya Argentaria, S.A. will only make sales of notes in the United States, or to nationals or residents of the United States, through one or more registered broker-dealers in compliance with Rule 15a-6 of the Securities Exchange Act of 1934 and the rules of FINRA.

Other Relationships

              The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment and commercial banking services for the issuer, for which they may receive customary fees and expenses. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as a financial advisor to the seller in the Company's acquisition of the oil properties in the Denver-Julesburg Basin. Affiliates of certain of the underwriters are lenders and agents under our revolving credit agreement and as such are entitled to be repaid with the proceeds that are used to repay the revolving credit agreement. In addition certain of the underwriters or their affiliates acted as underwriters in the offering of our 5.0% Convertible Senior Notes due 2028 and our 9.875% Senior Notes due 2016.

              In the ordinary course of their various business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities), and financial instruments (including bank loans) for their own account and for the accounts of their customers and may have in the past and at any time in the future hold long and short positions in such securities and instruments. Such investment and securities activities may have involved, and in the future may involve, securities and instruments of the Company. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

Notice to Prospective Investors in the EEA

              In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

    (a)
    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

    (b)
    to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

    (c)
    in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

              For the purposes of this provision, and your representation below, the expression an "offer to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

              Each underwriter has represented and agreed that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA") received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantors; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

              This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

              This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The notes which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this document you should consult an authorised financial adviser.

Notice to Prospective Investors in Hong Kong

              The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

              This offering memorandum has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this offering memorandum and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

              Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

              The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each Underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

              Francis B. Barron, our Executive Vice President—General Counsel and Secretary will pass upon the validity of the notes offered hereby. Akin Gump Strauss Hauer & Feld LLP, Houston, Texas will pass upon other legal matters related to the Company and the notes in connection with the offering for us. Certain matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York. As of September 20, 2011, Mr. Barron beneficially owned 64,537 shares of common stock, 13,091 of which are subject to forfeiture and vesting requirements, and held options to purchase 178,890 shares of our common stock, of which options to purchase 113,500 were currently exercisable.

EXPERTS

              The financial statements for each of the three years in the period ended December 31, 2008, 2009, and 2010 incorporated in this prospectus supplement by reference from the Company's Current Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of new accounting guidance in the prior year for oil and gas reserves disclosures and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

              Certain information regarding our estimates of the oil and gas reserves associated with our oil and gas prospects incorporated by reference in this prospectus supplement is reviewed by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. The description of the review of such estimates is included and incorporated by reference into this prospectus supplement, upon the authority of said firm as an expert in these matters.

Common Stock Stock Purchase Units Debt Securities	Preferred Stock Stock Purchase Contracts	Depositary Shares Securities Warrants Guarantees of Debt Securities

        We may offer and sell from time to time:

  •
  debt securities;

  •
  shares of common stock;

  •
  stock purchase contracts;

  •
  stock purchase units;

  •
  shares of preferred stock, which may be issued in the form of depositary shares evidenced by depositary receipts; and

  •
  securities warrants to purchase debt securities, common stock, preferred stock or depositary shares.

        The debt securities, preferred stock and purchase contracts may be convertible into or exercisable for common or preferred stock or other securities of ours or debt or equity securities of one or more other entities. This prospectus also covers guarantees, if any, of our payment obligations under the debt securities, which may be given from time to time by one or more of our subsidiaries, on terms to be determined at the time of the offering.

        This prospectus provides you with a general description of the securities that may be offered. Each time securities are sold, we will provide one or more supplements to this prospectus that contain more specific information about the offering and the terms of the securities. The supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement before you invest in any of our securities.

        Our common stock, and associated preferred stock purchase rights, are listed on the New York Stock Exchange under the symbol "BBG."

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        See "Risk Factors" on page 3 for information about factors you should consider before buying our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated June 24, 2009

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the "SEC," using a "shelf" registration process. Under this shelf process, we or holders of our securities may, over time, sell an indeterminate amount of any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or holders of our securities may offer pursuant to this prospectus. Each time we or holders of our securities sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a complete understanding of the offering of securities, you should refer to the registration statement relating to this prospectus, including its exhibits. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. This prospectus and any accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any accompanying prospectus supplement or in any document incorporated by reference in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date of the document containing the information.

        Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to "Company," "we," "us" or "our" are to Bill Barrett Corporation and its subsidiaries.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings (File No. 1-32367) are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. We make available free of charge through our website, http://www.billbarrettcorp.com, electronic copies of documents we file with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and any amendments to those reports. Access to those electronic filings is available as soon as reasonably practical after we file them with, or furnish them to, the SEC. We make our website content available for information purposes only. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information deemed to have been furnished, and not filed, in accordance with SEC rules) before the termination of the offerings under this prospectus:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2008;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

  •
  our Current Reports on Form 8-K dated February 18, 2009, February 26, 2009, April 15, 2009, June 16, 2009 and June 24, 2009;

  •
  the description of our common stock contained in our Form 8-A registration statement filed on December 2, 2004, as amended on December 20, 2004; and

  •
  the description of our preferred share purchase rights contained in our Form 8-A registration statement filed on December 2, 2004, as amended on December 20, 2004.

        You may request a copy of these filings, at no cost, by writing us at the following address or telephoning us at the following number:

Bill Barrett Corporation
Attention: Corporate Secretary
1099 18th Street, Suite 2300
Denver, Colorado 80202
(303) 293-9100

ABOUT OUR COMPANY

        Bill Barrett Corporation was formed in January 2002 and is incorporated in the State of Delaware. We have three wholly owned direct and indirect subsidiaries, Bill Barrett CBM Corporation, a Delaware corporation, Bill Barrett CBM, LLC, a Texas limited liability company, and Circle B Land Company LLC, a Colorado limited liability company, that may be guarantors of the debt securities described in this prospectus. We have multiple natural gas and oil exploration and development projects in the Rocky Mountain region. Our management has an extensive track record of reserve and production growth and has significant expertise in unconventional and conventional resource plays. Our strategy is to maximize stockholder value by leveraging our management team's experience finding and developing natural gas and oil resource plays to profitably grow our reserves and production, primarily through internally generated projects. Our principal executive offices are located at 1099 18th Street, Suite 2300, Denver, Colorado 80202, and our telephone number at that address is (303) 293-9100.

 RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth in the documents incorporated by reference into this prospectus and in the supplements to this prospectus and all of the other information contained in this prospectus and in supplements to this prospectus before deciding to invest in our securities. The risks described are not the only risks facing our Company. Additional risks not presently known to us or which we currently consider immaterial also may adversely affect our Company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and information incorporated into this prospectus contain forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

  •
  business and financial strategy;

  •
  natural gas and oil reserves;

  •
  realized natural gas and oil prices;

  •
  production;

  •
  ability to obtain and the cost of financing;

  •
  ability to obtain permits and governmental approvals;

  •
  changing regulatory environment;

  •
  exploration and development drilling prospects, inventories, projects and programs;

  •
  identified drilling locations;

  •
  transportation and access to pipelines;

  •
  hedge counterparties' ability to fulfill their obligations;

  •
  lease operating expenses and costs related to the acquisition and development of oil and gas properties;

  •
  availability and costs of drilling rigs and field services;

  •
  general and administrative costs, oilfield services costs and other expenses related to our business;

  •
  technology;

  •
  future operating results; and

  •
  plans, objectives, expectations and intentions.

        All of these types of statements, other than statements of historical fact included in or incorporated into this prospectus, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "should," "expect," "plan," "project," "intend," "anticipate," "believe," "estimate," "predict," "potential," "pursue," "target," "seek," "objective," or "continue," the negative of such terms or other comparable terminology.

        The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward- looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the many factors including those listed in the "Risk Factors" section and elsewhere in this prospectus. All forward-looking statements speak only as of the date of this prospectus. We do not intend to, and do not undertake any obligation to, publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

        The specific allocation of the net proceeds of an offering of securities will be determined at the time of the offering and will be described in an accompanying prospectus supplement. In addition, this prospectus and any accompanying prospectus supplement may be used by selling securities holders to sell securities that they hold. We will not receive any proceeds from any such sales.

RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

        For purposes of determining the ratios of earnings to fixed charges and combined fixed charges and preferred dividends (excluding any deemed dividends), (i) earnings are defined as income (loss) before income taxes plus interest expense and amortization of debt related costs, (ii) fixed charges are defined as interest expense, capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness, and (iii) preferred dividends is the amount of pre-tax earnings required to pay the dividends on outstanding preferred stock.

        In May 2008, the Financial Accounting Standards Board adopted Staff Position ("FSP") APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (including Partial Cash Settlement), that became effective for fiscal years beginning after December 15, 2008. FSP APB 14-1 impacts the accounting for the components of convertible debt that can be settled wholly or partly in cash upon conversion. The new requirements are to be applied retrospectively to previously issued convertible debt instruments. We adopted the provisions of FSP APB 14-1 on January 1, 2009. The following table sets forth our ratio of earnings to fixed charges after giving effect to FSP APB 14-1.

		Fiscal Year Ended December 31,
	Three Months Ended March 31, 2009
		2008	2007	2006	2005	2004
Ratio of earnings to fixed charges	8.0x	8.6x	3.9x	9.5x	12.3x	—	(1)
Ratio of earnings to combined fixed charges and preferred dividends	8.0x	8.6x	3.9x	9.5x	12.3x	—	(2)

(1)
Earnings were inadequate to cover fixed charges by $6.1 million for the fiscal year ended December 31, 2004.

(2)
Earnings were inadequate to cover fixed charges and preferred dividends by $24.8 million for the fiscal year ended December 31, 2004. The ratio of earnings to combined fixed charges and preferred dividends is the same as the ratio of earnings to fixed charges for the periods after 2004 because no shares of preferred stock were outstanding during those periods.

 DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

General

        We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

        The senior debt securities will constitute part of our senior debt, will be issued under our senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt.

        The subordinated debt securities will constitute part of our subordinated debt, will be issued under our subordinated debt indenture described below and will be subordinate in right of payment to all of our "senior debt," as defined in the indenture with respect to subordinated debt securities. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter. Neither indenture limits our ability to incur additional senior debt or other indebtedness.

        When we refer to "debt securities" in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

        The debt securities may have the benefit of guarantees (each, a "guarantee"), by one or more of our existing or future subsidiaries (each, a "guarantor"), which may include Bill Barrett CBM Corporation, Bill Barrett CBM, LLC and Circle B Land Company LLC. If a guarantor issues guarantees, the guarantees will be unsecured and, if guaranteeing senior debt securities, unsubordinated or, if guaranteeing subordinated debt securities, subordinated obligations of the respective guarantors. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term "guaranteed debt securities" means debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by one or more guarantors pursuant to the applicable indenture.

        The debt indentures and their associated documents, including your debt security, contain the full legal text of the matters described in this section and your prospectus supplement. We have filed forms of the indentures with the SEC as exhibits to our registration statement, of which this prospectus is a part. See "Where You Can Find More Information" above for information on how to obtain copies of them.

        This section and your prospectus supplement summarize material terms of the indentures and your debt security. They do not, however, describe every aspect of the indentures and your debt security. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the indentures, but we describe the meaning for only the more important of those terms. Your prospectus supplement will have a more detailed description of the specific terms of your debt security and any applicable guarantees.

Indentures

        The senior debt securities and subordinated debt securities are each governed by a document each called an indenture. Each indenture is a contract between us and Deutsche Bank Trust Company Americas. The indentures are substantially identical, except for certain provisions including those relating to subordination, which are included only in the indenture related to subordinated debt securities.

        The trustee under each indenture has two main roles:

  •
  First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under "—Default, Remedies and Waiver of Default."

  •
  Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

        When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

Series of Debt Securities

        We may issue many distinct debt securities or series of debt securities under either indenture as we wish. This section summarizes terms of the securities that apply generally to all debt securities and series of debt securities. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to "reopen" a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the financial and other specific terms of your series, whether it be a series of the senior debt securities or subordinated debt securities, in the prospectus supplement for that series. Those terms may vary from the terms described here.

        As you read this section, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

        When we refer to "debt securities" or a "series of debt securities," we mean, respectively, debt securities or a series of debt securities issued under the applicable indenture. When we refer to your prospectus supplement, we mean the prospectus supplement describing the specific terms of the debt security you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Amounts of Issuances

        Neither indenture limits the aggregate amount of debt securities that we may issue or the number of series or the aggregate amount of any particular series. We may issue debt securities and other securities at any time without your consent and without notifying you.

        The indentures and the debt securities do not limit our ability to incur other indebtedness or to issue other securities. Also, unless otherwise specified below or in your prospectus supplement, we are not subject to financial or similar restrictions by the terms of the debt securities.

Principal Amount, Stated Maturity and Maturity

        Unless otherwise stated, the principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

        The term "stated maturity" with respect to any debt security means the day on which the principal amount of your debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the "maturity" of the principal.

        We also use the terms "stated maturity" and "maturity" to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the "stated maturity" of that installment. When we refer to the "stated maturity" or the "maturity" of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific Terms of Debt Securities

        Your prospectus supplement will describe the specific terms of your debt security, which will include some or all of the following:

  •
  the title of the series of your debt security and whether it is a senior debt security or a subordinated debt security;

  •
  any limit on the total principal amount of the debt securities of the same series;

  •
  the stated maturity;

  •
  the currency or currencies for principal and interest, if not U.S. dollars;

  •
  the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

  •
  whether your debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security;

  •
  if your debt security is a fixed rate debt security, the yearly rate at which your debt security will bear interest, if any, and the interest payment dates;

  •
  if your debt security is a floating rate debt security, the interest rate basis; any applicable index currency or index maturity, spread or spread multiplier or initial base rate, maximum rate or minimum rate; the interest reset, determination, calculation and payment dates; the day count convention used to calculate interest payments for any period; the business day convention; and the calculation agent;

  •
  if your debt security is an indexed debt security, the principal amount, if any, we will pay you at maturity, interest payment dates, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which your debt security will be exchangeable for or payable in cash, securities or other property;

  •
  if your debt security may be converted into or exercised or exchanged for common or preferred stock or other securities of the Company or debt or equity securities of one or more third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion, exercise or exchange may be adjusted;

  •
  if your debt security is also an original issue discount debt security, the yield to maturity;

  •
  if applicable, the circumstances under which your debt security may be redeemed at our option or repaid at the holder's option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

  •
  the authorized denominations, if other than $1,000 and integral multiples of $1,000;

  •
  the depositary for your debt security, if other than The Depository Trust Company ("DTC"), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue your debt security in book-entry form only;

  •
  if applicable, the circumstances under which we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and under which we can redeem the debt securities if we have to pay additional amounts;

  •
  whether your debt security will be guaranteed by any guarantors and, if so, the identity of the guarantors and, to the extent the terms thereof differ from those described in this prospectus, a description of the terms of the guarantees;

  •
  the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for your debt security, as applicable; and

  •
  any other terms of your debt security and any guarantees of your debt security, which could be different from those described in this prospectus.

Governing Law

        The indentures and the debt securities (and any guarantees thereof) will be governed by New York law.

Form of Debt Securities

        We will issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global—i.e., book-entry—form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary's securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to "holders" in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

        Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which DTC acts as depositary.

        Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

        Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global debt security.

        We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

        Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

        A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we do not appoint another institution to act as depositary within 90 days; or

  •
  we notify the trustee that we wish to terminate that global security.

        Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

        Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

        We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action.

Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

        DTC has advised us as follows:

  •
  DTC is:

  •
  a limited-purpose trust company organized under the New York Banking Law,

  •
  a "banking organization" within the meaning of the New York Banking Law,

  •
  a member of the Federal Reserve System,

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and

  •
  a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

  •
  DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

  •
  DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

  •
  DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the NYSE Amex LLC and the Financial Industry Regulatory Authority, Inc.

  •
  Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        The rules applicable to DTC and its participants are on file with the SEC.

        Investors may hold interests in the debt securities outside the United States through the Euroclear System ("Euroclear") or Clearstream Banking ("Clearstream") if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers' securities accounts in Euroclear's and Clearstream's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the names of the nominees of the depositaries on the books of DTC. At the present time JPMorgan Chase Bank, National Association will act as U.S. depositary for Euroclear, and Citibank, National Association will act as U.S. depositary for Clearstream. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

        The following is based on information furnished by Euroclear or Clearstream, as the case may be.

        Euroclear has advised us that:

  •
  It was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

  •
  Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

  •
  Euroclear is operated by Euroclear Bank S.A./ N.V., as operator of the Euroclear System (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative");

  •
  The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of debt securities offered by this prospectus;

  •
  Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

  •
  Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions");

  •
  The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

  •
  Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

        Clearstream has advised us that:

  •
  It is incorporated under the laws of Luxembourg as a professional depositary and holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates;

  •
  Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries;

  •
  As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute;

  •
  Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of debt securities offered by this prospectus;

  •
  Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly; and

  •
  Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

        We have provided the descriptions herein of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream and are subject to change by them from time to time. Neither we, any underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

        Secondary market trading between Euroclear participants and Clearstream participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected within DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream participants may not deliver instructions directly to their respective U.S. depositaries.

        Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Redemption or Repayment

        If there are any provisions regarding redemption or repayment applicable to your debt security, we will describe them in your prospectus supplement.

        We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

        We are generally permitted under the indenture for the relevant series to merge or consolidate with another corporation or other entity. We are also permitted under the indenture for the relevant series to sell all or substantially all of our assets to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions, among other things, are met:

  •
  If the successor entity in the transaction is not the Company, the successor entity must be organized as a corporation, partnership or trust and must expressly assume our obligations under the debt securities of that series and the indenture with respect to that series. The successor entity may be organized under the laws of the United States, any state thereof or the District of Columbia.

  •
  Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, "default under the debt securities of that series" means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under "—Default, Remedies and Waiver of Default."

        If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell all or substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of the Company but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

        If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under the debt securities of any series and the indenture with respect to that series.

Subordination Provisions

        Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture.

        The subordinated debt indenture defines "senior debt" as:

  •
  our indebtedness under or in respect of our credit agreement, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not the claim for such interest is allowed as a claim in such proceeding), reimbursement obligations, fees, commissions, expenses, indemnities or other amounts; and

  •
  any other indebtedness permitted under the terms of that indenture, unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the subordinated debt securities.

Notwithstanding the foregoing, "senior debt" will not include: (i) equity interests; (ii) any liability for taxes; (iii) any indebtedness to any of our subsidiaries or affiliates; (iv) any trade payables; or (v) any indebtedness incurred in violation of the subordinated debt indenture.

        We may modify the subordination provisions, including the definition of senior debt, with respect to one or more series of subordinated debt securities. Such modifications will be set forth in the applicable prospectus supplement.

        The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

  •
  in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

  •
  (a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or (b) in the event that any event of default with respect to any senior debt has occurred and is continuing, permitting the holders of that senior debt (or a trustee) to accelerate the maturity of that senior debt, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

  •
  in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

        If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior debt.

        Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

        The subordinated debt indenture allows the holders of senior debt to obtain a court order requiring us and any holder of subordinated debt securities to comply with the subordination provisions.

Defeasance, Covenant Defeasance and Satisfaction and Discharge

        When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities, or if so provided in your prospectus supplement, obligations other than government securities, sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

  •
  we will be discharged from our obligations with respect to the debt securities of such series and all obligations of any guarantors of such debt securities will also be discharged with respect to the guarantees of such debt securities ("legal defeasance"); or

  •
  we will be discharged from any covenants we make in the applicable indenture for the benefit of such series and the related events of default will no longer apply to us ("covenant defeasance").

        If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal, premium and interest on the applicable series of debt securities will also survive.

        We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

        Upon the effectiveness of defeasance with respect to any series of guaranteed debt securities, each guarantor of the debt securities of such series will be automatically and unconditionally released and discharged from all of its obligations under its guarantee of the debt securities of such series and all of its other obligations under the applicable indenture in respect of the debt securities of that series, without any action by the Company, any guarantor or the trustee and without the consent of the holders of any debt securities.

        In addition, we may satisfy and discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:

  •
  deliver all outstanding debt securities of that series to the trustee for cancellation; or

  •
  all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

Default, Remedies and Waiver of Default

        You will have special rights if an event of default with respect to your series of debt securities occurs and is continuing, as described in this subsection.

Events of Default

        Unless your prospectus supplement says otherwise, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

  •
  we do not pay the principal or any premium on any debt security of that series on the due date;

  •
  we do not pay interest on any debt security of that series within 30 days after the due date;

  •
  we do not deposit a sinking fund payment with regard to any debt security of that series within 60 days after the due date, but only if the payment is required under provisions described in the applicable prospectus supplement;

  •
  we remain in breach of our covenants regarding mergers or sales of substantially all of our assets or any other covenant we make in the indenture for the benefit of the relevant series, for 90 days after we receive a notice of default stating that we are in breach and requiring us to remedy the breach. The notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

  •
  we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to the Company occur;

  •
  if the debt securities of that series are guaranteed debt securities, the guarantee of the debt securities of that series by any guarantor shall for any reason cease to be, or shall for any reason be asserted in writing by such guarantor or the Company, not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated or permitted by the indenture or the debt securities of that series; or

  •
  if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

        We may change, eliminate, or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement.

Remedies if an Event of Default Occurs

        If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under "—Subordination Provisions."

        Except as otherwise specified in the applicable prospectus supplement, if an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the entire principal amount of the debt securities of that series to be due immediately. Except as otherwise specified in the applicable prospectus supplement, if the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to the Company, the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.

        Each of the situations described above is called an acceleration of the stated maturity of the affected series of debt securities. Except as otherwise specified in the applicable prospectus supplement, if the stated maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration for the entire series.

        If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

        Except as described in the prior paragraph, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the relevant indenture with respect to the debt securities of that series.

        Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, all of the following must occur:

  •
  the holder of your debt security must give the trustee written notice that an event of default has occurred with respect to the debt securities of your series, and the event of default must not have been cured or waived;

  •
  the holders of not less than 25% in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

  •
  the trustee must not have taken action for 60 days after the above steps have been taken; and

  •
  during those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of your series.

        You are entitled at any time, however, to bring a lawsuit for the payment of money due on your debt security on or after its stated maturity (or, if your debt security is redeemable, on or after its redemption date).

        Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default

        The holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security, however, without the approval of the particular holder of that debt security.

Annual Information about Defaults to the Trustee

        We will furnish each trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default under the applicable indenture.

Modifications and Waivers

        There are four types of changes we can make to either indenture and the debt securities or series of debt securities or any guarantees thereof issued under that indenture.

Changes Requiring Each Holder's Approval

        First, there are changes that cannot be made without the approval of each holder of a debt security affected by the change under the applicable debt indenture, including, among others:

  •
  changing the stated maturity for any principal or interest payment on a debt security;

  •
  reducing the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a debt security;

  •
  permitting redemption of a debt security if not previously permitted;

  •
  impairing any right a holder may have to require purchase of its debt security;

  •
  impairing any right that a holder of a convertible debt security may have to convert the debt security;

  •
  changing the currency of any payment on a debt security;

  •
  changing the place of payment on a debt security;

  •
  impairing a holder's right to sue for payment of any amount due on its debt security;

  •
  releasing any guarantor of a debt security from any of its obligations under its guarantee thereof, except in accordance with the terms of the indenture;

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  reducing the percentage in principal amount of the debt securities of any one or more affected series, taken separately or together, as applicable, and whether comprising the same or different series or less than all of the debt securities of a series, the approval of whose holders is needed to change the indenture or those debt securities or waive our compliance with the applicable indenture or to waive defaults; and

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  changing the provisions of the applicable indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval of the holder of each affected debt security.

Changes Not Requiring Approval

        The second type of change does not require any approval by holders of the debt securities affected. These changes are limited to clarifications and changes that would not adversely affect any debt securities of any series in any material respect. Nor do we need any approval to make changes that affect only debt securities to be issued under the applicable indenture after the changes take effect. We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of the unaffected debt security; we need only obtain any required approvals from the holders of the affected debt securities. We may also make changes to reflect the addition of, succession to or release of any guarantor of guaranteed debt securities otherwise permitted under the indenture. We may also make changes to conform the text of the applicable indenture or any debt securities or guarantees to any provision of the "Description of Debt Securities and Guarantees" in this prospectus or the comparable section in your prospectus supplement, to the extent such provision was intended to be a verbatim recitation of a provision of such indenture or debt securities or guarantees.

Modification of Subordination Provisions

        We may not amend the indenture related to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of senior debt then outstanding who would be adversely affected (or the group or representative thereof authorized or required to consent thereto pursuant to the instrument creating or evidencing, or pursuant to which there is outstanding, such senior debt). In addition, we may not modify the subordination provisions of the indenture related to subordinated debt securities in a manner that would adversely affect the subordinated debt securities of any one or more series then outstanding in any material respect, without the consent of the holders of a majority in aggregate principal amount of all affected series then outstanding, voting together as one class (and also of any affected series that by its terms is entitled to vote separately as a series, as described below).

Changes Requiring Majority Approval

        Any other change to a particular indenture and the debt securities issued under that indenture would require the following approval:

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  If the change affects only particular debt securities within a series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of such particular debt securities; or

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  If the change affects debt securities of more than one series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of all debt securities of all such series affected by the change, with all such affected debt securities voting together as one class for this purpose and such affected debt securities of any series potentially comprising fewer than all debt securities of such series, in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. This means that modification of terms with respect to certain securities of a series could be effectuated without obtaining the consent of the holders of a majority in principal amount of other securities of such series that are not affected by such modification.

        The same majority approval would be required for us to obtain a waiver of any of our covenants in either indenture. Our covenants include the promises we make about merging or selling substantially all of our assets, which we describe above under "—Mergers and Similar Transactions." If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security, or in the applicable indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above in "—Changes Requiring Each Holder's Approval", unless that holder approves the waiver.

        We may issue particular debt securities or a particular series of debt securities, as applicable, that are entitled, by their terms, to separately approve matters (for example, modification or waiver of provisions in the applicable indenture) that would also, or otherwise, require approval of holders of a majority in principal amount of all affected debt securities of all affected series issued under such indenture voting together as a single class. Any such affected debt securities or series of debt securities would be entitled to approve such matters (a) pursuant to such special rights by consent of holders of a majority in principal amount of such affected debt securities or series of debt securities voting separately as a class and (b) in addition, as described above, except as may otherwise be provided pursuant to the applicable indenture for such debt securities or series of debt securities, by consent of holders of a majority in principal amount of such affected debt securities or series of debt securities and all other affected debt securities of all series issued under such indenture voting together as one class for this purpose. We may issue series or debt securities of a series having these or other special voting rights without obtaining the consent of or giving notice to holders of outstanding debt securities or series.

        References to "holder" mean those who own debt securities registered in their own names and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver. In particular, with respect to global debt securities for which DTC is depositary, we understand that, under existing industry practices, if we request any action, including any waiver or consent, of holders, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and those participants would authorize beneficial owners owning through those participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them, all as described above under "—Form of Debt Securities."

Special Rules for Action by Holders

        Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the applicable indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding. Any required approval or waiver must be given by written consent.

        In some situations, we may follow special rules in calculating the principal amount of debt securities that are to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

        We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under either indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Form, Exchange and Transfer

        If any debt securities cease to be issued in registered global form, they will be issued:

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  only in fully registered form;

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  without interest coupons; and

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  unless we indicate otherwise in your prospectus supplement, in denominations of $1,000 and integral multiples of $1,000.

        Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement says you may.

        Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

        Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder's proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

        If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

        If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

        If a debt security is issued as a global debt security, only DTC or other depositary will be entitled to transfer and exchange the debt security as described in this subsection because the depositary will be the sole holder of the debt security.

        The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not yet issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payments

        We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

        We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner's right to receive those payments will be governed by the rules and practices of the depositary and its participants.

        We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.

        Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

        Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

        Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Guarantees

        The debt securities of any series may be guaranteed by one or more of our subsidiaries. However, the applicable indenture governing the debt securities will not require that any of our subsidiaries be a guarantor of any series of debt securities and will permit the guarantors for any series of guaranteed debt securities to be different from any of the subsidiaries listed above under "—General." As a result, a series of debt securities may not have any guarantors and the guarantors of any series of guaranteed debt securities may differ from the guarantors of any other series of guaranteed debt securities. If the

Company issues a series of guaranteed debt securities, the identity of the specific guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

        If the Company issues a series of guaranteed debt securities, a description of some of the terms of guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on each debt security of such series, all in accordance with the terms of such debt securities and the applicable indenture.

        Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of each guarantor under its guarantees and such indenture will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the obligations of such guarantor under such guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable guarantor's obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of that guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable guarantor.

        Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will (i) provide that, upon the sale or disposition (by merger or otherwise) of any guarantor, (x) if the transferee is not an affiliate of the Company, such guarantor will automatically be released from all obligations under its guarantee of such debt securities or (y) otherwise, the transferee (if other than the Company or another guarantor) will assume the guarantor's obligations under its guarantee of such debt securities and (ii) permit us to cause the guarantee of any guarantor of such debt securities to be released at any time if we satisfy such conditions, if any, as are specified in the prospectus supplement for such debt securities.

        The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees.

        If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the unsubordinated and unsecured obligation of the applicable guarantor and will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of such guarantor.

        Any guarantee of any debt securities will be effectively subordinated to all existing and future secured indebtedness of the applicable guarantor, including any secured guarantees of other Company debt, to the extent of the value of the collateral securing that indebtedness. Consequently, in the event of a bankruptcy, or similar proceeding with respect to any guarantor that has provided a guarantee of any debt securities, the holders of that guarantor's secured indebtedness will be entitled to proceed directly against the collateral that secures that secured indebtedness and such collateral will not be available for satisfaction of any amount owed by such guarantor under its unsecured indebtedness, including its guarantees of any debt securities, until that secured debt is satisfied in full. Unless otherwise provided in the applicable prospectus supplement, the indenture will not limit the ability of any guarantor to incur secured indebtedness.

        If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the subordinated and unsecured obligation of the applicable guarantor and, in addition to being effectively subordinated to secured debt of such guarantor, will be subordinated in right of payment to all of such guarantor's existing and future senior indebtedness, including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior debt. See "—Subordination Provisions" above.

Paying Agents

        We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the prospectus supplement for your debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.

Notices

        Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee's records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

        Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship With the Trustee

        The prospectus supplement for your debt security will describe any material relationships we may have with the trustee with respect to that debt security.

        The same financial institution may initially serve as the trustee for our senior debt securities and subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures, and we would be required to appoint a successor trustee. For this purpose, a "potential" event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

 DESCRIPTION OF CAPITAL STOCK

Common Stock

        We are authorized to issue 150,000,000 shares of common stock of $.001 par value. As of March 31, 2009, there were a total of 45,445,245 shares of common stock outstanding. In addition, our board of directors has reserved 7,541,859 shares for issuance upon the exercise of options granted or that may be granted under our stock option and stock incentive plans.

        Each share of common stock is entitled to one vote on all matters presented to the holders of common stock. Except as otherwise provided in our certificate of incorporation and bylaws or required by law, all matters to be voted on by our stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes entitled to be cast by all shares of common stock. Our certificate of incorporation and bylaws require a super-majority of the shares entitled to vote for the removal of a director or to adopt, repeal or amend certain provisions in our certificate of incorporation and bylaws. See "—Anti-Takeover Effects of Provisions of Delaware Law, our Certificate of Incorporation and Bylaws." Cumulative voting is not allowed in the election of directors or for any other purpose, and the holders of common stock have no preemptive rights, redemption rights or rights of conversion with respect to the common stock. All outstanding shares of common stock and any shares sold and issued in this offering will be fully paid and nonassessable by us. Our board of directors is authorized to issue additional shares of common stock within the limits authorized by our certificate of incorporation and without stockholder action.

Preferred Stock

        We have 75,000,000 shares of preferred stock authorized and no shares outstanding. The preferred stock may carry such relative rights, preferences and designations as may be determined by our board of directors in its sole discretion upon the issuance of any shares of preferred stock. The shares of preferred stock could be issued from time to time by the board of directors in its sole discretion (without further approval or authorization by the stockholders), in one or more series, each of which series could have any particular distinctive designations as well as relative rights and preferences as determined by the board of directors. The relative rights and preferences that may be determined by the board of directors in its discretion from time to time, include but are not limited to the following:

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  the rate of dividend and whether the dividends are to be cumulative and the priority, if any, of dividend payments relative to other series in the class;

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  whether the shares of any such series may be redeemed, and if so, the redemption price and the terms and conditions of redemption;

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  the amount payable with respect to such series in the event of voluntary or involuntary liquidation; the priority, if any, of each series relative to other series in the class with respect to amounts payable upon liquidation; and the sinking fund provisions, if any, for the redemption or purchase of the shares of that series; and

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  the terms and conditions, if any, on which the shares of a series may be converted into or exchanged for shares of any class, whether common or preferred, or into shares of any series of the same class, and if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms.

        The existence of authorized but unissued shares of preferred stock could have anti-takeover effects because we could issue preferred stock with special dividend or voting rights that could discourage potential bidders. Our board of directors adopted a shareholders' rights plan that became effective upon the completion of our initial public offering, which will give the holders of our common stock the right to purchase one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.001 per share, in the event of certain unsolicited takeover activities. See "—Anti-Takeover Effects of Provisions of Delaware Law, our Certificate of Incorporation, and Bylaws—Shareholder Rights Plan."

        Approval by the stockholders of the authorization of the preferred stock gave the board of directors the ability, without stockholder approval, to issue these shares with rights and preferences determined by the board of directors in the future. As a result, the Company may issue shares of preferred stock that have dividend, voting and other rights superior to those of the common stock, or that convert into shares of common stock, without the approval of the holders of common stock. This could result in the dilution of the voting rights, ownership and liquidation value of current stockholders.

Limitations on Liability and Indemnification of Officers and Directors

        Our certificate of incorporation provides that none of the directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability for:

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  any breach of the director's duty of loyalty to us or our stockholders;

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  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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  the payment of unlawful dividends and certain other actions prohibited by the Delaware General Corporation Law (the "DGCL"); and

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  any transaction from which the director derived any improper personal benefit.

        The effect of this provision of our certificate of incorporation is to eliminate our rights and the rights of our stockholders to recover monetary damages against a director for breach of the director's fiduciary duty of care, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director's duty of care.

        Our bylaws also provide that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us.

        Our bylaws also provide that:

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  we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

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  we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise required by law, our certificate of incorporation, our bylaws or agreements to which we are a party;

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  we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to limited exceptions; and

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  we are required to pay within 60 days reasonable amounts related to a settlement or judgment, subject to limited exceptions.

        We have also entered into indemnification agreements with each of our current directors and officers to give them additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification from us is sought. We are not aware of any threatened litigation that may result in claims for indemnification from us.

        We currently have liability insurance for our directors and officers.

Anti-Takeover Effects of Provisions of Delaware Law, our Certificate of Incorporation and Bylaws

General

        Our certificate of incorporation and bylaws contain the following additional provisions, some of which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, some provisions of the DGCL, if applicable to us, may hinder or delay an attempted takeover without prior approval of our board of directors. Provisions of the DGCL and of our certificate of incorporation and bylaws could discourage attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action is in their best interest. These provisions could, therefore, prevent stockholders from receiving a premium over the market price for the shares of common stock they hold.

Classified Board

        Our certificate of incorporation and bylaws provide that our board of directors be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our certificate of incorporation and bylaws also provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board.

Filling Board of Directors Vacancies; Removal

        Our bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of our directors then in office, though less than a quorum. Each director will hold office until his or her successor is elected and qualified, or until the director's earlier death, resignation, retirement or removal from office. Any director may resign at any time upon written notice to us. Our certificate of incorporation and bylaws provide, in accordance with DGCL, that the stockholders may remove directors only by a super-majority vote and for cause. We believe that the removal of directors by the stockholders only for cause, together with the classification of the board of directors, will promote continuity and stability in our management and policies and that this continuity and stability will facilitate long-range planning.

No Stockholder Action by Written Consent

        Our certificate of incorporation and bylaws preclude stockholders from initiating or effecting any action by written consent and thereby taking actions opposed by the board.

Call of Special Meetings

        Our bylaws provide that special meetings of our stockholders may be called at any time only by the board of directors acting pursuant to a resolution adopted by the board and not the stockholders.

Advanced Notice Requirements for Stockholder Proposals and Director Nominations

        Our bylaws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder's notice must be delivered to or mailed and received by our corporate secretary at our principal executive offices no later than the 60th day or earlier than the 90th day before the first anniversary of the preceding year's annual meeting. If, however, no meeting was held in the prior year or the date of the annual meeting has been changed by more than 30 days from the date contemplated in the notice of annual meeting, notice by the stockholder in order to be timely must be received no later than the close of business on the 90th day before the annual meeting or the tenth day following the day on which the date of the annual meeting is publicly announced. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

No Cumulative Voting

        The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting. Under cumulative voting, a majority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

Authorized but Unissued Shares

        Our certificate of incorporation provides that the authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to various limitations imposed by the New York Stock Exchange. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise.

Shareholder Rights Plan

        Our board of directors has adopted a shareholder rights plan that became effective upon the closing of our initial public offering in December 2004. Generally, shareholder rights plans are designed to encourage potential acquirers to negotiate directly with the company's elected board, which is in the best position to negotiate on behalf of all stockholders, evaluate the adequacy of any potential offer and protect stockholders against unfair and abusive takeover tactics. Shareholder rights plans may prevent abusive takeovers that include hostile tender offers made at less than fair price and partial and two-tiered offers that discriminate among the company's stockholders. Because a shareholder rights plan can be an effective tool in a hostile takeover attempt, we believe the adoption of such a plan is appropriately within the scope of our responsibilities. Our board of directors and our stockholders approved a shareholder rights plan designed to prevent any potential acquirer from obtaining control of us without negotiating the terms of the transaction with our board of directors.

        Under our shareholder rights plan, among other things, in the event of an acquisition of, or an announced tender offer for, 15% or more of our outstanding common stock, holders of our common stock will have been granted the right to purchase one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.001 per share (the "Preferred Shares"), at an expected price of $150 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. The plan provides exceptions for acquisitions of up to an additional 1% of our common stock by existing stockholders who held at least 15% of our stock at the time of the approval of the plan. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by a majority of our board of directors.

        Although the shareholder rights plan is not intended to prevent acquisitions through negotiations with our board of directors, the existence of the shareholder rights plan may nevertheless discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in our equity securities or seeking to obtain control of us. To the extent any potential acquirers are deterred by our shareholder rights plan, the plan may have the effect of preserving incumbent directors and management in office or preventing acquisitions of us. The shareholder rights plan will expire on June 30, 2014 unless extended by us or unless sooner redeemed or exchanged by us.

Delaware Business Opportunity Statute

        As permitted by Section 122(17) of the DGCL, our certificate of incorporation provides that the Company renounces any interest or expectancy in any business opportunity or transaction involving the oil or natural gas business in which any of the original institutional investors in the Company participate, or seek to participate. Our institutional investor stockholders required this provision in connection with their entering into the Series B preferred stock purchase agreement because they may have other investments in entities that conduct operations in the oil and natural gas industry.

Certificate of Incorporation and Bylaws

        Pursuant to the DGCL and our certificate of incorporation, certain anti-takeover provisions of our certificate of incorporation may not be adopted, repealed or amended, in whole or in part, without the approval of at least 80% of the outstanding stock entitled to vote.

        Our certificate of incorporation permits our board of directors to adopt, amend and repeal our bylaws. Our bylaws provide that our bylaws can be amended by either our board of directors or the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of our common stock.

Delaware Anti-Takeover Statute

        We are subject to Section 203 of the DGCL, an anti-takeover law. In general, this section prevents certain Delaware companies under certain circumstances, from engaging in a "business combination" with (1) a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an "interested stockholder"); (2) an affiliate of an interested stockholder; or (3) an associate of an interested stockholder, for three years following the date that the stockholder became an "interested stockholder." A "business combination" includes a merger or sale of 10% or more of our assets. However, the above provisions of Section 203 do not apply if (1) our board approves the transaction; (2) after the completion of the transaction that resulted in the stockholder becoming an "interested stockholder," that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors and certain employee benefit plans; or (3) on or subsequent to the date of the transaction, the business combination is approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the "interested stockholder." This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services LLC.

DESCRIPTION OF DEPOSITARY SHARES

General

        We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. An accompanying prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary that is a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

        We have summarized selected provisions of the deposit agreement and the depositary receipts.

Dividends and Other Distributions

        If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the depositary will distribute the property to the record holders of the depositary shares. If, however, the depositary determines that it is not feasible to make the distribution of property, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders of the preferred stock.

Redemption of Depositary Shares

        If we redeem a series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.

Voting the Preferred Stock

        Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the depositary as to how to vote the preferred stock represented by such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. Any amendment that materially and adversely alters the rights of the holders of depositary shares will not, however, be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the depositary or us only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our Company and such distribution has been distributed to the holders of depositary receipts.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal of Preferred Stock

        Upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

        The depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock.

        Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. The obligations of the depositary and us under the deposit agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $100,000,000.

 DESCRIPTION OF SECURITIES WARRANTS

        We may issue securities warrants for the purchase of debt securities, preferred stock, depositary shares or common stock. Securities warrants may be issued independently or together with debt securities, preferred stock, depositary shares or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in a prospectus supplement relating to the particular issue of securities warrants. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any holders of securities warrants or beneficial owners of securities warrants.

        We have summarized selected provisions of the securities warrant agreements. A prospectus supplement relating to a particular issue of securities warrants will contain the terms of and information relating to that issue of securities warrants, including, where applicable:

  •
  the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of securities warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

  •
  the number of shares of common stock purchasable upon the exercise of securities warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

  •
  the number of shares and series of preferred stock or depositary shares purchasable upon the exercise of securities warrants to purchase preferred stock or depositary shares and the price at which such number of shares of such series of preferred stock or depositary shares may be purchased upon such exercise;

  •
  the date on which the right to exercise such securities warrants shall commence and the date on which such right shall expire;

  •
  United States federal income tax consequences applicable to such securities warrants;

  •
  the amount of securities warrants outstanding as of the most recent practicable date; and

  •
  any other terms of such securities warrants.

        Securities warrants will be issued in registered form only. The exercise price for securities warrants will be subject to adjustment in accordance with a prospectus supplement relating to the particular issue of securities warranties.

        Each securities warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of common stock, preferred stock or depositary shares at such exercise price as shall in each case be set forth in, or calculable from, a prospectus supplement relating to the securities warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised securities warrants will become void. The place or places where, and the manner in which, securities warrants may be exercised shall be specified in a prospectus supplement relating to such securities warrants.

        Prior to the exercise of any securities warrants to purchase debt securities, common stock, preferred stock or depositary shares, holders of such securities warrants will not have any of the rights of holders of debt securities, common stock, preferred stock or depositary shares, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in any applicable indenture, or to receive payments of dividends, if any, on the common stock, preferred stock or depositary shares purchasable upon such exercise, or to exercise any applicable right to vote.

 DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as "stock purchase contracts." The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or other securities that are registered hereunder, securing the holders' obligations to purchase the securities under the stock purchase contracts, which we refer to herein as "stock purchase units." The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

        An accompanying prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

 LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities being offered by this prospectus will be passed upon for us by Francis B. Barron, our Executive Vice President—General Counsel and Secretary or by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas, our outside legal counsel. As of June 23, 2009, Mr. Barron beneficially owned 51,133 shares of our common stock, 6,425 of which are subject to forfeiture and vesting requirements, and held options to purchase 149,580 shares of our common stock, of which options to purchase 55,845 shares were exercisable. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

        The financial statements as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008 incorporated in this prospectus by reference from the Company's Current Report on Form 8-K dated June 24, 2009, and the effectiveness of Bill Barrett Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph regarding the retrospective application of FSP APB 14-1 as described in Notes 2 and 5 and the inclusion of condensed consolidating financial information of the Company and its subsidiaries in Note 15 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        Certain information regarding our estimates of the oil and gas reserves associated with our oil and gas prospects incorporated by reference in this prospectus is reviewed by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. The description of the review of such estimates is incorporated by reference into this prospectus upon the authority of said firm as an expert in these matters.

$300,000,000

        % Senior Notes due 2019

PRELIMINARY PROSPECTUS SUPPLEMENT

BofA Merrill Lynch
J.P. Morgan
Deutsche Bank Securities
Wells Fargo Securities
BMO Capital Markets
BNP PARIBAS
BBVA
Credit Suisse
Lloyds Securities
Mitsubishi UFJ Securities
US Bancorp
Comerica Securities
Scotia Capital
SunTrust Robinson Humphrey
Barclays Capital
BOSC, Inc.
Goldman, Sachs & Co.
Howard Weil Incorporated

            , 2011